Exhibit 10.19

AMENDED AND RESTATED

LOAN AND ADMINISTRATION AGREEMENT

Dated as of December 31, 2014

by and among

CCG RECEIVABLES III, LLC,

as SPV,

COMMERCIAL CREDIT GROUP INC.,

as Servicer,

PORTFOLIO FINANCIAL SERVICING COMPANY,

as Backup Servicer

SUNTRUST BANK,

as Lender,

SUNTRUST ROBINSON HUMPHREY, INC.,

as Administrator,

and

SUNTRUST ROBINSON HUMPHREY, INC.,

as Facility Agent,

and

THE OTHER LENDERS AND ADMINISTRATORS FROM TIME TO TIME PARTIES HERETO

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-ii-

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Schedules

Schedule I	Commitment Amount
Schedule 3.1(i)	Location of Certain Offices and Records
Schedule 3.1(s)	List of Lock-Box Banks and Lock-Box Accounts, Collection Account Information
Schedule 3.1(aa)	Perfection Representations
Schedule 7.2(c)	Scope of Servicer Audit
Schedule 13.3	Notice and Payment Information

Exhibits

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Contract[s]
Exhibit C	Credit and Collection Policies and Practices
Exhibit D	Form of Borrowing Request
Exhibit E	[Reserved]
Exhibit F	Form of Servicer Report
Exhibit G	Form of Borrowing Base Certificate
Exhibit H	[Reserved]
Exhibit I	Form of Joinder Agreement
Exhibit J	Form of Notice of Loan Reduction

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AMENDED AND RESTATED

LOAN AND ADMINISTRATION AGREEMENT

This AMENDED AND RESTATED LOAN AND ADMINISTRATION AGREEMENT (as amended, supplemented otherwise modified and in effect from time to time, this “Agreement”), dated as of December 31, 2014, is entered into by and among CCG RECEIVABLES III, LLC, a Delaware limited liability company (the “SPV”), COMMERCIAL CREDIT GROUP INC., a Delaware corporation, individually (“CCG”) and as initial Servicer, PORTFOLIO FINANCIAL SERVICING COMPANY, a Delaware corporation, as Backup Servicer, SUNTRUST BANK (“SunTrust”), as Lender, together with the other financial institutions as may from time to time become party hereto as Lenders or Administrators, SUNTRUST ROBINSON HUMPHREY, INC., a Tennessee corporation, as the Administrator for SunTrust, and SUNTRUST ROBINSON HUMPHREY, INC., a Tennessee corporation, as the Facility Agent.

A. The SPV, CCG, the Lenders, the Administrator, and the Facility Agent are all parties to that certain Loan and Administration Agreement dated as of March 31, 2010 (as amended prior to the date hereof, the “Original Loan Agreement”);

B. The SPV has requested that the Lenders agree to revise certain terms of the Original Loan Agreement and to amend and restate the Original Loan Agreement in its entirety for the sake of clarity and convenience; and

C. The Lenders agree to such revisions and to the amendment and restatement of the Original Loan Agreement on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Additional Lender” is defined in Section 13.8(g).

“Additional Sublease Eligibility Criteria” means, with respect to any Lease Receivable with respect to which the related Equipment is subject to a sub-lease agreement, each of the following criteria:

(i) the sub-lessee is an Affiliate of the Obligor;

(ii) the Originator has filed a UCC financing statement naming the sub-lessee as debtor and the Originator as secured party evidencing a first priority security interest in the related Equipment;

(iii) an attornment agreement has been obtained by the Originator from the sub-lessee permitting the Originator to enter the premises of the sub-lessee, to inspect the related Equipment and to foreclose upon the Equipment upon a default by the Obligor under the related Contract regardless of whether the sub-lessee is in default under the related sub-lease; and

(iv) the sub-lease and any sub-lease revenues have been pledged to the Originator as collateral by the related Obligor for its obligations under the related Contract.

“Administrator” means SunTrust Robinson Humphrey, Inc. and any other Person that is an “administrator” for a Lender.

“Adverse Claim” means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person (including any UCC financing statement or any similar instrument filed against such Person’s assets or properties).

“Affected Assets” means, collectively, (a) the Pool Receivables, (b) the Equipment, (c) the Related Security, (d) all rights and remedies of the SPV under the First Tier Agreement, together with all financing statements filed by the SPV against the Originator in connection therewith, (e) all rights and remedies of the SPV under the Hedging Agreements and the other Transaction Documents, (f) all Records, (g) all Collections, and (h) all proceeds of the foregoing.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, owns, is in control of, is controlled by, or is under common control with, such Person, in each case whether beneficially, or as a trustee, guardian or other fiduciary. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities or membership interests, by contract, or otherwise.

“Agent” means the Facility Agent and each of the Administrators.

“Agent-Related Persons” means each Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and their respective Affiliates.

“Aggregate Unpaids” means, at any time, an amount equal to the sum of (a) the aggregate outstanding principal amount of the Loans, (b) all accrued and unpaid interest thereon and (c) all other amounts payable hereunder and under the other Transaction Documents by the SPV, the Originator and the Servicer, as applicable, to the Facility Agent, the Administrators, the Lenders, the Backup Servicer, the Custodian and the other Indemnified Parties at such time.

“Agreement” is defined in the preamble.

“Amortization Date” means June 30, 2016, or such later date to which the Amortization Date may be extended in writing by the SPV, the Facility Agent and each Lender (in its sole discretion).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the SPV, the Originator, the Servicer or any of their respective Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Law” means for any Person or property of such Person, all applicable laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Official Body (including, without limitation, usury laws, Laws relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System), and applicable judgments, decrees, injunctions, writs, awards, orders, or action of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Margin” has the meaning set forth in the Fee Letter.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit A.

“Assignment Date” means the date of the receipt by the Facility Agent of notice of an assignment by a Lender of all or any portion of its Commitment pursuant to Section 13.8(b).

“Average Delinquency Ratio” means, as of any Month End Date, the average of the Delinquency Ratios for each of the three most recently completed Settlement Periods.

“Average Excess Spread Percentage” means, as of any Month End Date, the average of the Excess Spread Percentages as at such Month End Date and as at the two most recent Month End Dates prior to the Month End Date of calculation.

“Average Managed Portfolio Delinquency Ratio” means, as of any Month End Date, the average of the Managed Portfolio Delinquency Ratios for each of the three most recently completed Settlement Periods.

“Backup Servicer” means Portfolio Financial Servicing Company, and its successors and assigns in such capacity pursuant to the terms of this Agreement.

“Backup Servicer Fee” means the periodic fee payable to the Backup Servicer pursuant to the Backup Servicer Fee Letter.

“Backup Servicer Fee Letter” means the letter agreement providing for the payment of fees to the Backup Servicer as in effect from time to time between the SPV and the Backup Servicer.

“Bank Rate” means an interest rate per annum equal to the One-Month LIBO Rate plus the Applicable Margin; provided, however, that if the One-Month LIBO Rate is unavailable for any reason, such interest rate per annum shall equal the Base Rate plus the Applicable Margin.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, 11 U.S.C. §§ 101 et seq., as amended.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate for such day, plus 1%, (b) the One-Month LIBO Rate, and (c) the Prime Rate.

“Borrowing Base” means, at any date of determination, an amount equal to the remainder of: (i) the Net Pool Balance at such time, minus (ii) the Required Reserves at such time, minus (iii) the Custodial Failure Amount.

“Borrowing Base Certificate” means, on any day prior to a Termination Event, a certificate, substantially in the form of Exhibit G, prepared by the Servicer as of a date not more than four (4) Business Days prior to a proposed Borrowing Date or on a Reporting Date.

“Borrowing Base Deficit” means an amount equal to the excess (if any) of (a) the aggregate outstanding principal amount of all the Loans over (b) the Borrowing Base then in effect.

“Borrowing Date” is defined in Section 2.2(a).

“Borrowing Request” is defined in Section 2.2(a).

“Business Day” means any day excluding Saturday, Sunday and any day on which banks in New York, New York, Houston, Texas, Charlotte, North Carolina, Chicago, Illinois or Atlanta, Georgia are authorized or required by Law to close and, when used with respect to the determination of any LIBO Rate or any notice with respect thereto, any such day which is also a day for trading by and between banks in United States dollar deposits in the London interbank market.

“Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Casualty Payment” means, with respect to any Equipment, any payment pursuant to a Contract on account of the loss, theft, condemnation, governmental taking, destruction, or damage beyond repair of any item of Equipment subject thereto.

“CC Inc.” means Commercial Credit Inc., a Delaware corporation, and its successors and assigns.

“CCG” is defined in the preamble.

“Closing Date” means March 31, 2010.

“Change of Control” means at any time, (i) CCG shall fail to own 100% of the ownership interest of the SPV, (ii) prior to an IPO, the Majority Shareholder shall (a) cease to own and control at least that percentage of the outstanding voting equity interests of Holdco necessary at all times to elect a majority of the Board of Directors of Holdco or (b) cease to own and control more than fifty percent (50%) of all outstanding voting equity interests of Holdco, (iii) after an IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Majority Shareholder becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the outstanding voting equity interests of Holdco entitled to vote for members of the board of directors or equivalent governing body of Holdco on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right), or (iv) Holdco shall (a) cease to own and control at least that percentage of the outstanding voting equity interests of CCG necessary at all times to elect a majority of the Board of Directors of CCG or (b) cease to own and control one hundred percent (100%) of all outstanding voting equity interests of CCG.

“Code” means the Internal Revenue Code of 1986, as amended or any successor statute thereto, including the regulations promulgated thereunder.

“Collection Account” is defined in Section 2.13.

“Collections” means, with respect to any Pool Receivable, all funds that (a) are received by the SPV or the Servicer from or on behalf of the related Obligor after the related Cut-Off Date in payment of any amount owed (including purchase price, rentals, principal payments, finance charges, interest and other charges) in respect of such Pool Receivable, or applied to such other charges in respect of such Pool Receivable in accordance with the Contract from which such Pool Receivable arises, or applied to such amounts owed by such Obligor (including Casualty Payments, Maintenance Charges, Insurance Proceeds, Recoveries, Residuals, but excluding Excluded Amounts), (b) are required to be paid to the SPV by the Originator or the Servicer pursuant to any provision of any Transaction Document or (c) are proceeds of any sale, transfer or other disposition of such Pool Receivable by the SPV. All amounts received by the SPV from any Hedge Counterparty pursuant to any Hedge Agreement will be deemed to be “Collections” for the purpose of this definition.

“Commitment” means, with respect to each Lender, the dollar amount set forth opposite such Lender’s name on Schedule I hereto under the heading “Commitment” (as such Schedule may be updated by the SPV from time to time by notice to the Facility Agent and the Administrators), or in the case of a Lender which becomes a party hereto pursuant to an Assignment and Assumption Agreement, as set forth in such Assignment and Assumption Agreement, minus the dollar amount of any Commitment or portion thereof assigned by such Lender pursuant to an Assignment and Assumption Agreement or any reductions in such Lender’s Commitment pursuant to Section 2.4 hereof, plus the dollar amount of any increase to such Lender’s Commitment consented to by such Lender prior to the time of determination; provided, however, that from and after the Amortization Date, the dollar amount of the Commitment of any Lender shall equal the aggregate outstanding principal amount of all the

Loans of such Lender outstanding as of the date of determination, and provided, further, that from and after the Termination Date or the Maturity Date, the dollar amount of the Commitment of any Lender shall equal zero.

“Concentration Limit Excess” means, as of any date of determination, other than, solely with respect to clauses (a) through (m) and clauses (o) through (q) hereof, any date of determination occurring during the Ramp-Up Period, and without duplication, the sum of:

(a) the amount by which the aggregate Outstanding Balance of the Eligible Receivables (other than Eligible Crane Receivables) relating to any one Obligor and its Affiliates exceeds the greater of: (i) 3.0% of the aggregate Outstanding Balance of all Eligible Receivables and (ii) $750,000;

(b) the amount by which the aggregate Outstanding Balance of the Eligible Crane Receivables relating to any one Obligor and its Affiliates exceeds the greater of: (i) 3.5% of the aggregate Outstanding Balance of all Eligible Receivables and (ii) $2,500,000;

(c) the amount by which the aggregate Outstanding Balance of Eligible Receivables relating to Obligors whose chief executive offices are located in (i) the State of Texas exceeds twenty-five (25%) percent of the aggregate Outstanding Balance of all Eligible Receivables, plus (ii) the State of North Carolina exceeds twenty (20%) percent of the aggregate Outstanding Balance of all Eligible Receivables, plus (iii) the State of New York exceeds twenty (20%) percent of the aggregate Outstanding Balance of all Eligible Receivables, plus (iv) the State of New Jersey exceeds twenty (20%) percent of the aggregate Outstanding Balance of all Eligible Receivables, plus (v) the State of Missouri exceeds twenty (20%) percent of the aggregate Outstanding Balance of all Eligible Receivables, plus (vi) the State of Illinois exceeds twenty (20%) percent of the aggregate Outstanding Balance of all Eligible Receivables, plus (vii) the State of Georgia exceeds twenty (20%) percent of the aggregate Outstanding Balance of all Eligible Receivables, plus (viii) the State of California exceeds twenty-five (25%) percent of the aggregate Outstanding Balance of all Eligible Receivables, plus (ix) any one state other than those listed in (i) through (viii) above exceeds fifteen (15%) percent of the aggregate Outstanding Balance of all Eligible Receivables.

(d) the amount by which the aggregate Outstanding Balance of the Eligible Receivables which allow for Permitted Skips of payments exceeds the greater of: (i) ten (10%) percent of the aggregate Outstanding Balance of all Eligible Receivables and (ii) $1,000,000;

(e) the amount by which the aggregate Outstanding Balance of the Eligible Receivables (other than Eligible Crane Receivables) with respect to which the stated final payment day is more than 60 months but not more than 84 months from the date of origination under the related Contract exceeds twenty-five (25%) percent of the aggregate Outstanding Balance of all Eligible Receivables, provided, that the amount by which the aggregate Outstanding Balance of the Eligible Receivables (other than Eligible Crane Receivables) with respect to which the stated final payment day is more than 72 months but not more than 84 months from the date of origination under the related Contract exceeds five (5%) percent of the aggregate Outstanding Balance of all Eligible Receivables shall, without duplication, be added to the foregoing amount;

(f) the amount by which the aggregate Outstanding Balance of the Eligible Receivables owed by the Obligors (and such Obligor’s Subsidiaries) with the four (4) highest aggregate Outstanding Balances of the Eligible Receivables exceeds ten (10%) percent of the aggregate Outstanding Balance of all Eligible Receivables;

(g) the amount by which the aggregate Outstanding Balance of the Eligible Receivables owed by Obligors with a Lease Plus Customer Industry Code of 48411 or 48412 (transportation industry) exceeds fifty (50%) percent of the aggregate Outstanding Balance of all Eligible Receivables;

(h) the amount by which the aggregate Outstanding Balance of the Eligible Receivables owed by Obligors with a Lease Plus Customer Industry Code of 56211 or 56299 (waste industry) exceeds fifty (50%) percent of the aggregate Outstanding Balance of all Eligible Receivables;

(i) the amount by which the aggregate Outstanding Balance of the Eligible Receivables owed by Obligors with a Lease Plus Customer Industry Code of 2300, 2371, 2372, 2381 or 23891 (construction industry) exceeds forty (40%) percent of the aggregate Outstanding Balance of all Eligible Receivables;

(j) the amount by which the aggregate Outstanding Balance of the Eligible Receivables which are Lease Receivables exceeds the greater of: (i) ten (10%) percent of the aggregate Outstanding Balance of all Eligible Receivables and (ii) $1,500,000;

(k) the amount by which the aggregate Outstanding Balance of the Eligible Receivables which were more than sixty-one (61) days past due at the time they were subject to a Permitted Servicer Adjustment exceeds five (5%) percent of the aggregate Outstanding Balance of all Eligible Receivables; provided, however, that an Eligible Receivable shall no longer be subject to the “concentration limit” set forth in this item (j) if it has remained less than 62 days past due for nine (9) consecutive calendar months;

(l) the amount by which the aggregate Outstanding Balance of the Eligible Receivables related to non-Purchase Money Receivables which had an LTV greater than 150% but not more than 200% at the time such Receivable was originated exceeds five (5%) percent of the aggregate Outstanding Balance of all Eligible Receivables;

(m) the amount by which the aggregate Outstanding Balance of the Eligible Receivables that arise pursuant to United Road Owner/Operator Contracts exceeds two (2%) percent of the aggregate Outstanding Balance of all Eligible Receivables;

(n) during the Ramp-Up Period, the amount by which the aggregate Outstanding Balance of all Eligible Receivables that are Delinquent Receivables exceeds $900,000;

(o) the amount by which the aggregate Outstanding Balance of Eligible Crane Receivables with respect to which the stated final payment day is more than 72 months but not more than 84 months from the date of origination under the related Contract exceeds ten (10%) percent of the aggregate Outstanding Balance of all Eligible Receivables;

(p) the amount by which the aggregate Outstanding Balance of Eligible Crane Receivables with respect to which the stated final payment day is more than 84 months but not more than 90 months from the date of origination under the related Contract exceeds five (5%) percent of the aggregate Outstanding Balance of all Eligible Receivables;

(q) the amount by which the aggregate Outstanding Balance of the Eligible Receivables owed by Obligors with a Lease Plus Customer Industry Code of 23812 (crane industry) exceeds fifteen (15%) percent of the aggregate Outstanding Balance of all Eligible Receivables; and

(r) the amount by which 50% of the Residuals exceeds 2.5% of the aggregate Outstanding Balance of all Eligible Receivables.

“Contract” means, in relation to any Receivable, any and all of the contracts, instruments, agreements, leases, notes, or other writings pursuant to which such Receivable arises or which evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

“Contract Yield” means, with respect to any Receivable, the contract yield reflected on the books and records of the Originator as the “contract yield” which, when applied to the applicable equipment purchase price or the principal amount of the applicable loan amount, is used in calculating the monthly rental or loan payments payable by the Obligor under such Receivable.

“Cost Accrual Holdback Amount” means an amount equal (a) 2.0 times the amount paid pursuant to clauses (first)-(fifth) of Section 2.16(b) (the “Holdback Amounts”) on the previous Settlement Date, as such amount may be adjusted from time to time by the Facility Agent acting in its reasonable discretion to ensure that the Cost Accrual Holdback Amount is in an amount sufficient to cover the Holdback Amounts, plus, (b) any amounts set forth in clauses (first)-(fifth) of Section 2.16(b) which were due and owing and not paid on any previous Settlement Date due to a shortfall in the Collections on deposit in the Collection Account.

“Credit and Collection Policy” means, for so long as CCG is the Servicer, the Originator’s credit and collection policy or policies and practices relating to Contracts and Receivables as in effect on the Restatement Effective Date and set forth in Exhibit C, as modified, from time to time, in compliance with Section 5.2(c). Any Successor Servicer hereunder may, to the extent agreed by all Agents, propose credit and collection policies and practices other than those attached hereto as Exhibit C.

“Cross-Collateralized Equipment Intercreditor Agreement” means that certain Second Amended and Restated Acknowledgement and Intercreditor Agreement dated as of January 8, 2014, executed by CCG, JPMorgan Chase Bank, N.A., BMO Capital Markets Corp., BMO Harris Bank N.A., the Facility Agent and U.S. Bank National Association, as indenture trustee, and each other person that becomes a joined party thereto, as amended, supplemented or otherwise modified from time to time.

“Custodial Agreement” means that certain Custodial Agreement dated as of the Closing Date among the SPV, the Facility Agent and the Custodian, as the same may be amended or restated from time to time, and any Custodial Agreements entered into in replacement for such Custodial Agreement.

“Custodial Failure Amount” means, the aggregate Outstanding Balance of the Eligible Receivables with respect to which (a) a complete Custodian File has not been delivered to the Custodian within the time period required hereunder, provided that if a complete Custodian File with respect to any such Eligible Receivable is subsequently delivered such Eligible Receivable shall no longer be included in the calculation of Custodial Failure Amount, (b) a Trust Receipt (as defined in the Custodial Agreement) has not been delivered by the Custodian within the time period required under the Custodial Agreement, provided that if a Trust Receipt with respect to any such Eligible Receivable is subsequently delivered such Eligible Receivable shall no longer be included in the calculation of Custodial Failure Amount, or (c) an Exceptions Report (as defined in the Custodial Agreement) has been delivered by the Custodian with respect to such Receivable unless the document listed in such Exceptions Report has been subsequently delivered to the Custodian and the Custodian has acknowledged receipt of the same; provided, however, in no event shall the Custodial Failure Amount include amounts which have already been deducted from the Borrowing Base due to the failure of a Receivable to be an Eligible Receivable, due to its inclusion in the Concentration Limit Excess calculation or otherwise.

“Custodian” means Portfolio Financial Servicing Company, and its successors and assigns in such capacity pursuant to the terms of the Custodial Agreement.

“Custodian Fee” means the periodic fee payable to the Custodian pursuant to the Custodial Agreement.

“Custodian File” means the custody file pertaining to each Pool Receivable containing any of the following: (A) a fully executed original of the related Contract (including any related promissory notes and any Contracts or promissory notes issued in connection with any assumption, consolidation, extension, modification or waiver of such Pool Receivable), and (B) after the occurrence of a Termination Event, (i) the original certificate of title or (ii) if such certificate of title exists only in electronic form, a record or notification from the relevant state authority evidencing such certificate of title, in the case of (B), only to the extent such Equipment is evidenced by a certificate of title.

“Cut-Off Date” means, with respect to a Pool Receivable, the last day of the calendar month immediately preceding the transfer of such Pool Receivable to the SPV by the Originator under the Sale Agreement.

“Defaulted Receivable” means a Pool Receivable: (a) as to which any payment, or part thereof, remains unpaid for 121 days or more from its original scheduled due date; (b) as to which an Obligor Event of Bankruptcy has occurred and is continuing with respect to the Obligor thereof; (c) which has been identified by the SPV or the Servicer as uncollectible; or (d) which, consistent with the Credit and Collection Policy, would be written off as uncollectible; provided, however, that any Pool Receivable that becomes a Defaulted Receivable solely under clause (a) above shall cease to be considered a Defaulted Receivable hereunder if all installments then due and owing on the applicable Pool Receivable are paid in full and, after the payment of such amounts, the applicable Pool Receivable satisfies all of the eligibility criteria set forth in the definition of Eligible Receivable.

“Defaulting Lender” is defined in Section 2.3(c).

“Delayed Funding Date” is defined in Section 2.2(c).

“Delayed Funding Lender” is defined in Section 2.2(c).

“Delayed Funding Notice” is defined in Section 2.2(c).

“Delayed Loan Amount” is defined in Section 2.2(c).

“Delinquency Ratio” means, with respect to any Settlement Period, calculated as of its Month End Date, the quotient of (a) the sum of the aggregate Outstanding Balances of all Eligible Receivables that were Delinquent Receivables as of such Month End Date, divided by (b) the sum of the aggregate Outstanding Balances of all Eligible Receivables as of such Month End Date. For purposes of the foregoing definition, (1) the numerator in the calculation performed pursuant to clause (a) above shall include any Replaced Receivable which would have been a Delinquent Receivable on the applicable Month End Date, even though a Substitute Receivable has been substituted therefor prior to such Month End Date, whether such Replaced Receivable became a Delinquent Receivable before or after the applicable Substitution Date; and (2) the denominator in the calculation performed pursuant to clause (b) above shall also include all such Replaced Receivables which are included in the calculation of the numerator in clause (a) above pursuant to the foregoing clause (1), provided, however, for purposes of calculating the Delinquency Ratio as of any Month End Date occurring during the Ramp-Up Period, the denominator set forth in clause (b) above shall be $40,000,000.

“Delinquent Receivable” as of any Month End Date, means a Receivable as to which any Scheduled Payment, or part thereof, remains unpaid for 91 or more days but less than 121 days from its original scheduled due date (without giving effect to any Permitted Servicer Adjustment).

“Dollar” or “$” means the lawful currency of the United States.

“EBITDA” means with respect to any fiscal period, CCG’s net earnings (or loss) (without giving effect to any adjustments related to valuation of any interest rate swaps or similar derivative instruments pursuant to FAS 133 issued by FASB), minus extraordinary gains minus interest income on investments other than loans, leases and conditional sale contracts entered into or acquired by CCG in its ordinary course of business, plus interest expense, plus income taxes, plus depreciation and amortization for such period, in each case, as determined in accordance with GAAP.

“Eligible Crane Receivable” means, at any time, a Pool Receivable that (i) is an Eligible Receivable and (ii) with respect to which the Obligor under the related Contract has an Lease Plus Customer Industry Code of 23812 (crane industry).

“Eligible Investments” means any one or more of the following obligations or securities denominated and payable solely in Dollars:

(i) direct obligations of or obligations insured or guaranteed by the United States of America;

(ii) obligations issued or guaranteed by any instrumentality or agency of the United States of America, whether now existing or hereafter organized, which bear the full faith and credit of the United States of America;

(iii) certificates of deposit issued by a financial institution with its principal place of business in the United States of America having a rating at the time of such investment, of “A-1+” and “P-1” from S&P and Moody’s respectively, but only if such certificates of deposit are fully insured as to principal by the Federal Deposit Insurance Corporation or the Federal Savings and Loan Insurance Corporation; and

(iv) money market mutual funds having a rating, at the time of such investment, from S&P and Moody’s in the highest investment category granted thereby.

“Eligible Receivable” means, at any time, a Pool Receivable:

(a) which was originated by the Originator in the ordinary course of its business and with respect to which all material obligations of the Originator have been performed on or prior to the date on which the related Contract was sold or contributed to the SPV in accordance with the First Tier Agreement;

(b) which has, under the related Contract, (i) if the Obligor under the related Contract has an Lease Plus Customer Industry Code of 23812 (crane industry), not more than 90 Scheduled Payments, and (ii) in all other cases, not more than 84 Scheduled Payments;

(c) which was originated by the Originator in accordance with the Credit and Collection Policy;

(d) which is secured by a perfected first priority security interest in Equipment which was financed with the extension of credit described in such Contract and the proceeds thereof and with respect to which all of the Originator’s right, title and interest in any related Equipment has been contributed to the SPV pursuant to the First Tier Agreement;

(e) which was selected by the Originator for sale to the SPV and which was not subject to any adverse selection which could reasonably be expected to be materially unfavorable to the SPV or the Lenders;

(f) which has been sold or contributed to the SPV in accordance with the First Tier Agreement, which does not arise from the sale or lease of any inventory or Equipment subject to any Adverse Claim (other than Permitted Adverse Claims), and to which the SPV has good and marketable title, free and clear of all Adverse Claims (other than Permitted Adverse Claims).

(g) the Obligor of which: (i) is an United States resident, (ii) is not an Affiliate or employee of the Originator or the SPV, and (iii) is not an Official Body;

(h) the Obligor of which has been directed to make all payments to a Lock-Box Account;

(i) (A) the Obligor of which is not the Obligor of any other Pool Receivable that is a Defaulted Receivable, and (B) the Obligor of which is not the obligor of any Receivable owing to the Originator or its Affiliates, which if such receivable was a Pool Receivable, would constitute a Defaulted Receivable pursuant to clauses (b), (c) or (d) of the definition of “Defaulted Receivable”;

(j) which, under the related Contract and Applicable Law, is assignable without the consent of, or notice to, the Obligor thereunder unless such consent has been obtained and is in effect or such notice has been given;

(k) with respect to which the related Contract is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors or the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), and is not subject to any right of rescission, setoff, counterclaim or defense (including the defense of usury) or to any repurchase obligation or return right;

(l) which is denominated and payable only in U.S. Dollars;

(m) which is not a Defaulted Receivable;

(n) which has not been compromised, adjusted or modified (including by the extension of time for payment or the granting of any discounts, allowances or credits) other than pursuant to Permitted Servicer Adjustments;

(o) if such Receivable is a Lease Receivable, which is “chattel paper” within the meaning of the UCC of all applicable jurisdictions; and if such Receivable is not a Lease Receivable, which is an “account”, a “general intangible”, a “chattel paper” or an “instrument” within the meaning of Article 9 of the UCC of all applicable jurisdictions;

(p) which, together with the Contract related thereto, does not contravene in any material respect any Applicable Laws (including Laws relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any Applicable Law in any material respect;

(q) the assignment of which under the First Tier Agreement by the Originator to the SPV and the grant of a security interest therein and in the other Affected Assets by the SPV to the Facility Agent on behalf of the Lenders hereunder do not violate, conflict or contravene any Applicable Law or any contractual or other restriction, limitation or encumbrance;

(r) with respect to which the sale, transfer, assignment and conveyance contemplated by the First Tier Agreement are not subject to and will not result in any tax, fee or governmental charge payable by the Originator or the SPV to any Official Body other than transfer taxes which have been or will be paid by the Originator as due;

(s) which under the applicable Contract is payable in consecutive monthly Scheduled Payments (before giving effect to Permitted Servicer Adjustments), other than pursuant to Permitted Skips;

(t) which is not pre-payable unless the terms of such Contract require all remaining principal plus prepayment penalty be paid in full at the time of such pre-payment;

(u) with respect to a Receivable that is a Purchase Money Receivable, the Outstanding Balance of the Receivable at origination does not exceed the purchase price (plus any ancillary costs related thereto such as taxes, fees, etc.) of the underlying Equipment at the time of origination;

(v) such Receivable is a Fixed Rate Receivable;

(w) which does not have more than one Scheduled Payment that is past due at the time of purchase;

(x) if such Receivable is a Lease Receivable, it will also meet each of the “Lease Receivables Criteria” set forth herein; and

(y) if such Receivable is not a Purchase Money Receivable, it had an LTV less than or equal to 200% at the time such Receivable was originated.

“Equipment” means any equipment or other tangible personal property financed or leased by an Obligor pursuant to a Contract.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any Person, any corporation, limited liability company, partnership, trust, sole proprietorship or trade or business which, together with such Person, is treated as a single employer under Section 414(b) or (c) of the Code or, with respect to any liability for contributions under Section 302(c) of ERISA, Section 414(m) or Section 414(o) of the Code.

“Event of Bankruptcy” means, with respect to any Person, (a) that such Person or any Subsidiary of such Person (i) shall generally not pay its debts as such debts become due or (ii) shall admit in writing its inability to pay its debts generally or (iii) shall make a general assignment for the benefit of creditors; (b) any proceeding shall be instituted by or against such Person or any Subsidiary of such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property and, in the case of any such proceeding instituted against such Person or any Subsidiary of such Person, such proceeding has continued undismissed or unstayed for at least 60 days since its commencement; or (c) such Person or any Subsidiary of such Person shall take any corporate, limited liability company, partnership or other similar appropriate action to authorize any of the actions set forth in the preceding clauses (a) or (b).

“Excess Spread Percentage” means, a percentage equal to the difference of (a) the Weighted Average Contract Yield of the Pool Receivables minus; (b) the Servicing Fee (or such higher rate reflective of the actual rate the Backup Servicer would require to become the Successor Servicer, as such rate appears in the Backup Servicer Fee Letter as in effect from time to time) minus; (c) the Applicable Margin minus; (d) the Custodian Fee, less; (e) the Backup Servicer Fee, minus; (f) the Weighted Average Interpolated Swap Rate as of such date of determination.

“Excluded Amounts” means: (i) any payments received from an Obligor in connection with any application fees, tax processing fees, wire transfer fees, express mail fees, filing fees, delivery fees, document preparation fees, insurance premiums, taxes, or other charges imposed by any Official Body, (ii) any indemnity payments made by an Obligor for the benefit of the obligee under the related Contract, (iii) any non-rental charges reimbursable to the Servicer in accordance with the Servicer’s customary policies and procedures, and (iv) fifty percent (50%) of late charges, prepayment penalties, and payments made in connection with any modification, extension or adjustment of Pool Receivables.

“Excluded Taxes” is defined specified in Section 9.3.

“Facility Agent” means SunTrust Robinson Humphrey, Inc., in its capacity as facility agent for the Lenders, and any successor thereto appointed pursuant to Article X.

“Facility Fees” means the fees payable by the SPV under any Fee Letter.

“Facility Limit” means the sum of the Commitments of all Lenders.

“Federal Funds Rate” means, for any day the greater of (i) the average rate per annum as determined by SunTrust Bank at which overnight Federal funds are offered to SunTrust Bank for such day by major banks in the interbank market and, (ii) if SunTrust Bank is borrowing overnight funds from a Federal Reserve Bank that day, the average rate per annum at which such overnight borrowings are made on that day. Each determination of the Federal Funds Rate by SunTrust Bank shall be conclusive and binding on the SPV.

“Fee Letter” means, collectively, the Fourth Amended and Restated Fee Letter dated as of December 31, 2014 among the SPV, SunTrust and the Administrator, and any other fee letter entered into by the SPV, any other Lender and the related Administrator.

“Final Payout Date” means the date, after the Amortization Date or Termination Date, on which the aggregate outstanding principal amount of all the Loans, together with all accrued and unpaid interest thereon, all accrued and unpaid Servicing Fees, Backup Servicing Fees, Custodian Fees, Facility Fees and all other Aggregate Unpaids have been paid in full in cash.

“First Tier Agreement” means the Sale Agreement dated as of the Closing Date between the Originator and the SPV, as amended, supplemented or otherwise modified from time to time.

“Fitch” means Fitch, Inc., or any successor that is a nationally recognized statistical rating organization.

“Fixed Rate Receivable” means a Receivable, the Scheduled Payments for which are calculated using a fixed rate of interest, yield, annual percentage rate or similar term.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such accounting profession, in effect from time to time.

“Guaranty” means, with respect to any Person, any agreement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any other creditor of such other Person against loss, including any comfort letter, operating agreement or take-or-pay contract and shall include the contingent liability of such Person in connection with any application for a letter of credit.

“Hedge Breakage Costs” means any amount payable by the SPV in connection with the early termination of any Hedging Agreement.

“Hedge Counterparty” means (a) SunTrust Bank or (b) any other entity which (i) on the date of entering into any Hedging Agreement (x) is an interest rate swap dealer that has been approved in writing by the Facility Agent (which approval shall not be unreasonably withheld or delayed) or (y) has a long-term senior unsecured debt rating of not less than “A+” by Fitch and not less than “A1” by Moody’s or such other long-term rating or short-term rating as has been approved by each Agent in writing in its sole discretion; and (ii) in the Hedging Agreement to which it is a party, (x) consents to the assignment of the SPV’s rights under such Hedging Agreement to the Facility Agent pursuant to Section 6.1 and (y) agrees that in the event that Moody’s or Fitch, as applicable, shall reduce or withdraw its long-term or short-term senior unsecured debt rating described in clause (b) (i) (y) above, within thirty (30) Business Days of such downgrade or withdrawal, it shall transfer its rights and obligations under each Hedging Agreement to another entity that meets the requirements provided in clauses (b) (i) and (ii) hereof and which has entered into a Hedging Agreement with the SPV on or prior to the date of such transfer.

“Hedging Agreement” means each of the hedging agreements from time to time entered into between the SPV and a Hedge Counterparty in respect of the Loans, and which meet the requirements of Section 5.3. Each Hedging Agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto and a confirmation thereunder confirming the specific terms of such hedging arrangement. Each Hedging Agreement shall be approved in writing by the Facility Agent.

“Holdco” means CC Inc.

“Indebtedness” means, without duplication, with respect to any Person such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of property other than accounts payable arising in the ordinary course of such Person’s business on terms customary in the trade, (c) obligations, whether or not assumed, secured by liens or payable out of the proceeds or products of property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances (including bankers acceptances), or other instruments, (e) Capitalized Lease obligations, (f) obligations for which such Person is obligated pursuant to a Guaranty, and (g) reimbursement obligations with respect to any letters of credit.

“Indemnified Amounts” is defined specified in Section 9.1.

“Indemnified Parties” is defined in Section 9.1.

“Independent Manager” shall mean a manager of the SPV who (i) shall not have been at the time of such Person’s appointment or at any time during the preceding five years, and shall not be as long as such Person is a manager of the SPV, (A) a director, officer, employee, partner, shareholder, member, manager or Affiliate of any of the following Persons (collectively, the “Independent Parties”): Servicer, Originator, or any of their respective Subsidiaries or Affiliates (other than SPV), (B) a supplier to any of the Independent Parties, (C) a Person controlling or under common control with any partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties, or (D) a member of the immediate family of any director, officer, employee, partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties; (ii) has prior experience as an independent manager for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors or managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state Law relating to bankruptcy and (iii) has at least three years of employment experience (unless otherwise agreed to in writing by the Facility Agent) with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

“Insurance Policy” means, with respect to any Receivable, any insurance policy covering physical damage to or loss of the related Equipment, but solely to the extent such insurance policy relates to such Equipment.

“Insurance Proceeds” means any amount payable, or any payments made, to the Originator, the Servicer or the SPV under an Insurance Policy in connection with any Equipment the financing of which gave rise to a Receivable.

“Intercreditor Agreement” means that certain Third Amended and Restated Lockbox Control and Intercreditor Agreement, dated as of March 31, 2010, by and among CCG, BMO Harris Bank N.A. (in its various capacities), CCG Receivables, LLC, the Backup Servicer, CCG Receivables II, LLC, CCG Receivables III, LLC, CCG Receivables IV, LLC, CCG Receivables V, LLC, CCG Receivables VI, LLC, BMO Capital Markets Corp., SunTrust Robinson Humphrey, Inc., Citibank, N.A., JPMorgan Chase Bank, N.A. and each other person that becomes a joined party thereto, as modified by that Substitution of Master Agent Agreement dated as of January 8, 2014 among the foregoing parties and each other person that becomes a joined party thereto, and as the same may be further amended, supplemented or otherwise modified from time to time.

“Intercreditor Master Agent” means BMO Harris Bank N.A., as “Master Agent” under the Intercreditor Agreement and any successor “Master Agent” appointed pursuant to the terms thereof.

“IPO” means the issuance by Holdco of its common equity interests in an underwritten primary public offering pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933 (whether alone or in connection with subsequent public offerings).

“Joinder Agreement” is defined in Section 13.8(g).

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree, judgment or award of any Official Body.

“Lease Receivable” means any Pool Receivable arising under a lease agreement, under which the related Obligor is the lessee and the Originator, immediately prior to the sale of such Receivable and the related Equipment to the SPV pursuant to the First Tier Agreement, is the lessor.

“Lease Receivable Criteria” means, with respect to any Lease Receivable, each of the following criteria:

(a) the related Obligor of such Receivable has made at least one Scheduled Payment under the related Contract;

(b) there is only one manually executed original lease (other than those manually executed originals that have been marked “COPY” or otherwise legended that they are copies), which original shall have been delivered to the Custodian acting for the SPV;

(c) the related Contract contains customary and enforceable provisions such that the rights and remedies of the holder or assignee thereof shall be adequate for realization against the related Equipment;

(d) the obligations of the Obligor to make Scheduled Payments throughout the term of the related Contract is absolute and unconditional, without any right of setoff by such Obligor, and without regard to any event affecting the Equipment subject thereto (including, without limitation, the obsolescence of such Equipment), or any claim of such Obligor against the SPV, the Originator or the Servicer, or any change in circumstances except to the extent that, in the event of a casualty of any item of Equipment or early termination of the related Contract, the Obligor is obligated to pay, in lieu of all future Scheduled Payments with respect to such item, an amount which equals the amount required to be prepaid under the related Contract, which amount shall not be less than the Outstanding Balance of such Lease Receivables;

(e) the related Contract provides that the Obligor shall, at the Obligor’s sole cost and expense and in addition to the Scheduled Payments due for such Receivable, promptly pay all taxes, assessments, license fees, permit fees, registration fees, fines, interest, penalties and all other Official Body charges (including, without limitation, gross receipts, sales, use, excise, personal property, ad valorem, stamp, documentary and other taxes), whether levied, assessed or imposed on the Obligor, the Originator or otherwise, relating to the Equipment or the delivery, leasing, operations, ownership, possession, purchase, registration, rental, sales or use of the Equipment during the term of the related Contract;

(f) the related Contract requires its Obligor to maintain the Equipment in good working order and bear all costs of maintenance, insuring and operating the Equipment;

(g) the related Contract requires its Obligor to maintain an Insurance Policy covering physical damages to the related Equipment (with the exception of waste containers and roll-off boxes), and such Obligor has in fact obtained such Insurance Policy and has caused such Insurance Policy to name the Originator (and its assignee) as a loss payee, provided that with respect to any Lease Receivable existing on or prior to the Closing Date, if the related Insurance Policy does not name the assignee of the Originator as a loss payee, the Originator shall have agreed to forward any payment received under such Insurance Policy to the Servicer as Collections;

(h) the related Contract is not an “operating lease” under GAAP, unless the related Equipment is not Equipment the sale of or perfection of a security interest in which requires a notation on the Equipment’s certificate of title;

(i) the related Contract is not part of a master lease, unless all of the Receivables arising under such master lease have been transferred to the SPV under the First Tier Agreement;

(j) the related Contract does not permit the subleasing of the related Equipment, and such Equipment in fact is not subject to any sub-lease agreement unless such sub-lease agreement satisfies the Additional Sublease Eligibility Criteria;

(k) under the related Contract, the Originator does not have performance obligations; it being understood that covenants of quiet enjoyment, purchase options, obligations to accept return of the property at end of lease term, and like obligations of a lessor typical of a “triple net” lease shall not be deemed “performance obligations” for purposes of this clause (k);

(l) the related Equipment is not subject to any Adverse Claim (other than a Permitted Adverse Claim); and

(m) the related Equipment has not suffered any material loss or damage unless such Equipment has been restored to its original value at the time of sale of such Receivable by the Originator to the SPV pursuant to the First Tier Agreement, ordinary wear and tear excepted.

“Lender” means SunTrust Bank, and each other financial institution identified as such on the signature pages hereof, any financial institution that becomes a party to this Agreement as a Lender pursuant to Section 13.8, and any other financial institution that becomes a party to this Agreement as a Lender in connection with an increase of the Facility Limit pursuant to a Joinder Agreement executed and delivered in accordance with Section 13.8(g).

“LIBO Loan” means any Loan or portion thereof that at the time of determination bears or will bear interest at a rate equal to the LIBO Rate.

“LIBO Rate” means for any day during any Rate Period, the one-month Eurodollar rate for U.S. dollar deposits (rounded upwards, if necessary, to the nearest 1/100th of one percent) as reported on the Reuters Screen LIBOR01 Page or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m. (London time) on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrator from another recognized source for interbank quotation), in each case, changing when and as such rate changes.

“Liquidation Expenses” means, with respect to any Receivable, the aggregate amount of all out-of-pocket expenses (including, without limitation, reasonable attorney fees and disbursements) reasonably incurred by the Servicer (including amounts paid to any subservicer) in accordance with the Servicer’s customary procedures in connection with the repossession, refurbishing and disposition of any related Equipment upon or after the expiration or early termination of such Receivable or after such Receivable has become a Defaulted Receivable and other out-of-pocket costs related to the liquidation of any such Equipment, including the attempted collection of any amount owing pursuant to such Receivable if it is a Defaulted Receivable.

“Loan” or “Loans” is defined in Section 2.1.

“Loan Deficit” is defined in Section 2.3(c).

“Lock-Box Account” means an account maintained by the Servicer at a Lock-Box Bank for the purpose of receiving Collections.

“Lock-Box Bank” means each of the banks set forth in Schedule 3.1(s), as such Schedule 3.1(s) may be modified pursuant to Section 3.1(s).

“Loss Ratio” means, with respect to any Settlement Period, calculated as of its Month End Date, the quotient of (a) the product (i) 4.0 times (ii) the Loss Reserve Write-Down Amount plus the Loss Reserve Aged Amount for the three immediately preceding Settlement Periods ended on such Month End Date, divided by (b) the average of the aggregates of the Outstanding Balances of all Pool Receivables as of such Month End Date and the two prior Month End Dates. For purposes of the foregoing definition and the definitions of “Loss Reserve Aged Amount,” “Loss Reserve Write-Down Amount,” and “Write-Down Amount” (1) the numerator in the calculation performed pursuant to clause (a) above and the definitions used therein shall include any Replaced Receivable which is written-down or which has become 366 days past due during such Settlement Period, even though a Substitute Receivable has been substituted therefor, whether such write-down or the date on which such Replaced Receivable became 366 days past due occurred before or after the applicable Substitution Date; and (2) the denominator set forth in clause (b) above shall include all Replaced Receivables and all Substitute Receivables; provided, however, for purposes of calculating the Loss Ratio with respect to any period that includes a Month End Date that occurs during the Ramp-Up Period, the aggregate Outstanding Balance of all Pool Receivables as of any Month End Date occurring during the Ramp-Up Period shall be deemed to be equal to $40,000,000.

“Loss Reserve Aged Amount” means, with respect to any Settlement Period, the aggregate Outstanding Balance of Pool Receivables that become 366 days past due during such Settlement Period less the sum of (i) any Write-Down Amounts with respect to any such Pool Receivables and (ii) the aggregate amount of Recoveries realized on any Pool Receivables which are 366 days past due during such Settlement Period.

“Loss Reserve Write-Down Amount” means, with respect to any Settlement Period, the aggregate of the Write-Down Amounts of all Pool Receivables during such Settlement Period, adjusted to take into account any positive or negative Write-Down Adjustments of any such Pool Receivables during such Settlement Period.

“LTV” means with respect to any Receivable, the Outstanding Balance of such Receivable at origination plus the Residual of the related Equipment divided by CCG’s estimated underlying collateral value of the Equipment related to such Receivable as determined in accordance with its Credit and Collection Policy.

“Maintenance Charges” means, with respect to any Receivable, any amount owing by the Obligor under the related Contract in respect of supplies and/or maintenance services being provided to such Obligor.

“Majority Lenders” means, at any time, (i) if, at such time, there are one or two Lenders, 100% of the Lenders; or (ii) if, at such time, there are more than two Lenders, the Lenders which hold Commitments in excess of 66 2/3% of all Commitments (or if the Amortization Date shall have occurred, the Lenders which held Commitments in excess of 66 2/3% of all Commitments on the Amortization Date), provided that the Commitment of any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

“Majority Shareholder” means collectively, Lovell Minnick Equity Partners III LP, a Delaware limited partnership and Lovell Minnick Equity Partners III-A LP, a Delaware limited partnership.

“Managed Portfolio Delinquency Ratio” means, with respect to any Settlement Period, the quotient, calculated as of its Month End Date, of (a) the aggregate Net Book Value of receivables that were Delinquent Receivables in CCG’s overall aggregate managed portfolio on such Month End Date, divided by (b) the sum of the Net Book Value of all receivables that were in CCG’s overall aggregate managed portfolio as of such Month End Date. For purposes of calculating the foregoing, the “Net Book Value” of receivables which are in CCG’s overall aggregate managed portfolio shall be calculated in a manner consistent with the calculation of the Net Book Value of Pool Receivables hereunder.

“Mandatory Hedging Event” means, as of any date, the Average Excess Spread Percentage for the three most recently completed Settlement Periods is less than 2.50%.

“Material Adverse Effect” means any event or condition which would have a material adverse effect on (a) the collectability of the Pool Receivables or (b) the condition (financial or otherwise), businesses or properties of the SPV or (c) the ability of the Servicer to collect the Pool Receivables or perform its other duties and obligations under Section 7.2 or 7.3.

“Material Debt Agreement” means any agreement evidencing Indebtedness of CCG or any of its Affiliates in excess of $1,500,000.

“Maturity Date” means the second 2nd anniversary of the Amortization Date.

“Maximum Leverage Ratio” means, as of the last day of each calendar quarter, beginning with the calendar quarter ending on March 31, 2010, the ratio of (a) CCG’s Total Senior Indebtedness as of the last day of the relevant calendar quarter to (b) its Tangible Net Worth as of the last day of the relevant calendar quarter (determined on a consolidated basis in accordance with GAAP).

“Minimum EBITDA-to-Interest Expense Ratio” means, as of the last day of each calendar quarter, beginning with the calendar quarter ending on March 31, 2010, the ratio of CCG’s EBITDA to its interest expense as of the last day of the relevant calendar quarter (determined on a consolidated basis in accordance with GAAP).

“Minimum Reserve Amount” means the greater of (a) 2.0% of the Facility Limit and (b) $1,500,000.

“Month End Date” means the last day of each calendar month.

“Moody’s” means Moody’s Investors Service, Inc., or any successor that is a nationally recognized statistical rating organization.

“Multiemployer Plan” is defined in Section 4001(a)(3) of ERISA.

“Net Book Value” means, as of any date of determination, with respect to any Receivable, an amount equal to (i) the gross amount of all Scheduled Payments due or to become due, but that are unpaid, with respect to the applicable Receivable as of the relevant Cut-Off Date in the case of a newly acquired Pool Receivable and as of the last day of the immediately preceding Settlement Period in all other instances, minus (ii) any Unearned Income with respect to the Receivable, as of such date, plus, (iii), in the case of a Lease Receivable, 50% of the Residual, if any, related to such Receivable, minus, (iv) the amount of any security deposit related to such Receivable, minus, (v) the Reserve Amount with respect to such Receivable; provided that in no event shall the Net Book Value with respect to any Receivable be less than zero.

“Net Pool Balance” means, at any time, the remainder of (i) the aggregate Outstanding Balance of the Eligible Receivables at such time, minus (ii) the Concentration Limit Excess.

“Non-Defaulting Lender” is defined in Section 2.3(c).

“Obligor” means, as to any receivable, the Person obligated to make payments pursuant to the related Contract.

“Obligor Event of Bankruptcy” means an Event of Bankruptcy with respect to an Obligor.

“Official Body” means any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any court, tribunal, grand jury or arbitrator, or any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.

“One-Month LIBO Rate” means the LIBO Rate.

“Originator” means CCG.

“Outstanding Balance” means, as of any date of determination, the Net Book Value of each Pool Receivable, in each case as of such date.

“Pension Plan” means an employee pension benefit plan as defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan) and to which the Originator, the SPV or an ERISA Affiliate of either may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Perfection Representations” means the representations, warranties and covenants set forth in Schedule 3.1(aa) of this Agreement.

“Permitted Adverse Claims” means (i) the Adverse Claims created hereunder and under any other Transaction Documents; (ii) any Adverse Claim created pursuant to the Intercreditor Agreement, (iii) Adverse Claims for taxes not yet delinquent or being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to such Adverse Claim is not yet subject to a material risk of imminent foreclosure, sale or loss on account thereof); (iv) only with respect to Equipment, Adverse Claims imposed by Law arising in the ordinary course of business such as materialmen’s, mechanics’, warehousemen’s and other similar liens arising in the ordinary course of business that secure payment of obligations not more than 60 days past due or that are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP (and as to which the property subject to such Adverse Claim is not yet subject to a material risk of imminent foreclosure, sale or loss on account thereof); (v) the right of use and quiet enjoyment of the Obligor as lessee under any Contract in respect of the related Equipment; and (vi) any Adverse Claim that consists of any lien, security interest, charge or encumbrance in favor of a lender that has sold or leased a different piece of Equipment to the same Obligor so long as such Adverse Claim is junior and subordinate to the security interest of the SPV and its assigns in such Equipment and the related Pool Receivable pursuant to the Cross-Collateralized Equipment Intercreditor Agreement.

“Permitted Servicer Adjustment” means any amendment, adjustment, modification or extension made by the Servicer with respect to the date of any Scheduled Payment of any Receivable or any reduction of the interest rate or reduction of the amount of any Scheduled Payment of a Receivable, if each of the following conditions is satisfied: (a) no payment date for any Scheduled Payment in respect of such Receivable has been extended by more than four (4) calendar months beyond the originally scheduled payment date in respect of such Scheduled Payment; (b) Scheduled Payments in respect of such Receivable have not been extended on more than two occasions; and (c) any such amendment, adjustment, modification or extension shall be performed in accordance with the Credit and Collection Policy.

“Permitted Skip” means, with respect to any Receivable (prior to giving effect to Permitted Servicer Adjustments), a period not to exceed four (4) calendar months during any twelve (12) consecutive month period in which (i) no Scheduled Payments are due in respect of such Receivable under the terms of the applicable Contract or (ii) the Scheduled Payments in respect of such Receivable are materially reduced under the terms of the applicable Contract; provided, that the sum of Scheduled Payments made throughout the twelve (12) month period shall at least equal the same total amount of Scheduled Payments over the same period had no Permitted Skips been made with respect to such Receivable.

“Permitted Term Securitization Transaction” means any non-revolving financing transaction undertaken by the SPV or an Affiliate of the SPV that is secured, directly or indirectly, by the Affected Assets or any substantial portion thereof released from the lien of this Agreement, including any sale, lease, whole loan sale, asset securitization, secured loan or other transfer.

“Person” means an individual, partnership, limited liability company, corporation, joint stock company, trust (including a business trust), unincorporated association, joint venture, firm, enterprise, Official Body or any other entity.

“PFSC” means Portfolio Financial Servicing Company.

“Pool Receivable” means each Receivable that (a) has been or is contemporaneously therewith being sold, contributed or otherwise transferred by the Originator to the SPV under the First Tier Agreement and (b) has not been re-transferred by the SPV to the Originator or an Affiliate thereof.

“Potential Termination Event” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Termination Event.

“Prime Rate” means the rate of interest most recently announced by SunTrust Bank at its principal office in Atlanta, Georgia as its prime rate (it being understood that at any one time there shall exist only one such prime rate so announced, which rate is not necessarily intended to be the lowest rate of interest determined by SunTrust Bank in connection with extensions of credit). The “prime rate” is a rate set by SunTrust Bank based upon various factors including SunTrust Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate announced by SunTrust Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Purchase Date” means the date on which any Receivable or Equipment is sold or contributed by the Originator to the SPV under the First Tier Agreement.

“Purchase Money Receivable” means a Receivable which arises from a loan to the related Obligor the proceeds of which were used exclusively to purchase the related Equipment.

“Ramp-Up Period” means the period commencing on the Takeout Date and ending on the earlier of (i) the date four (4) calendar months from the Takeout Date and (ii) the date after the Takeout Date on which the aggregate Outstanding Balance of all Pool Receivables is greater than or equal to $40,000,000.

“Ramp-Up Period End Date” means the last day of the Ramp-Up Period.

“Rate Period” means, with respect to any Tranche and at any time, the funding period then in effect with respect to such Tranche determined in accordance with Section 2.6; provided, that:

(i) each Rate Period with respect to any Tranche which bears interest at the Federal Funds Rate or the Prime Rate shall be a Settlement Period; provided, however, that notwithstanding the foregoing, the first such Rate Period with respect to any Tranche which bears interest at the Federal Funds Rate or the Prime Rate shall be the period from and including the related Borrowing Date to and including the last day of the Settlement Period in which such Borrowing Date occurs; and

(ii) each Rate Period with respect to any Tranche which bears interest at the LIBO Rate shall be the period from and including the last occurring Settlement Date to but excluding the next occurring Settlement Date; provided, however, that notwithstanding the foregoing, the first such Rate Period with respect to any Tranche which bears interest at the LIBO Rate shall be the period from and including the related Borrowing Date to but excluding the next Settlement Date following such Borrowing Date; and

(iii) in the case of any Rate Period for any Tranche which commences before a Termination Event and would otherwise end on a date occurring after a Termination Event, such Rate Period shall end on a Termination Event and the duration of each Rate Period which commences on or after a Termination Event shall be of such duration as shall be selected by the Facility Agent.

“Rate Type” means the Bank Rate or the Base Rate.

“Receivable” means any and all indebtedness and other obligations which is owed by any Obligor to the Originator (prior to giving effect to any transfer under the First Tier Agreement) under a Contract and outstanding after the related Cut-Off Date or any right of the Originator or the SPV to payment from or on behalf of an Obligor after the related Cut-Off Date arising in connection with the making of loans or the sale or lease of goods or the rendering of services by the Originator, and includes the obligation to pay any finance charges, fees and other charges with respect thereto. The term “Receivable” shall not include any Excluded Amounts.

“Recipient” is defined in Section 2.14.

“Records” means all Contracts and other documents, purchase orders, invoices, agreements, books, records and any other media, materials or devices for the storage of information (including tapes, disks, punch cards, computer programs and databases and related property) maintained by the SPV, the Originator or the Servicer with respect to the Receivables and with respect to other Affected Assets or the Obligors to the extent relating to the Receivables.

“Recoveries” means, with respect to a Defaulted Receivable, proceeds from the sale, lease, re-lease or refinancing of the related Equipment, proceeds of any related Insurance Policy (net of Liquidation Expenses and amounts, if any, so received that are required to be refunded to the Obligor on such Defaulted Receivable), and any other recoveries with respect to such Defaulted Receivable and the related Equipment and other related property.

“Related Security” means, with respect to any Pool Receivable, all of the Originator’s (without giving effect to any transfer under the First Tier Agreement) or the SPV’s rights, title and interest in, to and under:

(a) the Equipment and any other property securing the Obligor’s obligations under any Receivable, and any guarantees or similar credit enhancement for the Obligor’s obligations under such Receivable, including, without limitation, (i) all rights of the Originator in any security deposits, (ii) all UCC financing statements or other filings relating thereto, (iii) all rights and remedies against any vendor (including the Originator) of the Equipment and (iv) all Insurance Policies;

(b) all other security interests or liens, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and other filings signed by an Obligor relating thereto;

(c) the Contract and all guarantees, indemnities, warranties, insurance (and proceeds and premium refunds thereof) or other agreements or arrangements of any kind from time to time supporting or securing payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;

(d) all Records related to such Receivable; and

(e) all Collections on and other proceeds of any of the foregoing.

“Replaced Receivable” has the meaning set forth in Section 6.5 hereof.

“Reporting Date” means the second Business Day occurring prior to each Settlement Date.

“Required Credit Enhancement Percentage” means at any time, the greater of: (a) 10% and (b) (1) a number expressed as a percentage equal to the product of (A) the highest Loss Ratio which has occurred during the twelve most recent calendar months, times (B) the Weighted Average Life of all Pool Receivables at such time, times (C) 5.0, minus, (2) the product of (A) 1.50%, times (B) the lesser of (i) two or (ii) the Weighted Average Life of all Pool Receivables at such time.

“Required Reserves” means, at any time, an amount equal to the greater of (i) the product of the Required Credit Enhancement Percentage times the Net Pool Balance at such date, and (ii) the Minimum Reserve Amount at such date.

“Reserve Amount” means, with respect to any Receivable, any amount held on the Servicer’s books and records from time to time as a “reserve” with respect to such Receivable for credit related reasons, due to amounts owing with respect to such Receivable, or for any other reason in accordance with the Servicer’s customary policies and procedures.

“Residual” means, with respect to any Receivable, the residual value set forth in the related Contract and set forth in the SPV’s books and records; provided, however, that upon the sale or disposition of the Equipment related such Receivable, the “Residual” with respect to such Receivable shall mean the proceeds of any sale or disposition of the Equipment related such Receivable.

“Responsible Officer” means, (i) with respect to the SPV, those officers listed under the certificate of the secretary or assistant secretary of the SPV delivered pursuant to Section 4.3(b) hereof, dated as of the date hereof, and (ii) with respect to the Originator or the Servicer (for so long as the Servicer is CCG), those officers listed under the certificate of the secretary or assistant secretary delivered pursuant to Section 4.1(c) hereof, dated as of the Closing Date, and as each certificate and its attachments may be amended, supplemented or otherwise modified from time to time.

“Restatement Effective Date” means December 31, 2014.

“Restricted Payments” is defined in Section 5.2(j).

“Revolving Period” means, with respect to SunTrust Bank, means the period beginning on the Closing Date and ending on the earlier to occur of the Amortization Date or the Termination Date and with respect to any other Lender, means the period beginning on the date such Lender becomes a party to this Agreement and ending on the earlier to occur of the Amortization Date or the Termination Date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor that is a nationally recognized statistical rating organization.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Scheduled Payment” means, with respect to any Receivable, each periodic installment of rent or principal and interest payable by an Obligor to the Originator (or its assigns) pursuant to the related Contract; excluding, however, any Casualty Payments, Maintenance Charges, payments in respect of the Residuals, the prepayments of rent required or otherwise made pursuant to the terms of the related Contract, and the supplemental or additional payments required by the terms of the related Contract or otherwise made with respect to taxes, license fees, insurance and other specific charges.

“Secured Parties” means, collectively, the Lenders, each Agent, the Backup Servicer, the Custodian, the Hedge Counterparties, and each other Indemnified Party.

“Securitization” is defined in Section 6.10(a).

“Securitization Date” means any Business Day during the Revolving Period, provided fifteen (15) days written notice is given in accordance with Section 6.10(a).

“Senior Obligations” has the meaning set forth in the First Tier Agreement.

“Servicer” is defined in Section 7.1.

“Servicer Charges” means fifty percent (50%) of late charges, prepayment penalties and payments made in connection with any modification, extension or adjustment of Pool Receivables.

“Servicer Default” is defined in Section 7.5.

“Servicer File” means the file pertaining to each Pool Receivable containing, without limitation, any of the following: (A) copies of any guaranties, security agreements or similar agreements obtained in connection with the Contract, (B) a certificate of insurance, proof of insurance or copies of a force-place insurance policy covering the related Equipment, if any, and (C) copies of such documents, if any, that the Servicer keeps on file indicating ownership of the Equipment and the SPV’s interests therein, including without limitation the bill of sale, proof of ownership, copies of any financing statements filed against an Obligor, any UCC terminations, UCC partial releases, lien release letters, no security interest letters or subordination agreements.

“Servicer Report” means a report, in substantially the form attached hereto as Exhibit F or in such other form as is mutually agreed to by the SPV, the Servicer and the Facility Agent, furnished by the Servicer pursuant to Section 2.12.

“Servicing Fee” means the fees payable to the Servicer from Collections, in an amount for each day equal to the product of: (i) the Servicing Fee Rate, times (ii) the aggregate of the Outstanding Balances of all Pool Receivables at close of business, Atlanta, Georgia time, on such day, times (iii) 1/365. The Servicing Fee shall be payable in arrears on each Settlement Date from the Collections pursuant to, and subject to the priority of payments set forth in, Section 2.16.

“Servicing Fee Rate” means (i) if the Servicer is CCG or any of the Affiliates of CCG, 0.50%, (ii) if the Successor Servicer is the Backup Servicer, the rate set forth in the Backup Servicer Fee Letter, and (iii) except as set forth in clause (ii), if the Servicer is not CCG or any of the Affiliates of CCG, a rate to be determined by such Person and the Facility Agent in accordance with Section 7.6.

“Settlement Date” means, with respect to each Settlement Period, prior to the existence of a Termination Event, the 12th day of the calendar month following such Settlement Period, or if such day is not a Business Day, the first Business Day thereafter.

“Settlement Period” means:

(a) the period from the Closing Date to the first Month End Date thereafter; and

(b) thereafter, each subsequent calendar month.

“SPV” is defined in the preamble.

“Sub-Servicer” is defined in Section 7.1(d).

“Successor Servicer” is defined in Section 7.1(a).

“Subordinated Debt” means indebtedness of CCG and its Affiliates which is subordinated in right of payment to the prior payment of the any other indebtedness of CCG and its Affiliates.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, or other Person (a) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person or (b) that is directly or indirectly controlled by such Person within the meaning of control under Section 15 of the Securities Act of 1933, as amended.

“Substitute Receivable” has the meaning set forth in Section 6.5 hereof.

“Substitution Date” has the meaning set forth in Section 6.5 hereof.

“Takeout Date” means the date of the Permitted Term Securitization Transaction that satisfies each of the conditions set forth in Section 6.10 with respect to Securitizations.

“Tangible Net Worth” means, with respect to CCG, the amount calculated in accordance with GAAP (but without giving effect to any adjustments related to the valuation of any interest rate swaps or similar derivative instruments required pursuant to the Statement of Financial Accounting Standards No. 133 issued by the Financial Accounting Standards Board) as (i) the consolidated net worth of such Person and its consolidated Subsidiaries, minus (ii) the amount of prepaid expenses (if any), minus (iii) any amounts attributable to the consolidated intangibles of such Person and its consolidated Subsidiaries, including, without limitation, goodwill, trademarks, tradenames, copyrights, patents, patent allocations, licenses and rights in any of the foregoing and other items treated as intangibles in accordance with GAAP, plus (iv) the principal amount of any Subordinated Debt.

“Taxes” shall have the meaning specified in Section 9.3.

“Termination Date” means the earlier of: (a) the date upon which a Termination Date occurs pursuant to Section 8.2, and (b) the Business Day designated by the SPV to the Facility Agent as the Termination Date for such Lender pursuant to Section 2.4 to the extent all Commitments are terminated in whole.

“Termination Event” is defined in Section 8.1.

“Total Senior Indebtedness” means the aggregate outstanding principal amount of all Indebtedness of CCG and its Affiliates (other than SPV), other than the outstanding principal amount of any Subordinated Debt.

“Tranche” is defined in Section 2.6.

“Transaction Costs” is defined in Section 9.5(a).

“Transaction Documents” means, collectively, this Agreement, the First Tier Agreement, the Fee Letter, the Backup Servicer Fee Letter, the Custodial Agreement, the Hedging Agreements, the Intercreditor Agreement, that certain Substitution of Master Agent Agreement dated as of January 8, 2014, the Cross-Collateralized Equipment Intercreditor Agreement, and all of the other instruments, documents and other agreements executed and delivered by the Servicer, the Originator, the Backup Servicer, the Custodian or the SPV in connection with any of the foregoing.

“UCC” means the Uniform Commercial Code as in effect in the applicable jurisdiction or jurisdictions.

“Unearned Income” means, with respect to any Pool Receivable as of any date of determination, the gross amount of any interest, rental or other income (to the extent that such other income is reflected on SPV’s books as unearned income) due and payable by the relevant Obligor under the terms of such Pool Receivable (or received in respect of the Pool Receivable) to the extent that such income has not been received by SPV or Servicer as of the relevant date of determination.

“United Road Owner/Operator Contracts” means loan or lease Contracts between CCG and owner/operator Obligors that were originated in conjunction with CCG’s program agreement with United Road Services, Inc. and are subject to a loss sharing agreement between CCG and United Road Services, Inc.

“U.S.” or “United States” means the United States of America.

“Weighted Average Contract Yield” means, as of any date of determination, the rate determined by calculating the weighted average of the Contract Yields for each Eligible Receivable in the Receivables Pool at such time (weighted by the Outstanding Balance of such Pool Receivables).

“Weighted Average Interpolated Swap Rate” means, as of any date of determination, the rate which is calculated based on the interest rate swap rates set forth in the Federal Reserve Statistical Release, H.15 Daily Update and is the interpolated rate based on the Weighted Average Life of the Pool Receivables.

“Weighted Average Life” means, as of any determination date, (i) the quotient obtained by dividing (A) the sum of the amounts calculated for each month (beginning with the month in which such determination is being made and ending with the month in which the last principal payment is scheduled to be received with respect to the Pool Receivables), which amount for each such month shall be equal to the product of (x) the scheduled reduction in Net Book Value for such month, multiplied by (y) the number of months that such month occurs from the month in which such determination date occurs (e.g., the month in which such determination date occurs shall have a value of 1, the month occurring immediately after the moth in which such determination date occurs shall have a value of 2, etc.) by (B) the aggregate Net Book Value of Pool Receivables as of such determination date, divided by (ii) 12.

“Write-Down Amount” means, with respect to any Pool Receivable, the portion of the Outstanding Balance of such Pool Receivable which was “written-down” (in whole or in part) prior to such Pool Receivable becoming 366 days past due.

“Write-Down Adjustment” means, with respect to any Pool Receivable which has not become 366 days past due, the positive or negative amount obtained by subtracting (A) the Outstanding Balance of such Pool Receivable less the Write-Down Amount, minus (B) the amount of Recoveries received with respect to such Pool Receivable.

SECTION 1.2 Other Terms. All terms defined directly or by incorporation herein shall have the defined meanings when used in any certificate or other document delivered pursuant thereto unless otherwise defined therein. For purposes of this Agreement and all such certificates and other documents, unless the context otherwise requires: (a) accounting terms not otherwise defined herein, and accounting terms partly defined herein to the extent not defined, shall have the respective meanings given to them under, and shall be construed in accordance with, GAAP; (b) terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9; (c) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (d) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of this Agreement (or such certificate or document); (e) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to this Agreement (or the certificate or other document in which the reference is made) and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (f) the term “including” means “including without limitation”; (g) references to any Law refer to that Law as amended from time to time and include any successor Law; (h) references to any agreement refer to that agreement as from time to time amended or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (i) references to any Person include that Person’s successors and permitted assigns; and (j) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

SECTION 1.3 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each means “to but excluding”, and the word “within” means “from and excluding a specified date and to and including a later specified date.”

ARTICLE II

THE LOANS, INTEREST AND SETTLEMENT PROCEDURE

SECTION 2.1 Lender Commitment. On the terms and subject to the conditions set forth in this Agreement, each Lender agrees to make loans to the SPV (each, a “Loan”, and collectively, the “Loans”) on a revolving basis from time to time before the earlier to occur of the Amortization Date and the Termination Date for such Lender in such amounts as may be from time to time requested by the SPV pursuant to Section 2.2; provided that:

(a) the aggregate outstanding principal amount of the Loans for any Lender shall not at any time exceed such Lender’s Commitment;

(b) the aggregate outstanding principal amount of the Loans for all Lenders shall not at any time exceed the Facility Limit; and

(c) the aggregate outstanding principal amount of the Loans for all Lenders on any Borrowing Date, after giving effect to the Loans to be made on such Borrowing Date, shall not exceed the Borrowing Base, as shown in the Borrowing Base Certificate which is delivered by the SPV to the Facility Agent in connection with such proposed Loans.

Subject to the foregoing, the SPV may borrow, prepay and reborrow the Loans hereunder.

SECTION 2.2 Borrowing Procedures.

(a) The SPV (or the Servicer on its behalf) shall request a Loan hereunder by submitting to each Administrator by noon (Atlanta, Georgia time) a written notice, substantially in the form of Exhibit D (each, a “Borrowing Request”) at least two (2) Business Days prior to the date of the proposed Loan (each, a “Borrowing Date”) (or such lesser period of time as such Administrator may consent).

(b) Each Borrowing Request shall: (A) specify (i) the desired amount of the requested Loan and (ii) the desired Borrowing Date (which shall be a Business Day) and (B) confirm, by delivery of a Borrowing Base Certificate, that, after giving effect to the proposed Loan, there will be no Borrowing Base Deficit as contemplated in Section 2.1(c). Any Borrowing Request given by the SPV (or the Servicer on its behalf) pursuant to this Section 2.2 shall be irrevocable and binding on the SPV except in connection with a notice of a Delayed Funding Date as provided in Section 2.2(c) below.

(c) The SPV and each Administrator agree that the requested Loans shall be funded in accordance with Section 2.3 on the date specified in the Borrowing Request unless, within one (1) Business Day after the SPV delivers a Borrowing Request pursuant to this Section 2.2, any Agent for a Lender (any such Lender, a “Delayed Funding Lender”) notifies the SPV in writing (a “Delayed Funding Notice”) that (x) charges relating to the “liquidity coverage ratio” under Basel III have been and are being recognized on such Delayed Funding Lender’s interests or obligations hereunder and (y) such Delayed Funding Lender intends to fund the Loans so requested (the “Delayed Loan Amount”) on a date specified in such writing that is on or before the thirty-fifth (35th) day following the date of such Borrowing Request (or if such day is not a Business Day, then on the next succeeding Business Day) (the “Delayed Funding Date”) rather than on the Borrowing Date requested in the Borrowing Request, and the Delayed Funding Date shall automatically be deemed to be the Borrowing Date related to such Borrowing Request. For the avoidance of doubt, the SPV acknowledges and agrees that the “charges” provided for in the Delayed Funding Notice pursuant to clause (x) above may be external charges incurred by the Delayed Funding Lender or internal charges incurred by any business of the Delayed Funding Lender’s interests or obligations hereunder. Within two (2) Business Days after such Agent delivers the Delayed Funding Notice, the SPV may revoke the related Borrowing Request;

provided, however that failure by the SPV to revoke the related Borrowing Request as provided above shall be deemed an acceptance of the Delayed Funding Date. Should the SPV revoke the Borrowing Request, such revocation shall be without cost to the SPV and the Agents and the Lenders shall not be entitled to damages, compensation or indemnity from the SPV due to such revocation. For the avoidance of doubt, the Lenders shall be required to fund the Delayed Loan Amount regardless of the occurrence of an Amortization Event, a Termination Event or Potential Termination Event which occurs during the period from and including the related Borrowing Date to and including the requested Delayed Funding Date.

SECTION 2.3 Funding.

(a) Subject to the satisfaction of the conditions precedent set forth in Article IV (except as set forth in Section 2.2(c) with respect to a Delayed Loan Amount) and the limitations set forth in Section 2.1, each Lender shall make the proceeds of such requested Loan available to the SPV in same day funds on the proposed Borrowing Date (or, in the case of a Delayed Loan Amount, on the Delayed Funding Date) to the SPV’s account designated by the SPV in writing. Each borrowing shall be in an amount of at least $1,000,000.

(b) Facility Agent May Advance Funds. Unless the Facility Agent shall have received notice from an Administrator that any Lender will not make its share of any Loan available on the applicable Borrowing Date, the Facility Agent may, but is not obligated to make any such Lender’s share of any such Loan available to the SPV. To the extent any such Lender fails to remit any such amount to the Facility Agent after any such advance by the Facility Agent on such Borrowing Date, such Lender, on the one hand, and the SPV, on the other hand, shall be required to pay such amount to the Facility Agent for its own account, together with interest thereon at a per annum rate equal to the Federal Funds Rate, in the case of such Lender, or the Base Rate, in the case of the SPV, upon demand of the Facility Agent therefor. Until such amount shall be repaid, such amount shall be deemed to be Loans made by the Facility Agent. Upon the payment of such amount to the Facility Agent (i) by the SPV, the amount of the aggregate outstanding principal amount of the Loans shall be reduced by such amount or (ii) by such Lender, such payment shall constitute such Lender’s payment of its share of the applicable Loans.

(c) Defaulting Lenders. If, by 2:00 p.m. (Atlanta, Georgia time) on any Borrowing Date or Assignment Date, as applicable, whether or not the Facility Agent has advanced the amount of the applicable Loans, one or more Lenders (each, a “Defaulting Lender”, and each Lender other than any Defaulting Lender being referred to as a “Non-Defaulting Lender”) fails to make any Loans available to the Facility Agent pursuant to Section 2.3(a) (the aggregate amount not so made available to the Facility Agent being herein called the “Loan Deficit”), then the Facility Agent shall, by no later than 2:30 p.m. (Atlanta, Georgia time) on such day, instruct each Non-Defaulting Lender to pay, by no later than 3:00 p.m. (Atlanta, Georgia time), in immediately available funds, to the account designated by the Facility Agent, an amount equal to the lesser of (i) such Non-Defaulting Lender’s pro rata share of the Loan Deficit and (ii) its unused Commitment. A Defaulting Lender shall forthwith, upon demand, pay to the Facility Agent for the ratable benefit of each such Non-Defaulting Lenders all amounts paid by each such Non-Defaulting Lender on behalf of such Defaulting Lender, together with interest thereon, for each day from the date a payment was made by a Non-Defaulting Lender until the date such Non-Defaulting Lender has been paid such amounts in full, at a rate per annum equal to the Base Rate plus 3.00%. Notwithstanding anything contained in Section 2.16(b) to the contrary, to the extent any Lender is a Defaulting Lender, any payment or prepayment of any portion of the principal amount of Loans of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) shall be applied: first, to the then outstanding amounts (including interest thereon) owed pursuant to this Section 2.3(c) by such Defaulting Lender to the Facility Agent or (to the extent the Facility Agent has received notice thereof) to any other Lender, ratably to the Persons entitled thereto, second, to the SPV, the then outstanding amount of an unfunded Loan by such Defaulting Lender (to the extent not already funded by another Lender or the Facility Agent), and third, any other amounts thereafter received for the account of such Defaulting Lender, to such Defaulting Lender.

SECTION 2.4 Voluntary Termination of Lender Commitment; Reduction of Facility Limit. The SPV may, in its sole discretion, on any Settlement Date upon at least sixty (60) days’ notice to the Facility Agent (with a copy to the Lender), terminate a Lender’s Commitment in whole, or, reduce such Commitment in part; provided, however, that each such partial reduction made during the Revolving Period shall be in a minimum amount of $1,000,000.

SECTION 2.5 Evidence of Indebtedness. Pursuant to the Original Loan Agreement, the Loans were evidenced by a promissory grid note payable to the order of SunTrust Bank, dated as of March 28, 2012 in the principal amount of $100,000,000 (the “Previous Note”). Upon the Restatement Effective Date, the Previous Note shall no longer evidence the Loans and shall be canceled and returned to the SPV. In lieu of a promissory grid note, each Lender or the Administrator for such Lender, on its behalf, shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the SPV to such Lender and resulting from the Loans made by such Lender to the SPV from time to time including the amounts of principal and interest thereon and paid to it, from time to time hereunder. The entries made in the records maintained pursuant to this Section shall be prima facie evidence, absent obvious error, of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the SPV to repay the Loans in accordance with the terms of this Agreement.

SECTION 2.6 Tranches; Interest. Any portion of a Loan having one Rate Period and one Rate Type is referred to herein as a “Tranche”. The SPV hereby agrees to pay interest on the unpaid principal amount of each Tranche for the period commencing on the date such Tranche is made until such Tranche is paid in full, as follows:

(a) subject to Sections 2.6(b) and (c), at all times while any Tranche is funded by a Lender during any Rate Period, such Tranche will bear interest at a rate per annum equal to the weighted average Bank Rate during such Rate Period;

(b) at any time during the existence of a Termination Event all Tranches will bear interest on each day during such Rate Period at a rate per annum equal to the Base Rate plus the Applicable Margin; and

(c) overdue principal and, to the extent permitted by Applicable Laws, overdue interest, in respect of any Tranche and any other overdue amount due and payable hereunder and under other Transaction Documents, in each case, after giving effect to the applicable grace period, will bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

SECTION 2.7 Payment of Interest, Fees and Other Costs and Expenses; Computation.

(a) The SPV shall pay: (i) interest accrued on each Tranche for the previous Settlement Period (A) on each Settlement Date and (B) upon the request of the applicable Administrator, on the day any Tranche is paid or prepaid in whole or in part, and (ii) all other fees (including the Servicing Fees, Backup Servicer Fees and Custodian Fees) payable hereunder or pursuant to the Fee Letter and other amounts payable hereunder (including under Article IX) and under other Transaction Documents when due, in the case of each of (i) and (ii), subject to the payment priority provided in Section 2.16.

(b) All computations of interest on the Loans and all per annum fees hereunder shall be made on the basis of a year of 360 (or 365 or 366, as applicable, with respect to interest or other amounts calculated by reference to the Base Rate) for the actual number of days (including the first but excluding the last day) elapsed. Any computations by the Facility Agent of amounts payable by the SPV hereunder shall be binding upon the SPV absent manifest error.

SECTION 2.8 Payment and Prepayment of Loans. The SPV shall repay the outstanding principal amount of each Loan on the Maturity Date. Prior thereto, the SPV:

(a) may, from time to time on any Business Day, make a prepayment, in whole or in part, of the outstanding principal balance of any Loan; provided, however, that, unless otherwise consented to by the Facility Agent, (i) all such voluntary prepayments shall require (A) at least five (5) Business Days’ prior written notice to the Facility Agent and each Administrator by noon (Atlanta, Georgia time) in the form of Exhibit J hereto in the case of any prepayment of 50% or more of the Facility Limit, and (B) at least two (2) Business Days’ prior written notice to the Facility Agent and each Administrator by noon (Atlanta, Georgia time) in the form of Exhibit J hereto in the case of any prepayment of less than 50% of the Facility Limit and (ii) all such voluntary prepayments shall be in a minimum amount of $1,000,000 and an integral multiple of $100,000;

(b) shall, immediately upon any acceleration of the Loans pursuant to Section 8.2, repay the amount of the Loans to the extent so accelerated; and

(c) shall, if on any Settlement Date, a Borrowing Base Deficit shall exist, make a prepayment of the Loans in a minimum amount equal to such Borrowing Base Deficit.

Each prepayment of the Loans may be accompanied by a payment of all accrued and unpaid interest on the amount prepaid and any other amounts due hereunder in respect of such prepayment including, without limitation, any amounts due pursuant to Section 9.5, provided, however, that the Facility Agent shall have the right to determine, and shall promptly determine and notify the Servicer and the SPV of such determination, whether any such payment of accrued and unpaid interest shall be made at the time of the prepayment of such Loans or on the next Settlement Date.

SECTION 2.9 Payments by the SPV. All payments with respect to principal or interest to be paid or deposited by the SPV or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 12:00 noon (Atlanta, Georgia time) on the day when due in immediately available funds; if such amounts are payable to the Facility Agent or any Administrator (whether on behalf of any Lender or otherwise) they shall be paid or deposited in the account indicated in Schedule 13.3, until otherwise notified by the Facility Agent or any Administrator, as applicable.

SECTION 2.10 LIBO Rate Protection; Illegality. (a) If at any time the Facility Agent is unable to obtain on a timely basis the information necessary to determine the LIBO Rate for any proposed Rate Period, then:

(i) the Facility Agent shall forthwith notify each Administrator, Lender and the SPV that the LIBO Rate cannot be determined for such Rate Period, and

(ii) while such circumstances exist, none of the Facility Agent, any Administrator or any Lender shall allocate any Tranches made during such period or reallocate any Tranches allocated to any then existing Rate Period ending during such period, to a Rate Period with respect to which interest is calculated by reference to the LIBO Rate.

(b) If, with respect to any Tranche and any Rate Period, any Lender notifies the Facility Agent and the applicable Administrator that it is unable to obtain matching deposits in the London interbank market to fund its funding or maintenance of such Tranche or that the LIBO Rate applicable to such Tranche will not adequately reflect the cost to such Lender of funding or maintaining such Tranche for such Rate Period, then (i) the applicable Administrator shall forthwith so notify the SPV, the Facility Agent and the Lenders and (B) upon such notice and thereafter while such circumstances exist none of the Administrator, the Facility Agent, or such Lender shall allocate any other Tranche with respect to Loans made during such period or reallocate any Tranche allocated to any Rate Period ending during such period, to a Rate Period with respect to which interest is calculated by reference to the LIBO Rate.

(c) Notwithstanding any other provision of this Agreement, if any Lender shall notify the applicable Administrator and the Facility Agent that such Person has determined that the introduction of or any change in or in the interpretation of any Law makes it unlawful, or any central bank or other Official Body asserts that it is unlawful, for such Lender to fund the funding or maintenance of any Tranche accruing interest calculated by reference to the LIBO Rate, then (A) as of the effective date of such notice from such Person to the SPV, the Facility Agent and the Administrator, the obligation or ability of the Lender to fund the making or maintenance of any Tranche accruing interest calculated by reference to the LIBO Rate shall be suspended until such Person notifies the SPV, the Facility Agent and the Administrator that the circumstances causing such suspension no longer exist and (B) each Tranche made or maintained by such Person shall either (1) if such Person may lawfully continue to maintain such Tranche accruing interest calculated by reference to the LIBO Rate until the last day of the applicable Rate Period, be reallocated on the last day of such Rate Period to another Rate Period and shall accrue interest calculated by reference to the Base Rate or (2) if such Person shall determine that it may not lawfully continue to maintain such Tranche accruing interest calculated by reference to the LIBO Rate until the end of the applicable Rate Period, such Person’s share of such Tranche allocated to such Rate Period shall be deemed to accrue interest at the Base Rate from the effective date of such notice until the end of such Rate Period.

SECTION 2.11 Breach of Representations; Non-Permitted Extension. If as of any Month End Date: (i) any Scheduled Payment of a Pool Receivable is reduced or such Pool Receivable is canceled, (ii) any of the representations or warranties set forth in Article III was or becomes untrue in any material respect with respect to a Pool Receivable, or (iii) any Pool Receivable has been amended, modified, adjusted or extended other than pursuant to a Permitted Servicer Adjustment, and as a result of any of clause (i), (ii) or (iii) there shall be a Borrowing Base Deficit, the SPV shall pay to each Administrator by no later than the next Settlement Date in immediately available funds an amount equal to such Borrowing Base Deficit, in accordance with Section 2.8(c); provided, however, that if any circumstance described in clause (i), (ii), or (iii) occurs on or after the Termination Date, the SPV shall pay to each Administrator in immediately available funds an amount equal to the Outstanding Balance of such Pool Receivable and such amount shall be promptly deposited into the Collection Account and applied by such Administrator as a Collection in accordance with Section 2.16.

SECTION 2.12 Reports. By no later than 4:00 p.m. (Atlanta, Georgia time) on each Reporting Date, the Servicer shall prepare and forward to the Facility Agent and each Administrator a Servicer Report in respect of the immediately preceding Settlement Period, certified by the SPV and the Servicer.

SECTION 2.13 Collection Account, Lock-Box Account, Collections. The SPV has established that certain Collection Account set forth on Schedule 3.1(s) (such account the “Collection Account”). The Facility Agent shall have control over the Collection Account and all monies, instruments and other property from time to time in the Collection Account within the meaning of the applicable UCC. The Servicer will not transfer any funds out of any Lock-Box Account except in accordance with the Intercreditor Agreement. If any payments on any Receivables are sent directly to the SPV, the Originator or the Servicer rather than to a Lock-Box Account, the SPV, the Originator or the Servicer, as applicable, shall remit such payments to a Lock-Box Account within two (2) Business Days of the receipt of the same. The Servicer shall cause all funds that constitute Collections to be remitted to the Collection Account within five (5) Business Days of the receipt of such funds in the Lock-Box Account. Funds on deposit in the Collection Account shall be invested by the Servicer in Eligible Investments that will mature so that such funds will be available so as to permit amounts in the Collection Account to be paid and applied on the next Settlement Date. On each Settlement Date, all interest and earnings (net of losses and reasonable investment expenses) on funds on deposit in the Collection Account shall be applied as Collections in accordance with Section 2.16. On the Final Payout Date, any funds remaining on deposit in the Collection Account shall be paid to the SPV. Neither the Servicer nor the SPV will transfer any funds out of the Collection Account except in accordance with Section 2.16 and the terms of this Agreement.

SECTION 2.14 Sharing of Payments, Etc. If any Lender (for purposes of this Section only, being a “Recipient”) shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Loans made by it (other than pursuant to the Fee Letter, or Article VIII and other than as a result of the differences in the timing of the applications of Collections pursuant to Section 2.16 and other than a result of the different methods for calculating interest on the Loans) in excess of its ratable share of payments on account of the Loans made by it, such Recipient shall forthwith purchase from the Lenders entitled to a share of such amount participations in the portions of the Loans made by such Persons as shall be necessary to cause such Recipient to share the excess payment ratably with each such other Person entitled thereto; provided, however, that if all or any portion of such excess payment is thereafter recovered from such Recipient, such purchase from each such other Person shall be rescinded and each such other Person shall repay to the Recipient the purchase price paid by such Recipient for such participation to the extent of such recovery, together with an amount equal to such other Person’s ratable share (according to the proportion of (a) the amount of such other Person’s required payment to (b) the total amount so recovered from the Recipient) of any interest or other amount paid or payable by the Recipient in respect of the total amount so recovered.

SECTION 2.15 Right of Setoff. Without in any way limiting the provisions of Section 2.14, each of the Facility Agent and Lenders is hereby authorized (in addition to any other rights it may have) at any time during the existence of a Termination Event, to set-off, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by the Facility Agent or such Lender to, or for the account of, the SPV against the amount of the Senior Obligations owing by the SPV to such Person or to the Facility Agent on behalf of such Person (even if contingent or unmatured). The Facility Agent or Lender, as applicable, which made such set-off shall promptly notify the SPV after any such setoff.

SECTION 2.16 Settlement Procedures.

(a) Distributions on Settlement Date. The Servicer shall cause all Collections to be deposited into the Collection Account within five (5) Business Days of receipt of the same by the SPV, the Originator or the Servicer. Such Collections shall be distributed in accordance with Section 2.16(b) below provided that, unless a Termination Event exists, the Servicer may retain the amounts that would otherwise be deposited into the Collection Account in respect of Servicer Charges, in which case no distribution shall be made in respect of such Servicer Charges under clause (b) below. Any Excluded Amounts that do not belong to the SPV and that were deposited into the Collection Account shall be removed from the Collection Account on each Settlement Date prior to the application of Collections pursuant to Section 2.16(b) below.

(b) Order of Application. On each Settlement Date, the Servicer shall distribute the amount of the Collections on deposit in the Collection Account in the following order of priority:

First	to each Hedge Counterparty, on a pro rata basis, an aggregate amount (other than Hedge Breakage Costs) equal to any regularly scheduled payment due on such date in accordance with the applicable Hedging Agreement;

Second	pro rata, in accordance with the amounts due under this clause second, (i) to the Backup Servicer, all of the outstanding Backup Servicing Fees due and payable on such date and (ii) to the Custodian, all of the outstanding Custodian Fees due and payable on such date

Third	(i) to the Servicer, all of the outstanding Servicing Fees due and payable on or prior to such date and, (ii) so long as the Servicer is CCG and the Termination Date has not occurred, all Servicer Charges collected during the related Settlement Period;

Fourth	to each Administrator, for the account of the applicable Lenders, on a pro rata basis, an amount equal to the accrued interest (including overdue interest) on the Loans and which is due and payable on such date in accordance with Section 2.7 and at the rates per annum set forth in Section 2.6;

Fifth	to each Administrator, all of the outstanding Facility Fees due and payable on or prior to such date;

Sixth	to each Administrator, for the account of the applicable Lenders, as set forth below:

	(A)	If a Termination Event shall then exist or the Termination Date shall have occurred, ratably to the Lenders according to the outstanding principal amounts of their respective Loans, until paid in full, and

	(B)	On any Settlement Date prior to the date that is six months following the Amortization Date, so long as no Termination Event shall then exist, in the case of a prepayment as a result of existence of a Borrowing Base Deficit as provided in Section 2.8(c), on a pro rata basis, an amount equal to such Borrowing Base Deficit;

	(C)	On any Settlement Date occurring on or after the date that is six months following the Amortization Date, so long as no Termination Event shall then exist, then ratably to the Lenders according to the outstanding principal amounts of their respective Loans:

		(i)	for each of the 7th through 9th Settlement Dates occurring following the calendar month in which the Amortization Date occurred, an amount equal to, forty-five (45%) percent of the remaining amount of Collections to the reduction of the outstanding principal amount of the Loans;

		(ii)	for each of the 10th through 12th Settlement Dates occurring following the calendar month in which the Termination Date occurred, sixty-five (65%) percent of the remaining amount of Collections to the reduction of the outstanding principal amount of the Loans; and

		(iii)	for all Settlement Dates thereafter, one hundred (100%) percent of the remaining amount of Collections to the reduction of the outstanding principal amount of the Loans;

Seventh	to each Hedge Counterparty, any Hedge Breakage Costs due and owing under any Hedge Agreement;

Eighth	on a pari passu basis, all other amounts due and payable to the Backup Servicer and all other amounts due and payable to the Custodian;

Ninth	to the Servicer, all other amounts due and payable to the Servicer;

Tenth	to the Facility Agent, for the account of each Indemnified Party, on a pari passu basis, all other amounts due and payable to such Person on such date under this Agreement and any other Transaction Documents; and

Eleventh	the balance, if any, to the SPV.

(c) All amounts payable by the SPV under this Agreement and the other Transaction Documents shall be subject to, and all funds available to the SPV shall be applied in accordance with, the priorities set forth in this Section 2.16, provided, however, that the foregoing provision shall not affect or constitute a waiver of any Termination Event or Potential Termination Event if such funds are insufficient to pay in full when due any amount which is payable by the SPV hereunder or under any other Transaction Document.

(d) Intra-Month Settlement Procedures. Notwithstanding anything contained in this Section 2.16 to the contrary, no more than once per calendar month, the Servicer may elect, upon 2 Business Days prior written notice to the Facility Agent, to distribute Collections on deposit in the Collection Account on a date other than a Settlement Date in order to prepay the Loans in an amount not to exceed to (i) the amount of available funds on deposit in the Collection Account, less, (ii) the Cost Accrual Holdback Amount.

SECTION 2.17 Collections Held in Trust. If at any time the SPV, the Sub-Servicer or the Originator, as the case may be, shall receive any Collections other than through payment into a Lock-Box Account, the SPV, the Sub-Servicer or the Originator, as applicable, shall promptly (but in any event within two (2) Business Days of receipt thereof) remit or cause to be remitted all such Collections to a Lock-Box Account. All Collections received by the SPV or the Originator, and all Collections held by the Servicer (or the Sub-Servicer on its behalf) in the Lock-Box Accounts, shall be held by such Person in trust for the exclusive benefit of the Facility Agent. The outstanding principal amount of the Loans shall not be deemed repaid by any amount of the Collections held in trust by the SPV, the Originator, the Servicer or any Sub-Servicer, as applicable, unless such amount is finally paid to the Facility Agent in accordance with Section 2.16(b).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.1 Representations and Warranties of the SPV and the Servicer. Unless otherwise provided herein, the SPV represents and warrants to the Facility Agent, the Administrators and the Lenders, as to itself, and the Servicer represents and warrants to the Facility Agent, the Administrators and the Lenders, as to itself (it being understood and agreed, for the avoidance of doubt, that the representation and warranties of the SPV and Servicer have been combined herein for ease of documentation only), that on the Closing Date and on each Borrowing Date as provided in Section 4.2:

(a) Corporate Existence and Power. It (i) is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization as specified in the preamble herein, (ii) is not organized under the Laws of any other jurisdiction or governmental authority, (iii) has all corporate or limited liability company power and all licenses, authorizations, consents and approvals of all Official Bodies required to own or lease its properties and to carry on its business in each jurisdiction in which its business is conducted (except where the failure to have any such licenses, authorizations, consents and approvals would not individually or in the aggregate have a Material Adverse Effect) and (iv) is duly qualified to do business and is in good standing in every other jurisdiction in which the nature of its business or ownership or lease of its properties requires it to be so qualified, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

(b) Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party: (i) are within its corporate or limited liability company powers, (ii) have been duly authorized by all necessary corporate, limited liability company and shareholder action, as applicable, (iii) require no action by or in respect of, or filing with, any Official Body or official thereof (except as contemplated by Sections 4.1(f), 4.1(g) and 6.4, all of which have been (or as of the Restatement Effective Date will have been) duly made and in full force and effect), (iv) do not contravene or constitute a default under (A) its articles of incorporation or by-laws, or limited liability company agreement, as the case may be, (B) any Law applicable to it, (C) any material contractual restriction binding on or affecting it or its property or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, or (v) will not result in the creation or imposition of any Adverse Claim upon or with respect to its property (except as contemplated hereby), which in the case of the Servicer could reasonably be expected to have a Material Adverse Effect.

(c) Binding Effect. Each of this Agreement and the other Transaction Documents to which it is a party has been duly executed and delivered and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding equity or at law.

(d) Perfection. The SPV is the owner of all of the Pool Receivables and other Affected Assets, free and clear of all Adverse Claims (other than Permitted Adverse Claims) and upon the making of the initial Loan on the Closing Date and at all times thereafter until the Final Payout Date, all financing statements and other documents required to be recorded or filed in order to perfect the security interest of the Facility Agent on behalf of the Secured Parties in the Affected Assets (provided, that no representation is made herein with respect to creation, ownership or perfection of any security interest in goods or other assets pledged by an Obligor (other than the Equipment)) against all creditors of and purchasers from the SPV and the Originator will have been duly filed in each filing office necessary for such purpose and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full.

(e) Accuracy of Information. All written information heretofore furnished by it (including the Servicer Reports and its financial statements) to any Lender, the Facility Agent or any Administrator for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such written information hereafter furnished by it to any Lender, the Facility Agent or any Administrator will be, true, complete and accurate in every material respect, on the date such information is stated or certified, and no such item contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(f) Tax Status. It has (i) filed all tax returns (federal, state and local) required to be filed, (ii) paid or made adequate provision for the payment of all taxes, assessments and other governmental charges except for taxes, assessments and other governmental charges that are being contested in good faith through appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP and (iii) no tax lien has been filed and to its knowledge, no tax lien claim is being asserted against any of its properties which could reasonably be expected to have a Material Adverse Effect.

(g) Action, Suits. It is not in violation of any order of any Official Body or arbitrator. There are no actions, suits, litigation, investigations or proceedings pending, or to its knowledge, threatened, against or affecting it or any of its Affiliates or their respective properties, in or before any Official Body or arbitrator, which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(h) Use of Proceeds. In the case of the SPV, no proceeds of any Loan will be used by it (i) to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended, (ii) to acquire any equity security of a class which is registered pursuant to Section 12 of such act or (iii) for any other purpose that violates Applicable Law, including Regulations T, U or X of the Federal Reserve Board.

(i) Principal Place of Business; Chief Executive Office; Location of Records. Its principal place of business, chief executive office and the offices where it keeps all its Records related to the Pool Receivables are located at the address(es) described on Schedule 3.1(i) or such other locations notified to the Facility Agent in accordance with Section 5.2(f) in jurisdictions where all action required by Section 6.6 has been taken and completed by the time required pursuant to Section 5.2(f).

(j) Subsidiaries; Tradenames, Etc. In the case of the SPV, as of the Closing Date: (i) it has no Subsidiaries and divisions; and (ii) it has not operated under any tradenames and has not changed its name, merged with or into or consolidated with any other Person or been the subject of any proceeding under the Bankruptcy Code.

(k) Security Interest. On the Restatement Effective Date, the Facility Agent shall acquire and hold a valid and enforceable first priority perfected security interest in each Pool Receivable and all other Affected Assets then owned or thereafter acquired by the SPV, free and clear of any Adverse Claim, other than Permitted Adverse Claims.

(l) Nature of Pool Receivables. Each Pool Receivable represented by it (i) to be an Eligible Receivable in any Servicer Report or (ii) included in the calculation of the Borrowing Base satisfies at such time the definition of “Eligible Receivable” set forth herein.

(m) Coverage Requirement. In the case of the SPV, the aggregate outstanding principal amount of the Loans does not exceed the Borrowing Base.

(n) Credit and Collection Policy. In the case of the Servicer, there have been no changes in the Credit and Collection Policy from that attached hereto as Exhibit C that have or are reasonably likely to have a Material Adverse Effect. The Servicer has at all times complied with the Credit and Collection Policy with regard to each Pool Receivable.

(o) Material Adverse Effect. Since the Closing Date, there has been no Material Adverse Effect.

(p) No Termination Event. Except as specifically waived in writing by the Majority Lenders (and, in the case of the SPV only, to its knowledge after due inquiry), no event exists and no condition exists, or would result from any borrowing of any Loan or from the application of the proceeds therefrom, which constitutes a Termination Event or a Potential Termination Event.

(q) Not an Investment Company. It is not, and is not controlled by, an “investment company” within the meaning of the Investment Company Act of 1940, or is exempt from all provisions of such act.

(r) ERISA. Neither the SPV nor any ERISA Affiliate (A) maintains any Pension Plan or (B) contributes to any Multiemployer Plan.

(s) Lock-Box Accounts, Collection Account. The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks are specified in Schedule 3.1(s), as updated by the SPV from time to time by notice from the SPV to the Facility Agent. All Obligors have been instructed to make payment in respect of the Pool Receivables to a Lock-Box Account. The Servicer shall at all times have the ability to identify and segregate, or cause to be identified and segregated by the Intercreditor Master Agent in accordance with the terms of the Intercreditor Agreement, substantially all of the Collections from the other funds on deposit in each Lock-Box Account within five (5) Business Days after receipt of such funds. The name and address of the bank at which the Collection Account is maintained, together with the account number of the Collection Account at such bank is specified in Schedule 3.1(s). If any payments on any Receivables are sent directly to the SPV, the Originator, the Servicer or any Sub-Servicer rather than to a Lock-Box Account, the SPV, the Originator, the Servicer, or the Sub-Servicer, as applicable, shall cause such payments to be remitted to a Lock-Box Account within two (2) Business Days of the receipt of the same.

(t) Bulk Sales. In the case of the SPV, no transaction contemplated hereby or by the First Tier Agreement requires compliance with any bulk sales act or similar Law.

(u) Transfers Under First Tier Agreement. In the case of the SPV, each Pool Receivable has been purchased by it from the Originator pursuant to, and in accordance with, the terms of the First Tier Agreement.

(v) Preference; Voidability. The SPV shall have given reasonably equivalent value to the Originator in consideration for the transfer to it of the Affected Assets from the Originator and each such transfer shall not have been made for or on account of an antecedent debt owed by the Originator to it and no such transfer is or may be voidable under any section of the Bankruptcy Code.

(w) Not a Covered Fund. The SPV (i) is not a “covered fund” under the Volcker Rule (17 C.F.R. 75.10(b)) (the “Volcker Rule”) and (ii) is not, and after giving effect to the transactions contemplated hereby, will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute. In determining that the SPV is not a covered fund, the SPV is entitled to rely on the exemption from the definition of “investment company” set forth in section 3(c)(5) of the Investment Company Act of 1940.

(x) Lease Agreement Effective. In the case of the SPV, each lease agreement which gives rise to a Lease Receivable is or becomes effective and binding upon and enforceable against the related Obligor upon the payment by such Obligor of the first installment of the rentals under such lease agreement.

(y) Nonconsolidation. The SPV is operated in such a manner that the separate corporate existence of the SPV, on the one hand, and the Originator or any Affiliate of the Originator, on the other, would not be disregarded in the event of the bankruptcy or insolvency of the Originator or any Affiliate of the Originator and, without limiting the generality of the foregoing:

(i) the SPV is a limited purpose limited liability company whose activities are restricted in its limited liability company agreement to activities related to purchasing or otherwise acquiring receivables (including the Pool Receivables) and related assets and rights and conducting any related or incidental business or activities it deems necessary or appropriate to carry out its primary purpose, including entering into agreements like the Transaction Documents;

(ii) the SPV has not engaged, and does not presently engage, in any activity other than those activities expressly permitted hereunder and under the other Transaction Documents, nor has the SPV entered into any agreement other than this Agreement, the other Transaction Documents to which it is a party, and with the prior written consent of the Majority Lenders, any other agreement necessary to carry out more effectively the provisions and purposes hereof or thereof;

(iii) (A) the SPV maintains its own deposit account or accounts, separate from those of any of its Affiliates, with commercial banking institutions, (B) the funds of the SPV are not and have not been diverted to any other Person or for other than the corporate use of the SPV and (C), except as may be expressly permitted by this Agreement, the funds of the SPV are not and have not been commingled with those of any of its Affiliates;

(iv) to the extent that the SPV contracts or does business with vendors or service providers where the goods and services provided are partially for the benefit of any other Person, the costs incurred in so doing are fairly allocated to or among the SPV and such entities for whose benefit the goods and services are provided, and each of the SPV and each such entity bears its fair share of such costs; and all material transactions between the SPV and any of its Affiliates shall be only on an arm’s-length basis;

(v) the SPV shall at all times maintain a plaque or other sign separate from the plaque or sign of the Originator designating for its office space and allocate, fairly and reasonably, all the overheads for shared spaces with the Originator and shall maintain a telephone listing and stationery through which all business correspondence and communication are conducted, in each case separate from those of the Originator and their Affiliates;

(vi) the SPV conducts its affairs strictly in accordance with its limited liability agreement and other formation documents and observes all necessary, appropriate and customary formalities as a limited liability company, including (A) holding all regular and special directors’ meetings appropriate to authorize all limited liability company action (which, in the case of regular directors’ meetings, are held at least annually), (B) keeping separate and accurate minutes of such meetings, (C) passing all resolutions or consents necessary to authorize actions taken or to be taken, and (D) maintaining accurate and separate books, records and accounts, including intercompany transaction accounts;

(vii) all decisions with respect to its business and daily operations are independently made by the SPV (although the officer making any particular decision may also be an employee, officer or director of an Affiliate of the SPV) and are not dictated by any Affiliate of the SPV (it being understood that the Servicer, which is an Affiliate of the SPV, will undertake and perform all of the operations, functions and obligations of it set forth herein and it may appoint Sub-Servicers, which may be Affiliates of the SPV, to perform certain of such operations, functions and obligations);

(viii) the SPV acts solely in its own limited liability company’s name and through its own authorized officers and agents, and no Affiliate of the SPV shall be appointed to act as its agent, except as expressly contemplated by this Agreement or other Transaction Documents;

(ix) no Affiliate of the SPV advances funds to the SPV, other than as is otherwise provided herein or in the other Transaction Documents, and no Affiliate of the SPV otherwise supplies funds to, or guaranties debts of, the SPV; provided, however, that an Affiliate of the SPV may provide funds to the SPV in connection with the capitalization of the SPV;

(x) other than organizational expenses and as otherwise expressly provided herein, the SPV pays all expenses, indebtedness and other obligations incurred by it;

(xi) the SPV does not guarantee, and is not otherwise liable, with respect to any obligation of any of its Affiliates or any other Person;

(xii) any financial reports required of the SPV comply with GAAP and are issued separately from, but may be consolidated with, any reports prepared for any of its Affiliates;

(xiii) at all times the SPV is adequately capitalized to engage in the transactions contemplated in its limited liability company agreement and other formation documents;

(xiv) the financial statements and books and records of the SPV and the Originator reflect the separate existence of the SPV;

(xv) the SPV does not act as agent for the Originator or any Affiliate of either the Originator, but instead presents itself to the public as a separate existence from each such member and independently engaged in the business of purchasing and financing Receivables;

(xvi) the SPV maintains at least one Independent Manager who has never been, and shall at no time be a stockholder, director, officer, employee or associate, or any relative of the foregoing, of the Originator or any Affiliate of the Originator (other than the SPV and any other bankruptcy-remote special purpose entity formed for the sole purpose of securitizing, or facilitating the securitization of, financial assets of the Originator or any Affiliate of the Originator), all as provided in its limited liability company agreement and other formation documents and is otherwise reasonably acceptable to the Majority Lenders and the Facility Agent; and

(xvii) the limited liability company agreement and other formation documents of the SPV require (A) the affirmative vote of the Independent Manager before the SPV may (1) file a voluntary petition under Section 301 of the Bankruptcy Code, (2) dissolve or liquidate, or institute proceedings to be adjudicated bankrupt or insolvent, (3) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (4) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (5) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the SPV, (6) make any assignment for the benefit of the SPV’s creditors, (7) admit in writing its inability to pay its debts generally as they become due, or (8) take any action in furtherance of any of the foregoing, and (B) the SPV to maintain correct and complete books and records of account and minutes of the meetings and other proceedings of its stockholders and board of directors.

(z) Representations and Warranties in other Transaction Documents. In the case of the SPV, each of the representations and warranties made by it contained in the Transaction Documents (other than this Agreement) is true, complete and correct in all respects and it hereby makes each such representation and warranty to, and for the benefit of, the Facility Agent, the Administrators and the Lenders as if the same were set forth in full herein.

(aa) Perfection Representations. The Perfection Representations shall be a part of this Agreement for all purposes.

(bb) No Servicer Default. In the case of the Servicer, no event exists and no condition exists, or would result from borrowing of a Loan or from the application of the proceeds therefrom, which constitutes a Servicer Default.

(cc) Compliance with Law. It has complied with all Applicable Laws to which it may be subject (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) except where the failure to comply would not have a Material Adverse Effect.

(dd) Anti-Corruption Laws and Sanctions. Each of the SPV, the Originator and the Servicer, on behalf of the SPV, has implemented and maintains in effect policies and procedures designed to ensure compliance by such Person and its respective Subsidiaries, directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each of the SPV, the Originator, the Servicer, their respective Subsidiaries and their respective officers and employees and to the knowledge of such Person, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the SPV, the Originator, the Servicer, any Subsidiary of the foregoing or any of their respective directors, officers or employees, or (b) to the knowledge of such Person, any agent of such Person or any Subsidiary that will act in any capacity in connection with or benefit from the facility established hereby, is a Sanctioned Person. No proceeds from any Loan or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.2 Additional Representations and Warranties of the Servicer. The Servicer represents and warrants on the Closing Date and on each Borrowing Date to the Facility Agent, the Administrators and the Lenders, which representation and warranty shall survive the execution and delivery of this Agreement, that each of the representations and warranties of the Servicer contained in any Transaction Document is true, complete and correct as of such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct as of such earlier date), and the Servicer hereby makes each such representation and warranty to, and for the benefit of, the Facility Agent, the Administrators and the Lenders as if the same were set forth in full herein.

ARTICLE IV

CONDITIONS PRECEDENT

SECTION 4.1 Conditions Precedent to Closing Date. The occurrence of the Closing Date and the effectiveness of the Commitments hereunder shall be subject to the conditions precedent that (i) the SPV or the Originator shall have paid in full (A) all amounts required to be paid by either of them on or prior to the Closing Date pursuant to the Fee Letter and (B) the fees and expenses described in clause (i) of Section 9.5 and invoiced prior to the Closing Date, and (ii) the Facility Agent shall have received, for itself and each of the Administrators and Lenders and the Facility Agent’s counsel, each of the following documents, each in form and substance satisfactory to the Facility Agent:

(a) A duly executed counterpart of this Agreement, the First Tier Agreement, the Fee Letter, the Backup Servicer Fee Letter, the Custodial Agreement, and each of the other Transaction Documents executed by the Originator, the SPV, the Servicer, the Backup Servicer, and the Custodian, as applicable.

(b) A certificate of the secretary or assistant secretary of the SPV, in form and substance satisfactory to the Facility Agent, certifying and (in the case of clauses (i) and (ii)) attaching as exhibits thereto, among other things:

(i) the limited liability company agreement and certificate of formation or other formation document of the SPV (certified by the Secretary of State or other similar official of the SPV’s jurisdiction of incorporation or organization, as applicable, as of a recent date);

(ii) resolutions of the board of directors or other governing body of the of the SPV authorizing the execution, delivery and performance by the SPV of this Agreement, the First Tier Agreement and the other Transaction Documents to be delivered by the SPV hereunder or thereunder and all other documents evidencing necessary limited liability company action (including shareholder consents) and government approvals, if any; and

(iii) the incumbency, authority and signature of each officer of the SPV executing the Transaction Documents or any certificates or other documents delivered hereunder or thereunder on behalf of the SPV.

(c) A certificate of the secretary or assistant secretary of the Originator and the Servicer, in form and substance satisfactory to the Facility Agent, certifying and (in the case of clauses (i) through (iii)) attaching as exhibits thereto, among other things:

(i) the articles of incorporation, charter or other organizing document of the Originator and the Servicer (certified by the Secretary of State or other similar official of its jurisdiction of incorporation or organization, as applicable, as of a recent date);

(ii) the by-laws of the Originator and the Servicer;

(iii) resolutions of the board of directors or other governing body of the Originator and the Servicer authorizing the execution, delivery and performance by it of this Agreement, as applicable, the First Tier Agreement and the other Transaction Documents to be delivered by it hereunder or thereunder and all other documents evidencing necessary corporate action (including shareholder consents) and government approvals, if any; and

(iv) the incumbency, authority and signature of each officer of the Originator and the Servicer executing the Transaction Documents or any certificates or other documents delivered hereunder or thereunder on its behalf.

(d) A good standing certificate for the SPV issued by the Secretary of State or a similar official of the SPV’s jurisdiction of incorporation or organization, as applicable, dated as of a recent date.

(e) A good standing certificate for each of the Originator and the Servicer issued by the Secretary of State or a similar official of its jurisdiction of incorporation or organization, as applicable, and principal place of business, dated as of a recent date.

(f) Copies of proper financing statements (Form UCC-1), in form and substance satisfactory to the Facility Agent, to be filed on or before the initial Borrowing Date naming the SPV, as debtor, in favor of the Facility Agent, as secured party, for the benefit of the Lenders or other similar instruments or documents as may be necessary or in the reasonable opinion of the Facility Agent desirable under the UCC of all appropriate jurisdictions or any comparable Law to perfect the Facility Agent’s security interest in all Pool Receivables and the other Affected Assets.

(g) Copies of proper financing statements (Form UCC-1), in form and substance satisfactory to the Facility Agent, to be filed on or before the initial Borrowing Date naming the Originator as the debtor, in favor of the SPV, as secured party, and the Facility Agent, for the benefit of the Lenders, as assignee, or other similar instruments or documents as may be necessary or in the reasonable opinion of the Facility Agent desirable under the UCC of all appropriate jurisdictions or any comparable Law to perfect the SPV’s interest in all Pool Receivables and the other Affected Assets.

(h) Copies of proper financing statements (Form UCC-3), if any, filed on or before the initial Borrowing Date necessary to terminate all security interests and other rights of any Person in Pool Receivables or the other Affected Assets previously granted by the SPV.

(i) Copies of proper financing statements (Form UCC-3), if any, filed on or before the initial Borrowing Date necessary to terminate all security interests and other rights of any Person in Pool Receivables or the other Affected Assets previously granted by the Originator.

(j) Certified copies of requests for information or copies (Form UCC-11) (or a similar search report certified by parties acceptable to the Facility Agent) dated a date reasonably near the date of the initial Borrowing Date listing all effective financing statements which name the SPV or the Originator (under their respective present names and any previous names) as debtor and which are filed in jurisdictions in which the filings were made pursuant to clauses (f) or (g) above and such other jurisdictions where the Facility Agent may reasonably request together with copies of such financing statements (none of which shall cover any Pool Receivables, other Affected Assets or Contracts), and similar search reports with respect to federal tax liens and liens of the Pension Benefit Guaranty Corporation in such jurisdictions, showing no effective liens on any of the Pool Receivables, other Affected Assets or related Contracts.

(k) Favorable opinions of Moore & Van Allen PLLC special counsel to the SPV, the Servicer and the Originator, covering certain corporate, UCC, bankruptcy and insolvency matters, in form and substance reasonably satisfactory to the Facility Agent and Facility Agent’s counsel.

(l) Favorable opinions of The Yarbrough Law Firm, PLLC, counsel to the Servicer and the Originator, covering certain corporate matters, in form and substance reasonably satisfactory to the Facility Agent and Facility Agent’s counsel.

(m) Joinder agreement to the Intercreditor Agreement executed by the Facility Agent and the SPV, whereby the Facility Agent and the SPV become a party to the Intercreditor Agreement.

(n) Satisfactory results of due diligence procedures over the Originator’s collection, operating and reporting systems, Credit and Collection Policy, historical receivables data and accounts, including satisfactory results of procedures applied at the Originator’s operating location(s) and satisfactory procedures performed over the Eligible Receivables in existence on the date of the initial purchase under the First Tier Agreement and a written outside audit report of a nationally-recognized accounting firm as agreed.

(o) Payment of any fees due and payable on the Restatement Effective Date pursuant to the Fee Letter.

(p) Such other approvals, documents, instruments, certificates and opinions as the Facility Agent, any Administrator or any Lender, may reasonably request.

(q) Evidence satisfactory to the Facility Agent that Collections with respect to Pool Receivables being sold on the Closing Date pursuant to the First Tier Agreement which were received after the Cut-Off Date will be deposited into the Collection Account on the Closing Date.

SECTION 4.2 Conditions Precedent to All Loans. Each Loan (including the initial Loan) shall be subject to the conditions precedent that (i) the Closing Date shall have occurred, and (ii) on the Borrowing Date for such Loan, the following statements shall be true (and the SPV by accepting the amount of such Loan shall be deemed to have certified that):

(a) The representations and warranties contained in Sections 3.1 and 3.2 are true, complete and correct in all material respects on and as of such day as though made on and as of such day and shall be deemed to have been made on such day (except for any such representation and warranty that is expressly made as of an earlier date),

(b) After giving effect to such Loan, there is no Borrowing Base Deficit,

(c) The Facility Agent shall have received (i) a Borrowing Request and (ii) a Borrowing Base Certificate as provided in Section 2.2,

(d) Neither the Amortization Date nor the Termination Date has occurred,

(e) No Termination Event or Potential Termination Event exists, and

(f) No Law, rule or regulation shall prohibit, and no order, judgment or decree of any Official Body shall prohibit or enjoin, the making of such Loan by any Lender in accordance with the provisions hereof or any other transaction contemplated herein.

(g) With respect to any Pool Receivables that are being purchased pursuant to the First Tier Agreement with the proceeds of such Loan, evidence satisfactory to the Facility Agent that Collections with respect to such Pool Receivables that were received after the Cut-Off Date will be deposited into the Collection Account on the Borrowing Date.

SECTION 4.3 Conditions Precedent to Restatement Effective Date. The occurrence of the Restatement Effective Date and the effectiveness of the amendment and restatement of the Original Agreement on the terms and conditions set forth herein shall be subject to the conditions precedent that (i) the SPV or the Originator shall have paid in full (A) all amounts required to be paid by either of them on or prior to the Restatement Effective Date pursuant to the Fee Letter and (B) the fees and expenses described in clause (i) of Section 9.5(a) and invoiced prior to the

Restatement Effective Date, and (ii) the Facility Agent shall have received, for itself and each of the Administrators and Lenders and the Facility Agent’s counsel, each of the following documents, each in form and substance satisfactory to the Facility Agent:

(a) A duly executed counterpart of this Agreement and the Fee Letter, executed by each of the respective parties thereto.

(b) A certificate of the secretary or assistant secretary of the SPV, in form and substance satisfactory to the Facility Agent, certifying and (in the case of clauses (i) and (ii)) attaching as exhibits thereto, among other things:

(i) the limited liability company agreement and certificate of formation or other formation document of the SPV (certified by the Secretary of State of the SPV’s jurisdiction of incorporation as of a recent date);

(ii) resolutions of the board of directors or other governing body of the SPV authorizing the execution, delivery and performance by the SPV of this Agreement and the other Transaction Documents to be delivered by the SPV hereunder or thereunder and all other documents evidencing necessary limited liability company action (including shareholder consents) and government approvals, if any; and

(iii) the incumbency, authority and signature of each officer of the SPV executing the Transaction Documents or any certificates or other documents delivered hereunder or thereunder on behalf of the SPV.

(c) A good standing certificate for the SPV issued by the Secretary of State of the SPV’s jurisdiction of incorporation dated as of a recent date.

(d) A good standing certificate for the Originator issued by the Secretary of State or a similar official of its jurisdiction of incorporation or organization, as applicable, and principal place of business, dated as of a recent date.

(e) Favorable opinion of Moore & Van Allen PLLC special counsel to the SPV covering certain corporate matters, in form and substance reasonably satisfactory to the Facility Agent and Facility Agent’s counsel.

(f) Such other approvals, documents, instruments, certificates and opinions as the Facility Agent, any Administrator or any Lender, may reasonably request.

ARTICLE V

COVENANTS

SECTION 5.1 Affirmative Covenants of the SPV and Servicer. At all times from the date hereof to the Final Payout Date, unless the Majority Lenders shall otherwise consent in writing, the SPV hereby covenants and agrees with the Lenders and the Administrators as to itself only, and the Servicer hereby covenants and agrees with the Lenders and the Administrators as to itself only, that it will (it being understood and agreed, for the avoidance of doubt, that the covenants of the SPV and the Servicer have been combined herein for ease of documentation only):

(a) Reporting Requirements. The SPV shall maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and the SPV and the Servicer (and, if the Originator is not the Servicer, the Originator), shall furnish to the Facility Agent and on receipt thereof the Facility Agent shall distribute to each Agent:

(i) Annual Reporting. Within ninety (90) days after the close of each fiscal year of the SPV and Holdco, as applicable, (A) unaudited financial statements with respect to the SPV and (B) with respect to Holdco and its Subsidiaries, (1) on a consolidating basis, unaudited balance sheets as of the end of such period and related statements of operations and (2) on a consolidated basis, audited financial statements, in the case of (2), prepared by a nationally-recognized accounting firm reasonably acceptable to the Facility Agent in accordance with GAAP, including balance sheets as of the end of such period, related statements of operations, shareholder’s equity and cash flows, accompanied by an unqualified audit report certified by such accountants.

(ii) Quarterly Reporting. Within forty-five (45) days after the close of the first three quarterly periods of the fiscal years of Holdco, with respect to Holdco and its Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period and related statements of operations, together with consolidated shareholder’s equity and cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by a Responsible Officer of the Servicer (and, if the Originator is not the Servicer, the Originator).

(iii) Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate signed by the SPV’s or Servicer’s (and, if the Originator is not the Servicer, the Originator), as applicable, Responsible Officer stating that (A) the attached financial statements have been prepared in accordance with GAAP and accurately reflect the financial condition of the SPV (and, if the Originator is not the Servicer, the Originator), Servicer and its Subsidiaries as applicable and (B) to the best of such Person’s knowledge, no Termination Event or Potential Termination Event exists, or if any Termination Event or Potential Termination Event exists, stating the nature and status thereof.

(iv) Notice of Termination Events or Potential Termination Events; Etc. (A) As soon as possible and in any event within two (2) Business Days after the SPV obtains knowledge of the occurrence of a Termination Event or a Potential Termination Event, the SPV shall provide a statement of a Responsible Officer of the SPV setting forth details of such Termination Event or Potential Termination Event and the action which the SPV proposes to take with respect thereto, which information shall be updated promptly from time to time; (B) promptly and in any event within two (2) Business Days after the SPV obtains knowledge thereof, notice of any litigation, investigation or proceeding that may exist at any time between the SPV and any Person that could reasonably be expected to result in a Material Adverse Effect or any litigation or proceeding relating to any Transaction Document; and (C) promptly and in any event within two (2) Business Days after the SPV obtains knowledge thereof, notice of a Material Adverse Effect.

(v) Change in Credit and Collection Policy. (A) At least five (5) Business Days before the date on which any material amendment to the Credit and Collection Policy is to be made, the Servicer shall provide a copy of the Credit and Collection Policy, then in effect indicating such change or amendment, provided, that no such amendment shall be made which does not comply with Section 5.2(c) hereof; and (B) within five (5) Business Days of the date on which any non-material amendment to the Credit and Collection Policy is made, the Servicer shall provide the Facility Agent with a copy of the Credit and Collection Policy then in effect indicating such change or amendment.

(vi) Change in Accountants or Accounting Policy. Promptly, the SPV shall provide notice of any change in the accountants or material change in the accounting policy of the SPV.

(vii) Other Information. Such other information (including non-financial information) as the Facility Agent or any Administrator may from time to time reasonably request (provided if such information is requested from the Servicer, such request can be accommodated by the then existing computer system of the Servicer) with respect to Holdco, the Originator, the SPV or any Subsidiary of the Originator.

(viii) Reports from Other Parties. Promptly and in any event within three (3) Business Days after receipt thereof, the SPV shall provide copies of all financial statements delivered by the Originator to the SPV pursuant to the First Tier Agreement and all other information provided by the Originator to the SPV pursuant to the Transaction Documents.

(ix) Shareholders Statements and Reports. If the Servicer is CCG, and Holdco has a class of securities registered under the Securities Exchange Act of 1934, as amended, then promptly upon the furnishing thereof to such securities holders of Holdco, copies of all financial statements, reports and proxy statements so furnished.

(x) SEC Filings. Promptly upon the filing thereof, copies of all final registration statements and annual, quarterly, monthly or other regular reports which Holdco (if the Servicer is CCG), or any of its Subsidiaries, filed with the Securities and Exchange Commission.

(xi) New Equipment Types. Along with each Servicer Report, notice of any new Equipment types being financed by the SPV.

(xii) Issuance of Equity or Indebtedness. Promptly after each issuance of equity securities or Indebtedness (excluding commitments under revolving debt facilities of CCG or any of its Subsidiaries in existence on the Restatement Effective Date) in excess of $5,000,000 by CCG, the Servicer (if the Servicer is CCG) shall notify the Facility Agent in writing of the amount of net cash proceeds and value of property received.

(xiii) Appointment of Independent Manager. The Servicer and the SPV shall notify the Facility Agent of any decision to appoint a new director of the SPV as the “Independent Manager” for purposes of this Agreement, such notice to be issued not less than ten (10) days prior to the effective date of such appointment and certify in such notice that the designated Person satisfies the criteria set forth in the definition herein of “Independent Manager.”

The reports, financial statements, proxy statements and registration statements required to be delivered under clauses (ix) and (x) of this Section 5.1(a) and, following an IPO, the financial statements required to be delivered under clauses (i) and (ii) of this Section 5.1(a) shall be deemed to have been delivered on the date on which the same have been posted on the Securities and Exchange Commission’s website at www.sec.gov.

(b) Conduct of Business; Ownership. The SPV shall carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly organized, validly existing and in good standing as a domestic corporation or limited liability company, as applicable, in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except where failure to have such authority would not have a Material Adverse Effect. The SPV shall at all times be a wholly-owned Subsidiary of Originator.

(c) Compliance with Laws, Etc. The SPV shall comply with all Laws to which it or its respective properties may be subject and preserve and maintain its corporate or limited liability company existence, rights, franchises, qualifications and privileges except where failure to so comply would not have a Material Adverse Effect.

(d) Furnishing of Information and Inspection of Records. Each of the SPV and the Servicer shall at any time and from time to time during regular business hours, upon reasonable notice, as requested by the Facility Agent or any Administrator, permit any Agent, or its agents or representatives, (i) to examine and make copies of and take abstracts from all books, records and documents (including computer tapes and disks) relating to the Pool Receivables or other Affected Assets, including the related Contracts and (ii) to visit the offices and properties of the SPV or the Servicer, as applicable, for the purpose of examining such materials described in clause (i), and to discuss matters relating to the Affected Assets or the SPV’s or the Servicer’s performance hereunder, under the Contracts and under the other Transaction Documents to which such Person is a party with any of the officers, directors, or in the presence of an officer, employees or independent public accountants, of the SPV or the Servicer, as applicable, having knowledge of such matters. Prior to the occurrence of a Termination Event, the reasonable out-of-pocket costs and expenses of the first such audit in any calendar year shall be borne by the SPV and any additional audits shall be at the expense of the person performing such audit; after the occurrence of a Termination Event, the reasonable out-of-pocket costs and expenses of all such audits shall be borne by the SPV. The first inspection and report pursuant to Section 7.2(c) hereof shall be performed in conjunction with the first such audit in any calendar year for which the SPV is required to reimburse the Facility Agent.

(e) Keeping of Records and Books of Account. The SPV and the Servicer shall maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, computer tapes, disks, records and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of substantially all new Pool Receivables and all Collections of and adjustments to each existing Pool Receivable). The Servicer may perform the foregoing obligation on behalf of the SPV.

(f) Performance and Compliance with Receivables and Contracts and Credit and Collection Policy. The SPV shall, at its own expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables; and the SPV and the Servicer, as to itself, shall timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Pool Receivable and the related Contract. The Servicer may perform the foregoing obligations on behalf of the SPV.

(g) Notice of Facility Agent’s Interest. In the event that the SPV shall sell or otherwise transfer any interest in accounts receivable or any other financial assets (other than as contemplated by the Transaction Documents), any computer tapes or files or other documents or instruments provided by the Servicer in connection with any such sale or transfer shall, to the extent that such computer tapes, files or other documents or instruments contain any references to the Pool Receivables, the SPV shall disclose the SPV’s ownership of the Pool Receivables and the Facility Agent’s security interest therein.

(h) Instructions to the Obligors. The Servicer (or any Sub-Servicer on its behalf) shall instruct all Obligors to cause all Collections to be deposited directly to a Lock-Box Account or to post office boxes to which only Lock-Box Banks have access and shall cause all items and amounts relating to such Collections received in such post office boxes to be removed by the applicable Lock-Box Bank and deposited into a Lock-Box Account on a daily basis.

(i) Sale Treatment. The SPV shall not account for, or otherwise treat, the transactions contemplated by the First Tier Agreement in any manner other than as a sale of Receivables by the Originator to the SPV (except to the extent otherwise required (i) for United States federal income tax purposes under the Code or (ii) by the application of consolidated financial reporting principles under GAAP).

(j) Separate Business; Nonconsolidation. The SPV shall not (i) engage in any business not permitted by its limited liability company agreement or by-laws as in effect on the Restatement Effective Date or (ii) conduct its business or act in any other manner which is inconsistent with Section 3.1(y). The officers and directors of the SPV (as appropriate) shall make decisions with respect to the business and daily operations of the SPV independent of and not dictated by Originator or any other controlling Person except as contemplated by the servicing arrangements hereunder.

(k) Organizational Documents. The SPV shall only amend, alter, change or repeal its limited liability company agreement and other formation documents with the prior written consent of the Majority Lenders. The SPV shall maintain its organizational documents in conformity with this Agreement, such that its organizational documents, at all times that this Agreement is in effect, provide for not less than three (3) days’ prior written notice to the Facility Agent of the replacement or appointment of any manager that is to serve as an Independent Manager for purposes of this Agreement. After the Restatement Effective Date, the SPV shall obtain the Facility Agent’s written acknowledgement that in its reasonable judgment the designated person who is being appointed as an Independent Manager satisfies the criteria set forth in the definition of Independent Manager prior to appointing a Person who is employed by a company other than Amacar Group, Global Securitization Services, LLC, CT Corporation, National Corporate Research, Ltd., Lord SPV, Lord Securities Corporation, or any of their respective Affiliates.

(l) Ownership Interest, Etc. The SPV shall, at its expense, take all action necessary or desirable to establish and maintain a perfected security interest in favor of the Facility Agent for the benefit of the Secured Parties in the Affected Assets free and clear of any Adverse Claim (other than Permitted Adverse Claims), including taking such action to perfect, protect or more fully evidence the security interest of the Facility Agent, as the Facility Agent may reasonably request.

(m) Enforcement of First Tier Agreement; Amendment to First Tier Agreement or Any Hedging Agreement. The SPV, on its own behalf and on behalf of the Facility Agent and each Lender, shall promptly enforce all covenants and obligations of the Originator contained in the First Tier Agreement. The SPV shall not, without prior written consent of the Majority Lenders, give any consents, approvals, directions, notices, waivers or otherwise take other similar actions under the First Tier Agreement or cancel, terminate, amend, modify, or supplement the First Tier Agreement or, if there shall then exist a Termination Event, any Hedging Agreement, or waive any provision thereof; nor shall the SPV take any other action under the First Tier Agreement or any Hedging Agreement; in each case that would have a Material Adverse Effect on any Agent or any Lender or which would violate the terms of this Agreement.

(n) Notes. Until such time as the UCC of each State of the United States is amended in order to permit perfection of security interests in promissory notes and other instruments executed by Obligors in connection with each Pool Receivable by the filing of financial statements under the UCC, (i) the SPV shall maintain, or cause to be maintained, all of the promissory notes and other instruments evidencing Pool Receivables in the State of North Carolina, Illinois and the state in which the Custodian maintains the Custodian Files, except as necessary to enforce any such notes or instruments; and (ii) the SPV will deliver all such notes and instruments to the Custodian.

(o) Deposits to Collection Account. The SPV and the Servicer shall not deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Collection Account cash or cash proceeds other than Collections, Servicer Charges or Excluded Amounts (or misdirected funds, which shall be removed as soon as practicable) in respect of the Pool Receivables. The SPV and the Servicer shall at all times direct the Intercreditor Master Agent, and provide written disbursement instructions to the Intercreditor Master Agent directing it, to disburse funds from the Lock-Box Account which is subject to the Intercreditor Agreement to the Collection Account in accordance with Section 4(f) of the Intercreditor Agreement.

(p) Use of Proceeds. The SPV will use the proceeds of the Loans only to acquire Affected Assets in accordance with the terms of the First Tier Agreement and to pay expenses related to such acquisitions.

(q) Taxes. Each of the SPV and the Servicer will file all tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing by it (other than any amount of tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person).

(r) Insurance. The SPV will cause the related Obligors to maintain an Insurance Policy covering general liability insurance with financially sound and reputable insurance companies covering all Equipment owned or leased by such Obligor in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The Servicer may perform the foregoing obligations on behalf of the SPV. To the extent the Intercreditor Agreement sets forth any insurance requirements on Equipment and other property of the SPV or the Servicer, the SPV and the Servicer shall at all times ensure that insurance policies are maintained in compliance with any such requirements set forth in the Intercreditor Agreement.

(s) Titles. At all times after the occurrence of a Termination Event, the SPV and the Servicer shall cause all titles to Equipment evidenced by a certificate of title or other lien notation form provided by the relevant state authority to be delivered to the Custodian. For the avoidance of doubt, if such certificate of title or other lien notation exists only in electronic form, delivery shall be deemed to have occurred on the date a record or notification from the relevant state authority evidencing such certificate of title or other lien notation is delivered to the Custodian.

(t) Custodian File. Within five (5) Business Days after each Borrowing Date or Substitution Date, the SPV, or the Servicer on its behalf, shall cause to be delivered to the Custodian an accurate and complete Custodian File for each Pool Receivable which was sold or substituted, as applicable, on such Borrowing Date or Substitution Date. Each Custodian File shall be clearly marked with a Contract number, which shall be used by the SPV and the Facility Agent to indentify such Contract and the related Pool Receivable.

(u) Servicer File. The Servicer shall at all times maintain a true and correct Servicer File with respect to each Pool Receivable, which shall be clearly marked with a Contract number, which shall be used by the SPV and the Facility Agent to indentify such Contract and the related Pool Receivable.

(v) OFAC. Each of the SPV and the Servicer will maintain in effect and enforce policies and procedures designed to ensure compliance by the SPV, the Servicer and each of their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.2 Negative Covenants of the SPV and Servicer. At all times from the date hereof to the Final Payout Date, unless the Majority Lenders shall otherwise consent in writing, the SPV hereby covenants and agrees with the Lenders and the Administrators as to itself only, and the Servicer hereby covenants and agrees with the Lenders and the Administrators as to itself only, as follows (it being understood and agreed, for the avoidance of doubt, that the covenants of the SPV and the Servicer have been combined herein for ease of documentation only):

(a) No Sales, Liens, Etc.

(i) Except as otherwise provided herein, neither the Servicer nor the SPV shall sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim (other than Permitted Adverse Claims) upon, or file any financing statement with respect to: (x) any of the Affected Assets, or (y) any inventory or goods (including the Equipment), the sale or lease of which gave rise to a Pool Receivable, or assign any right to receive income in respect thereof; provided that the SPV may substitute Pool Receivables in accordance with Section 6.5; and

(ii) the SPV shall not issue any security to, or sell, transfer or otherwise dispose of any of its property or other assets (including the property sold to it by the Originator under Section 2.1 of the First Tier Agreement) to, any Person other than as otherwise expressly provided for in the Transaction Documents (including, without limitation, Section 6.10 hereof).

(b) No Extension or Amendment of Receivables. Except as otherwise permitted in Section 7.2, neither the SPV nor the Servicer shall extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

(c) No Change in Business or Credit and Collection Policy. The SPV may not make or permit to be made any change in the character of its business and the Servicer may not make or permit to be made any change in the Credit and Collection Policy, which change would, in either case, impair the collectability of a material portion of the Pool Receivables or otherwise have a Material Adverse Effect without the prior written consent of the Facility Agent.

(d) No Subsidiaries, Mergers, Etc. The SPV shall not consolidate or merge with or into, or sell, lease or transfer all or substantially all of its assets to, any other Person or dissolve or terminate; or create, acquire, have, maintain or hold or own any equity interest in any Subsidiary or any other Person; or acquire or own any material assets other than the Affected Assets.

(e) Change in Payment Instructions to Obligors. Neither the SPV nor the Servicer shall add or terminate any bank as a Lock-Box Bank or any account as a Lock-Box Account to or from those listed in Schedule 3.1(s) or make any change in its instructions to Obligors regarding payments to be made to any Lock-Box Account, unless (i) such instructions are to deposit such payments to another existing Lock-Box Account or to the Collection Account, or (ii) the Facility Agent shall have received written notice of such addition, termination or change at least thirty (30) days prior thereto.

(f) Change of Name, Etc. The SPV shall not change its name, identity, jurisdiction of formation or structure (including through a merger) or the location of its chief executive office or any other change which, in the case of any of the foregoing, could render any UCC financing statement filed in connection with this Agreement or any other Transaction Document to become “seriously misleading” under the UCC or change its jurisdiction of organization, unless at least thirty (30) days prior to the effective date of any such change the SPV delivers to the Facility Agent such documents, instruments or agreements, executed by the SPV, as are necessary to reflect such change and to continue the perfection of the Facility Agent’s security interests in the Affected Assets. The SPV will not become or seek to become organized under the laws of more than one jurisdiction.

(g) Other Debt. Except as provided herein, the SPV shall not create, incur, assume or suffer to exist any Indebtedness or any other liability (whether direct or contingent, including guaranteeing any obligation), whether current or funded, other than (i) Indebtedness of the SPV representing fees, expenses and indemnities arising hereunder or under the First Tier Agreement or for the purchase price of the Pool Receivables and other Affected Assets under the First Tier Agreement, (ii) taxes and expenses incurred in the ordinary course of business, and (iii) other Indebtedness incurred in the ordinary course of its business in an amount not to exceed $100,000 at any time outstanding.

(h) Payment to the Originator. The SPV shall not purchase any Receivable other than through, under, and pursuant to the terms of, the First Tier Agreement.

(i) Restricted Payments. The SPV shall not (A) purchase or redeem any shares of its capital stock, (B) prepay, purchase or redeem any Indebtedness (other than as specifically permitted hereunder), (C) lend or advance any funds or (D) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (A) through (D) being referred to as “Restricted Payments”), except that the SPV may (1) make Restricted Payments out of funds received pursuant to Section 2.16 and (2) may make other Restricted Payments (including the payment of dividends) if, after giving effect thereto, no Termination Event or Potential Termination Event shall exist.

(j) OFAC. The SPV will not request any Loan, and none of the SPV, the Originator or the Servicer shall use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.3 Hedging Requirements.

(a) The SPV may enter into one or more Hedging Agreements with respect to the Loans; provided that upon the occurrence of a Mandatory Hedging Event the SPV shall enter into one or more Hedging Agreements. If the SPV fails to enter into any Hedging Agreement required hereunder within five (5) Business Days after the occurrence of a Mandatory Hedging Event, the Facility Agent, may, and shall at the direction of the Majority Lenders, at the expense of the SPV, enter into such Hedging Agreement(s) on terms determined by the Facility Agent in its discretion (or if it has been instructed as to the terms of any such Hedging Agreement by the Lenders, on such terms), and the SPV will on demand reimburse the Facility Agent for any cost, expense or payment incurred by the Facility Agent in entering into any such Hedging Agreement(s). The Lenders pro rata agree to indemnify and reimburse the Facility Agent for any cost, expense or payment incurred by the Facility Agent and not otherwise reimbursed by the SPV.

(b) Each Hedging Agreement shall specify a notional amount and provide for the payment of interest on such notional amount on each Settlement Date payable: (i) by the SPV to the Hedge Counterparty (calculated by reference to the fixed rate set forth therein), and (ii) by the Hedge Counterparty to the Collection Account (calculated by reference to the floating rate set forth therein), in each case, in accordance with the related Hedging Agreement. After the occurrence of a Mandatory Hedging Event, the aggregate amount of the notional amounts in all the Hedging Agreements shall not at any time exceed 105%, but shall not be lower than 90%, of the aggregate outstanding principal amount of all the Loans. Without limiting the foregoing, the aggregate notional amount of all Hedging Agreements shall be an amount that matches the expected amortization of the related Pool Receivables and is acceptable to the Facility Agent.

(c) On each Settlement Date, (i) if the amount of interest payable by the SPV to the Hedge Counterparty is greater than the interest amount payable by the Hedge Counterparty to the Collection Account, the SPV shall pay or cause to be paid such deficiency in immediately available funds to the Hedge Counterparty in accordance with the order of priority set forth in Section 2.16, and (ii) if the amount payable by the Hedge Counterparty to the Collection Account is greater than the interest amount payable by the SPV to the Hedge Counterparty, the Hedge Counterparty shall transfer an amount equal to such deficiency to the Collection Account and such amount shall constitute the Collections under this Agreement.

(d) Notwithstanding anything contained in this Section 5.3 to the contrary, the SPV shall not be required to comply with the requirements set forth in Section 5.3(a) and (b) during the Ramp-Up Period. For the avoidance of doubt, any failure of the SPV to comply with Section 5.3(a) and (b) during the Ramp-Up Period shall not constitute a Termination Event hereunder.

ARTICLE VI

THE COLLATERAL

SECTION 6.1 Grant of Security. To secure the due and punctual payment of the Loans, interest thereon, amounts due under the Fee Letter and the due and punctual payment and performance of all its obligations now and hereafter existing or arising under this Agreement and the other Transaction Documents, whether for principal, interest, costs, fees, expenses, indemnification or otherwise, the SPV hereby assigns and pledges to the Facility Agent, and does hereby grant to the Facility Agent, for the benefit of the Secured Parties, a lien on and security interest in all of its right, title and interest in and to the Affected Assets. The SPV hereby authorizes the Facility Agent to file any and all financing statements covering the Affected Assets or any part thereof as the Facility Agent may require, including financing statements describing the Affected Assets as “all assets” or “all personal property” or words of like meaning.

SECTION 6.2 Rights Under the First Tier Agreement. In addition to assigning to the Facility Agent, for the benefit of the Secured Parties, all of its rights and remedies under the First Tier Agreement the SPV hereby agrees that (i) the Facility Agent and the Lenders shall be third party beneficiaries of the SPV’s rights under the First Tier Agreement and (ii) the Facility Agent, on behalf of the Lenders, shall be entitled to enforce such rights against the Originator if the SPV does not enforce such rights following notice from the Facility Agent, as if the Facility Agent and the Lenders had been parties to the First Tier Agreement.

SECTION 6.3 Continuing Security Interest. This Agreement shall create a continuing security interest in the Affected Assets and shall:

(a) remain in full force and effect until the Facility Agent’s interest in the Affected Assets shall have been released in accordance with Section 6.8;

(b) be binding upon the SPV, and its successors, transferees and assigns; and

(c) inure, together with the rights and remedies of the Facility Agent hereunder, to the benefit of the Facility Agent and each Secured Party and their respective successors, transferees and assigns.

SECTION 6.4 Priority. The SPV intends the security interest created hereunder in favor of the Facility Agent, for the benefit of the Secured Parties, to be prior to all other Adverse Claims (other than Permitted Adverse Claims described in clause (iii) of the definition thereof) in respect of the Affected Assets. The SPV shall take (at its own expense) all actions necessary to perfect and maintain the perfection of the Facility Agent’s security interest in the Affected Assets, including, without limitation, the filing of appropriate UCC financing statements in each applicable jurisdiction. The Facility Agent shall have all the rights, remedies and recourse with respect to the Affected Assets afforded a secured party under the UCC in the applicable jurisdiction and all other Applicable Laws in addition to, and not in limitation of, the other rights, remedies and recourse granted to the Facility Agent by this Agreement or any other Law relating to the creation and perfection of Liens on, and security interests in, the Affected Assets.

SECTION 6.5 Substitution of Receivables. On any day prior to the occurrence of a Termination Event (and after a Termination Event, at the discretion of the Facility Agent), the SPV may replace any Pool Receivable which has been pledged to the Facility Agent hereunder with one or more Eligible Receivables (each, a “Substitute Receivable”); provided, that, no such replacement shall occur unless each of the following conditions is satisfied as of the date of such replacement and substitution (such date the “Substitution Date”):

(a) the SPV has recommended to the Facility Agent (with a copy to the Servicer) in writing that the Pool Receivable to be replaced should be replaced (each a “Replaced Receivable”);

(b) each Substitute Receivable is an Eligible Receivable on the Substitution Date;

(c) after giving effect to any such substitution, the aggregate outstanding principal amount of all the Loans does not exceed the lesser of (i) the Facility Limit and (ii) the Borrowing Base then in effect;

(d) all representations and warranties of the SPV contained in the Transaction Documents shall be true and correct as of the Substitution Date, except to the extent relating to an earlier date;

(e) the substitution of any Substitute Receivable does not cause a Termination Event or Potential Termination Event to occur;

(f) the SPV shall deliver to the Facility Agent on the Substitution Date a certificate of a responsible officer certifying that each of the foregoing is true and correct as of such date; and

(g) the aggregate principal amount of all Pool Receivables which have become Substitute Receivables hereunder (measured as of the Substitution Date of such Receivables) does not exceed 10% of the Outstanding Balance of the Pool Receivables contributed or transferred pursuant to the First Tier Agreement as of such Substitution Date.

SECTION 6.6 Protection of Security Interest of the Secured Parties. The SPV agrees that it shall, from time to time, at its expense, promptly execute and deliver all instruments and documents and take all actions as may be necessary or as the Facility Agent may reasonably request in order to perfect or protect the Secured Parties’ security interest in the Affected Assets or to enable the Facility Agent or the Secured Parties to exercise or enforce any of their respective rights hereunder. Without limiting the foregoing, the SPV shall, upon the request of the Facility Agent or any of the Secured Parties, (i) execute and file such financing or continuation statements or amendments thereto or assignments thereof (as otherwise permitted to be executed and filed pursuant hereto) as may be requested by the Facility Agent or any of the Secured Parties, (ii) mark its respective master data processing records and other documents with a legend describing the security interest granted to the Facility Agent, for the benefit of the Secured Parties, in the Affected Assets, and (iii) take all commercially reasonable actions necessary to remove any Adverse Claims (other than Permitted Adverse Claims) on the Affected Assets, including, but not limited to, releasing financing statements. The SPV shall, upon request of the Facility Agent or any of the Secured Parties, obtain such additional search reports as the Facility Agent or any of the Secured Parties shall reasonably request. To the fullest extent permitted by Applicable Law, the Facility Agent shall be permitted to sign and file continuation statements and amendments thereto and assignments thereof without the SPV’s signature. Carbon, photographic or other reproduction of this Agreement or any financing statement shall be sufficient as a financing statement. The Servicer may perform the foregoing obligations on behalf of the SPV.

SECTION 6.7 Power of Attorney.

(a) The SPV hereby irrevocably appoints the Facility Agent as its attorney-in-fact with right of substitution so that the Facility Agent or any Person designated by the Facility Agent shall be authorized, without need of further authorization from the SPV but only from and after, and during the continuance of, a Termination Event to take any action and to execute any instrument that the Facility Agent (or such designee) may be directed to take or may be necessary or advisable to accomplish the purposes of this Agreement, including (during the existence of a Termination Event) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with the Affected Assets, to receive, endorse and collect any drafts or other documents in connection therewith, and to file any claims or take any action or institute any proceedings that the Facility Agent (or such designee) may deem to be necessary or desirable for the collection thereof or to enforce compliance with the terms and conditions of, or to perform any obligations or enforce any rights of the SPV in respect of, the Affected Assets.

(b) The SPV hereby confirms and ratifies any and all actions taken by the Facility Agent or any other Person empowered by the Facility Agent as such Person’s attorney-in-fact pursuant to the powers granted hereunder.

(c) This special power of attorney shall be deemed coupled with an interest and cannot be revoked by the SPV until all the Senior Obligations shall have been finally and fully paid and performed.

SECTION 6.8 Release of Collateral. Following the Final Payout Date or in connection with a sale permitted under Section 5.2(a), or 6.10, the Facility Agent shall promptly release its security interest in the Affected Assets.

SECTION 6.9 Effect of Release. When the release of the Affected Assets is effective in accordance with Section 6.8, all right, title and interest of the Facility Agent in, to and under the Affected Assets which were released pursuant to Section 6.8 shall terminate and shall revert to the SPV, its successors and assigns, and the right, title and interest of the Facility Agent therein shall thereupon cease, terminate and become void; and, upon the written request of the SPV, its successors or assigns, and at the cost and expense of the SPV, its successors or assigns, the Facility Agent shall execute such UCC-3 financing statements or such other instruments as are provided to it as necessary or desirable to terminate and remove of record any documents constituting public notice of this Agreement and, in any case, the security interests and assignments granted hereunder with respect to the Affected Assets and shall assign and transfer, or cause to be assigned and transferred, and shall deliver or cause to be delivered to the SPV, all property, including all moneys, instruments and securities, of the SPV then held by the Facility Agent with respect to such Affected Assets.

SECTION 6.10. Securitizations.

(a) On any Securitization Date, the SPV shall have the right to prepay all or a portion of the Loans in accordance with Section 2.8 hereof in connection with the sale and assignment of all or a portion of the Affected Assets, as the case may be (each, a “Securitization”), subject to the following terms and conditions:

(i) the SPV shall have given the Facility Agent at least fifteen (15) Business Days’ prior written notice of its intent to effect a Securitization, unless such notice is waived or reduced by the Facility Agent;

(ii) any Securitization shall be in connection with a Permitted Term Securitization Transaction;

(iii) to the extent that the proposed Securitization relates to less than all of the Loans outstanding at such time, after giving effect to such Securitization and the assignment to the SPV of all or a portion of the Affected Assets, as the case may be, on any Securitization Date, (v) the aggregate outstanding principal amount of all the Loans shall not exceed the lesser of the Facility Limit and the Borrowing Base, (w) the representations and warranties contained in Section 3.1 and 3.2, hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date, (x) the eligibility of any Pool Receivable remaining as part of the Affected Assets after the Securitization will be redetermined as of the Securitization Date according to the terms hereof, (y) the Concentration Limit Excess will be redetermined as of the Securitization Date according to the terms hereof, and (z) neither an Potential Termination Event nor a Termination Event shall be continuing or shall have resulted from such Securitization;

(iv) on the related Securitization Date, the Facility Agent, on behalf of each Administrator, Lender, and Hedge Counterparty shall have received, as applicable, in immediately available funds, an amount reasonably determined by the Facility Agent to equal to the sum of (x) the portion of the Loans to be prepaid, plus (y) an amount equal to all unpaid interest on such portion of the Loans to be paid (to the extent it is requested that such interest be paid at such time by the applicable Administrator), plus (z) an aggregate amount equal to the sum of all other amounts due and owing to the Facility Agent, the Servicer, the Backup Servicer, the Custodian, the Administrators, the Lenders, the Indemnified Parties and the Hedge Counterparties, as applicable, under this Agreement and the other Transaction Documents, to the extent accrued to such date and to accrue thereafter (including, without limitation, breakage costs and Hedge Breakage Costs;

(v) on or prior to each Securitization Date, the SPV shall have delivered to the Facility Agent a list specifying all Pool Receivables to be sold and assigned pursuant to such Securitization; and

(vi) in selecting the Affected Assets to be included in the Securitization, there shall be no adverse selection which could reasonably be expected to be materially unfavorable to the Secured Parties.

(b) In connection with any Securitization, simultaneously with the receipt by the Facility Agent on behalf of the Administrators of the amounts referred to in clause (iv) above, there shall be sold and assigned to the SPV without recourse, representation or warranty all of the right, title and interest of the Facility Agent for the benefit of the Secured Parties in, to and under the portion of the Affected Assets so retransferred and such portion of the Affected Assets so retransferred shall be released from the lien of this Agreement (subject to the requirements of clause (iii) above).

(c) The SPV hereby agrees to pay the reasonable and documented legal fees and expenses of the Facility Agent, each Administrator and the Secured Parties in connection with any Securitization (including, but not limited to, expenses incurred in connection with the release of the lien of the Facility Agent in the Affected Assets in connection with such Securitization).

(d) In connection with any Securitization, on the related Securitization Date, the Facility Agent, on behalf of the Secured Parties, shall, at the expense of the SPV and pursuant to Section 6.8, (i) execute such instruments of release with respect to the portion of the Affected Assets to be retransferred to the SPV, in recordable form if necessary, in favor of the SPV as the SPV may reasonably request, (ii) deliver any portion of the Affected Assets to be retransferred to the SPV in its possession to the SPV and (iii) otherwise take such actions as are necessary and appropriate to release the lien of the Facility Agent and the Secured Parties on the portion of the Affected Assets to be retransferred to the SPV and release and deliver to the SPV such portion of the Affected Assets to be retransferred to the SPV.

ARTICLE VII

ADMINISTRATION AND COLLECTIONS

SECTION 7.1 Appointment of Servicer; Successor Servicer.

(a) The servicing, administering and collection of the Pool Receivables shall be conducted by the Person (the “Servicer”) so designated from time to time as Servicer in accordance with this Section 7.1. Each of the SPV, the Facility Agent and the Lenders hereby appoints as its agent the Servicer, from time to time designated pursuant to this Section 7.1, to service the Pool Receivables and to enforce its respective rights and interests in and under the Affected Assets. To the extent permitted by Applicable Law, the SPV hereby grants to any Servicer appointed hereunder an irrevocable power of attorney to take any and all steps in the SPV’s and/or the Originator’s name (to the extent the SPV has the authority to do so) and on behalf of the SPV as necessary or desirable, in the reasonable determination of the Servicer, to collect all amounts due under any and all Pool Receivables, including endorsing the SPV’s and/or the Originator’s name on checks and other instruments representing Collections and enforcing such Pool Receivables and the related Contracts and to take all such other actions set forth in this Article VII. Until the Facility Agent gives notice to CCG (in accordance with this Section 7.1) of the designation of a new Servicer during the existence of a Servicer Default, CCG is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. During the existence of a Servicer Default, the Facility Agent may, and upon the direction of the Majority Lenders shall, designate as Servicer any Person (including the Backup Servicer or itself) to succeed CCG or any Successor Servicer (the “Successor Servicer”), on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof. Upon such agreement by the Successor Servicer, all authority and power of the Servicer under this Agreement shall pass to and be vested in the Successor Servicer and all references in this Agreement to the Servicer shall be deemed to refer to the Successor Servicer. As compensation, any Successor Servicer (including, without limitation, the Backup Servicer and the Facility Agent) so appointed shall be entitled to receive the Servicing Fee and any reasonable out-of-pocket expenses, together with any other servicing compensation in the form of assumption fees or otherwise as provided herein, including, without limitation, the reasonable costs (including reasonable attorneys’ fees) of the Successor Servicer incurred in connection with the transferring of servicing obligations under this Agreement.

(b) Upon the designation of a Successor Servicer as set forth above, CCG agrees that it will terminate its activities as Servicer hereunder in a manner which the Facility Agent determines will facilitate the transition of the performance of such activities to the Successor Servicer, and CCG shall cooperate with and assist such Successor Servicer. Such cooperation shall include access to and transfer of records and use by the Successor Servicer of all records, licenses, hardware or software necessary or desirable to collect the Pool Receivables and the Related Security.

(c) CCG acknowledges that the SPV, the Facility Agent and the Lenders have relied on CCG’s agreement to act as Servicer hereunder in making their decision to execute and deliver this Agreement. Accordingly, CCG agrees that it will not voluntarily resign as Servicer unless required by Law.

(d) The Servicer may delegate its duties and obligations hereunder to any Affiliate subservicer, PFSC or to any repossession agent (each, a “Sub-Servicer”); provided that, in each such delegation, (i) such Sub-Servicer shall agree in writing to perform the duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain primarily liable to the SPV, the Agents and the Lenders for the performance of the duties and obligations so delegated, (iii) the SPV, the Agents and the Lenders shall have the right to look solely to the Servicer for performance and (iv) the terms of any agreement with any Sub-Servicer shall provide that the Facility Agent may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to such Sub-Servicer).

(e) CCG hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then current Servicer so requests) for a reasonable period of time following the termination of the Servicer as the data-processing agent of the Servicer and, in such capacity, the Originator shall conduct the data-processing functions of the administration of the Pool Receivables and the Collections thereon in substantially the same way that the Originator conducted such data-processing functions while it acted as the Servicer.

(f) Any Successor Servicer hereunder may, to the extent agreed by all Agents, use credit and collection policies and procedures other than the Credit and Collection Policy in servicing the Pool Receivables.

(g) The Backup Servicer hereby accepts any appointment of it as Successor Servicer that the Facility Agent may make from time to time pursuant to Section 7.1(a) and agrees to assume all duties and obligations of the Servicer hereunder. Upon the Backup Servicer receiving notice that it is required to serve as the Servicer hereunder pursuant to Section 7.1(a) the Backup Servicer will promptly begin the transition to its role as Servicer. If the Backup Servicer has become the Servicer hereunder, it shall not resign as servicer until a Successor Servicer has been appointed and accepted such appointment.

SECTION 7.2 Duties of Servicer. (a) The Servicer shall take or cause to be taken all such action as may be necessary or advisable to collect each Pool Receivable from time to time, all in accordance with this Agreement and all Applicable Law, with such care and diligence, and in accordance with the Credit and Collection Policy, as are consistent with the current business practice of the Servicer with respect to similar accounts receivable generally, including those owned by the Servicer for its own account. The Servicer shall take all commercially reasonable actions necessary to maintain the perfection and priority of the security interest of the Secured Parties and the Facility Agent in the Affected Assets. The Servicer shall hold in trust (and, if required hereunder, segregate) for the accounts of the SPV, the Facility Agent and the Lenders the amount of the Collections to which each is entitled in accordance with Article II. The Servicer shall not extend the maturity of any Pool Receivable or, amend, adjust, modify or extend the date of any Scheduled Payment of any Pool Receivable, other than (i) pursuant to a Permitted Servicer Adjustment or (ii) extensions and adjustments of the dates of Scheduled Payments of Pool Receivables which have thereupon been immediately treated as Defaulted Receivables and in respect of which all repayments of the Loans which are required as a consequence of any reduction in the Borrowing Base resulting therefrom have been made in full; provided that if a Termination Event exists, the Servicer may not make any such amendment, adjustment, modification, extension or reduction without prior written approval of the Facility Agent. The SPV shall deliver to the Servicer and the Servicer shall hold in trust for the SPV and the Facility Agent, on behalf of the Lenders, in accordance with their respective interests, all Records which evidence or relate to any Affected Asset. Notwithstanding anything to the contrary contained herein, during the existence of a Termination Event, the Facility Agent shall have the absolute and unlimited right to direct the Servicer (whether CCG or any other Person is the Servicer) to commence or settle any legal action to enforce collection of any Pool Receivable or to foreclose upon or repossess any Affected Asset. The Servicer shall not make any Administrator, the Facility Agent or any of the Lenders a party to any litigation without the prior written consent of such Person. At any time during the existence of a Termination Event, the Facility Agent may notify any Obligor of its interest in the Pool Receivables and the other Affected Assets.

(b) The Servicer shall, as soon as practicable following receipt and specific identification thereof, turn over to the Originator all collections received by the Servicer from any Person of indebtedness of such Person to the Originator which are not on account of a Pool Receivable. Notwithstanding anything to the contrary contained in this Article VII, the Servicer, the SPV and the Originator or any Affiliate of the SPV or the Originator, shall have no obligation to collect, enforce or take any other action described in this Article VII with respect to any such indebtedness other than to deliver to the Originator the Collections and documents with respect to any such indebtedness as described above in this Section 7.2(b).

(c) In connection with any inspection performed pursuant to Section 5.1(d) hereof, the Servicer shall promptly after the request therefore provide the information and access necessary to generate a report (addressed to the Facility Agent) which at least satisfies the requirements set forth on Schedule 7.2(c) hereof (as such requirements may be reasonably modified from time to time). If CCG is the Servicer, all reasonable costs and expenses to be incurred by the Servicer in connection with the provision of such report shall be paid by the Servicer. After the occurrence of a Termination Event, the Facility Agent shall have the right to have such reports furnished as frequently as it reasonably deems appropriate at the expense of the Servicer.

(d) Any payment by an Obligor in respect of any indebtedness owed by it to the Originator shall, except as otherwise specified by such Obligor, required by contract or Law or clearly indicated by facts or circumstances (including by way of example an equivalence of a payment and the amount of a particular invoice), be held in suspense until the Servicer determines the proper application of such payment. If the Servicer is unable to determine such proper application, such payment shall be applied in accordance with the terms of the Intercreditor Agreement and if the Intercreditor Agreement is silent or no longer in effect, ratably to the Pool Receivables owing by such Obligor according to the amounts due thereunder. In negotiating with any Obligor which has insufficient funds to make all required payments on the Pool Receivables, the Servicer will not discriminate adversely to the SPV and the Secured Parties in any manner.

(e) Notwithstanding anything provided in this Agreement, the Servicer shall not have any obligation to defend or otherwise appear in a legal proceeding if such legal proceeding is not, in its opinion, incidental to its duties as the Servicer hereunder or otherwise may cause the

Servicer to incur legal expenses or liabilities. In performing its duties as Servicer hereunder, the Servicer may not, under any circumstance, institute a legal proceeding in which the Facility Agent, any Administrator or any Lender are named as plaintiffs, without prior written consent of the applicable Person.

SECTION 7.3 Lock-Box Accounts. The names and addresses of all the Lock-Box Banks, together with the numbers of the Lock-Box Accounts at such Lock-Box Banks are specified in Schedule 3.1(s). All Obligors have been instructed to make payment in respect of the Pool Receivables to a Lock-Box Account. The Servicer (or a Sub-Servicer on its behalf) shall at all times have the ability to identify and segregate substantially all of the Collections from other funds on deposit in such Lock-Box Account within five (5) Business Days after receipt of such Collections. The Servicer (or a Sub-Servicer on its behalf) shall transfer within five (5) Business Days after receipt thereof all Collections to the Collection Account. The Servicer shall use reasonable efforts to ensure that no funds are transferred out of the Lock-Box Accounts (other than to the Collection Account) unless the Servicer or the Intercreditor Master Agent, as applicable, has identified and segregated such funds from the Collections. Other than the Intercreditor Agreement, the Servicer has not created, or participated in the creation of, or permitted to exist, any Adverse Claims in relation to the Lock-Box Account and will not create, or participate in the creation of, or permit to exist, any Adverse Claims in relation to the Lock-Box Account. The Servicer shall not amend, modify or supplement the Intercreditor Agreement without the prior written consent of the Facility Agent.

SECTION 7.4 Enforcement Rights After Termination Event. (a) At any time during the existence of a Termination Event or the designation of a Servicer (other than CCG or an Affiliate of CCG) pursuant to Section 7.1:

(i) the Facility Agent may direct the Obligors that payment of all amounts payable under any Pool Receivable be made directly to the Facility Agent or its designee;

(ii) the SPV shall, at the Facility Agent’s request and at the SPV’s expense, give notice to each Obligor of the Facility Agent’s and the Lender’s security interest in the Pool Receivables and the other Affected Assets and direct each Obligor that payments with respect to the Pool Receivables be made directly to the Facility Agent or its designee, except that if the SPV fails to so notify each obligor, the Facility Agent may so notify the Obligors; and

(iii) the SPV shall, at the Facility Agent’s request, (A) assemble or make copies of all of the Records in its possession and shall make the same available to the Facility Agent or its designee at a place selected by the Facility Agent or its designee, and (B) segregate all cash, checks and other instruments received by it which were not deposited into the Lock-Box Account from time to time constituting Collections of Pool Receivables in a manner acceptable to the Facility Agent and shall, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Facility Agent or its designee;

(b) The SPV hereby authorizes the Facility Agent, and irrevocably appoints the Facility Agent, during the existence of a Termination Event, as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the SPV or, to the extent the SPV has such rights, the Originator, as applicable, which appointment is coupled with an interest, to take any and all steps in the name of the SPV or, to the extent the SPV has such rights, the Originator, as applicable, and on behalf of the SPV or, to the extent the SPV has such rights, the Originator, as applicable, necessary or desirable, in the determination of the Facility Agent, to collect any and all amounts or portions thereof due under any and all Pool Receivables or Related Security, including endorsing the name of the Originator (to the extent the SPV has such rights) on checks and other instruments representing Collections and enforcing such Pool Receivables, Related Security and the related Contracts. Notwithstanding anything to the contrary contained in this subsection (b), none of the powers conferred upon such attorney-in-fact pursuant to the immediately preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

SECTION 7.5 Servicer Default. The occurrence of any one or more of the following events shall constitute a “Servicer Default”:

(a) the Servicer shall fail to make any payment or deposit when required to be made by it hereunder or under any other Transaction Documents and such failure shall remain unremedied for one (1) Business Day;

(b) the Servicer shall fail in any material respect to observe or perform any term, covenant or agreement on its part to be performed under Section 2.12 (reports); Section 2.13 (Collection Account); Section 2.16 (settlement procedure); Section 2.17 (Collections held in trust); Section 5.1(a) (reporting requirements); or Section 5.2 (negative covenants) (other than as set forth in clause (c) below) (any of the preceding parenthetical phrases in this clause (b) are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof); or

(c) the Servicer shall fail in any material respect to observe or perform any term, covenant or agreement on its part to be performed under Section 5.2(b) and such failure shall remain unremedied for five (5) Business Days after the Servicer’s knowledge thereof; or

(d) the Servicer shall fail in any material respect to observe or perform any other term, covenant or agreement hereunder (other than those covered by clauses (a), (b) or (c) above) or under any of the other Transaction Documents to which such Person is a party and such failure shall remain unremedied for thirty (30) days after the Servicer’s knowledge thereof; or

(e) any representation, warranty, certification or statement made by the Servicer in this Agreement, the First Tier Agreement or in any of the other Transaction Documents or in any certificate or report delivered by it pursuant to any of the foregoing shall prove to have been incorrect in any material respect when made or deemed made and such failure shall remain unremedied for thirty (30) days after the Servicer’s knowledge thereof; or

(f) (i) the Servicer or any of its Subsidiaries (including special purpose entities for securitization facilities) shall fail to pay when due any indebtedness owing under any Material Debt Agreement (subject to any applicable grace period permitted by the terms of the relevant document), whether such Indebtedness or obligation shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise (whether or not any such failure to pay is later waived); or (ii) the Servicer or any of its Subsidiaries (including special purpose entities for securitization facilities) shall fail to perform any term, covenant or agreement on its part to be performed under any agreement or instrument (other than this Agreement) evidencing or securing or relating to any such Material Debt Agreement when required to be performed (or, if permitted by the terms of the relevant document, within any applicable grace period) or any other event shall occur, if the effect of such failure or other event is to accelerate the maturity of such Indebtedness; or any such Indebtedness shall be declared due and payable, or required to be prepaid, redeemed, purchased or defeased (other than by a regularly scheduled prepayment or redemption), in each case prior to the stated maturity thereof; or

(g) an Event of Bankruptcy shall occur with respect to the Servicer; or

(h) if CCG is Servicer, a Termination Event described in Section 8.1(l), (p), (q), (r) (s), (t) or (u) shall have occurred; or

(i) a final judgment, decree or order against the Servicer for the payment of money in excess of $1,000,000, but solely to the extent such judgment, decree or order shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) consecutive days or more; or

(j) if CCG is Servicer, there shall be a Change of Control; or

(k) any material provision of this Agreement or any other Transaction Document to which the Servicer is a party shall cease to be in full force and effect or the Servicer shall so state in writing; or

(l) a Material Adverse Effect shall have occurred and the event or condition giving rise to such Material Adverse Effect has continued for five (5) Business Days.

Upon the occurrence of a Servicer Default, the Facility Agent and the Lenders shall have the rights and remedies provided in this Agreement and the Transaction Documents, including, without limitation, the ability to designate a Successor Servicer pursuant to Section 7.1 hereof.

SECTION 7.6 Servicing Fee. The Servicer shall be paid a Servicing Fee in accordance with Section 2.16 and subject to the priorities therein. If the Servicer is not CCG or an Affiliate of CCG, the Servicer, by giving three (3) Business Days’ prior written notice to the Facility Agent and the SPV and with the consent of the Administrators, may revise the then current Servicing Fee Rate so long as such revised Servicing Fee Rate will not result in a Servicing Fee to exceed 110% of the reasonable and appropriate out-of-pocket costs and expenses of such Servicer incurred in connection with the performance of its obligations hereunder as documented to the reasonable satisfaction of the Facility Agent. In addition, for so long as the Servicer is CCG and the Termination Date has not occurred, CCG shall be entitled to receive all Servicer Charges collected.

ARTICLE VIII

TERMINATION EVENTS AND AMORTIZATION EVENTS

SECTION 8.1 Termination Events. The occurrence of any one or more of the following events shall constitute a “Termination Event”:

(a) the SPV or the Originator shall fail to make any payment or deposit to be made by it hereunder or under the First Tier Agreement when due hereunder or thereunder and such failure shall continue unremedied for one (1) Business Day after the applicable due date; or

(b) any representation, warranty, certification or statement made or deemed made by the SPV, the Servicer or the Originator in this Agreement, any other Transaction Document to which it is a party or in any other information, report or document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made or delivered and such failure shall remain unremedied for thirty (30) days after the SPV’s knowledge thereof; or

(c) the SPV shall fail in any material respect to perform or observe any undertaking to be performed or observed by it under Section 5.1(a) (reporting requirements); Section 5.1(b) (conduct of business, ownership); Section 5.1(g) (notice of agent’s interest); Section 5.1(h) (instructions to the obligors) Section 5.1(i) (sale treatment); Section 5.1(j) (nonconsolidation); Section 5.1(k) (corporate documents); Section 5.1(r) (insurance); or Section 5.2 (negative covenants) (other than as set forth in clause (d) below) (any of the preceding parenthetical phrases in this clause (d) are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof); or

(d) the SPV shall fail in any material respect to observe or perform any term, covenant or agreement on its part to be performed under Section 5.2(b) and such failure shall remain unremedied for five (5) Business Days after the Servicer’s knowledge thereof; or

(e) the SPV shall fail in any material respect to perform any payment or undertaking (other than those covered by clause (a), (b), (c), or (d) above) to be performed or observed any other provision of this Agreement and other Transaction Document to which such Person is a party and such default shall (if capable of being remedied) remain unremedied for thirty (30) days after the SPV’s knowledge thereof; or

(f) any Event of Bankruptcy shall occur with respect to (i) the SPV or (ii) the Originator, or any Subsidiary of the Originator; or

(g) the Facility Agent, on behalf of the Lenders, shall for any reason fail or cease to have a valid and enforceable perfected first priority security interest in the Affected Assets, free and clear of any Adverse Claim (other than Permitted Adverse Claims); or

(h) a Servicer Default shall have occurred; or

(i) there shall be a Change of Control; or

(j) on any date of determination, a Borrowing Base Deficit exists and such Borrowing Base Deficit shall exist for more than two (2) Business Days following (i) if no Potential Termination Event has occurred and is continuing, the Reporting Date and (ii) after and during the continuance of a Potential Termination Event, such date of determination; or

(k) (i) the failure of the SPV to pay when due an amount under any agreement (other than this Agreement and other Transaction Documents) in excess of $15,325 to which the SPV is a party in respect of Indebtedness; or any amount in excess of $15,325 due by the SPV under any agreement (other than this Agreement and other Transaction Documents) to which the SPV is a party in respect of Indebtedness is accelerated or declared to be due and payable prior to its expressed payment date pursuant to the terms of such agreement; or (ii) the default by the SPV, in the performance of any term, provision or condition contained in any agreement (other than this Agreement and the other Transaction Documents) to which the SPV is a party and under which any Indebtedness in excess of $15,325 owing by the SPV was created or is governed, regardless of whether such event is an “event of default” or “default” under any such agreement (whether or not such default is waived) if the effect of such default is to cause, or to permit the holder of such Indebtedness to cause, such Indebtedness to become due and payable prior to its stated maturity; or

(l) (i) CCG or any of its Subsidiaries (including special purpose entities for securitization facilities) shall fail to pay when due any indebtedness owing under any Material Debt Agreement (subject to any applicable grace period permitted by the terms of the relevant document), whether such Indebtedness or obligation shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise (whether or not any such failure to pay is later waived); or (ii) CCG or any of its Subsidiaries (including special purpose entities for securitization facilities) shall fail to perform any term, covenant or agreement on its part to be performed under any agreement or instrument (other than this Agreement) evidencing or securing or relating to any such Material Debt Agreement when required to be performed (or, if permitted by the terms of the relevant document, within any applicable grace period) or any other event shall occur, if the effect of such failure or other event is to accelerate the maturity of such Indebtedness; or any such Indebtedness shall be declared due and payable, or required to be prepaid, redeemed, purchased or defeased (other than by a regularly scheduled prepayment or redemption), in each case prior to the stated maturity thereof; or

(m) any material provision of this Agreement or any other Transaction Document to which the SPV is a party shall cease to be in full force and effect or the SPV shall so state in writing; or

(n) (i) a final judgment, decree or order against the SPV for the payment of money in excess of $100,000, but solely to the extent such judgment, decree or order shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) consecutive days or more, or (ii) a final judgment, decree or order against CCG for the payment of money in excess of $1,000,000, but solely to the extent such judgment, decree or order shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) consecutive days or more; or

(o) the outstanding principal balance of the Loans of any Lender has not been paid down to zero as of the Maturity Date; or

(p) (i) the Average Delinquency Ratio as of any Month End Date other than a Month End Date occurring during the Ramp-Up Period exceeds 2.25%, (ii) the Average Managed Portfolio Delinquency Ratio as of any Month End Date exceeds 4.0%, (iii) the Average Excess Spread Percentage as of any Month End Date does not exceed 1.50%, or (iv) the Loss Ratio as of any Month End Date other than a Month End Date occurring during the Ramp-Up Period exceeds 2.00%; provided, however, notwithstanding anything contained herein to the contrary and solely with respect to this Section 8.1(p), the Loss Ratio as of the two Month End Dates occurring after the Ramp-Up Period End Date shall be determined by dividing (A) the product (1) 4.0 times (2) the Loss Reserve Write-Down Amount plus the Loss Reserve Aged Amount for the Settlement Period ended on such Month End Date and each other Settlement Period which occurred after the Ramp-Up Period End-Date, by (B) the average of the aggregate Outstanding Balances of all Pool Receivables as of such Month End Date and each other prior Month End Date which occurred after the Ramp-Up Period End Date; or

(q) the SPV or the Originator shall become or shall be required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or the arrangements contemplated by the Transaction Documents shall require such registration as an “investment company” within the meaning of the Investment Company Act of 1940, as amended; or

(r) Dan McDonough shall cease to be an employee of Holdco or CCG prior to an IPO, unless a successor acceptable to the Facility Agent is appointed within 180 days thereafter; or

(s) as of the last day of any calendar quarter, beginning with the calendar quarter ending on March 31, 2010, the Maximum Leverage Ratio of CCG shall exceed 8.00; or

(t) as of the last day of any calendar quarter, beginning with the calendar quarter ending on March 31, 2010, the Minimum EBITDA-to-Interest Expense Ratio of CCG shall be less than 1.05 to 1.00; or

(u) as of the last day of any calendar quarter, beginning with the calendar quarter ending on March 31, 2010, the Tangible Net Worth of CCG shall be less than the sum of (i) $35,000,000, plus (ii) fifty (50%) percent of the net income (with no deduction for net losses) for each fiscal quarter ending after March 31, 2010, plus (iii) eighty (80%) percent of the net cash proceeds and value of property received from the issuance of any equity security or Subordinated Debt by CCG for each fiscal quarter ending after December 31, 2009.

(v) any Person shall be appointed as Independent Manager of the SPV without the Facility Agent’s written consent to the extent such consent is required pursuant to Section 5.1(k) hereof.

SECTION 8.2 Termination. Upon the occurrence of any Termination Event, the Facility Agent may and, at the direction of the Majority Lenders, shall, by notice to the SPV and the Servicer, declare the Termination Date to have occurred; provided, however, that in the case of any event described in Section 8.1(f), the Termination Date shall be deemed to have occurred automatically upon the occurrence of such event. Upon any such declaration or automatic occurrence, the Facility Agent and each Administrator shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other Applicable Laws, including, without limitation, the right to liquidate and realize on the Affected Assets, all of which rights shall be cumulative.

ARTICLE IX

INDEMNIFICATION; EXPENSES; RELATED MATTERS

SECTION 9.1 Indemnities by the SPV. Without limiting any other rights which the Indemnified Parties may have hereunder or under Applicable Law, the SPV hereby agrees to indemnify the Lenders, the Facility Agent, the Administrators, the Backup Servicer, the Custodian and their respective officers, directors, employees, counsel and other agents (collectively, “Indemnified Parties”) from and against any and all damages, losses, claims, liabilities, costs and expenses, including reasonable attorneys’ fees (which such attorneys may be employees of the Facility Agent or the Administrators, as applicable) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them in any action or proceeding between the SPV or the Originator (including, in its capacity as the Servicer or any Affiliate of the Originator acting as Servicer) and any of the Indemnified Parties or between any of the Indemnified Parties and any third party or otherwise arising out of or as a result of this Agreement, the other Transaction Documents, the security interest of the Facility Agent on behalf of the Lenders in the Affected Assets or any of the other transactions contemplated hereby or thereby, excluding, however, (i) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, or (ii) Taxes or Excluded Taxes other than Taxes or Excluded Taxes described in Section 9.1(k). Without limiting the generality of the foregoing (but subject to the preceding clauses (i) and (ii)), the SPV shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:

(a) any representation or warranty made by the SPV or any of its Affiliates in the capacity as the Servicer or any officers of the SPV under or in connection with this Agreement, the First Tier Agreement, any of the other Transaction Documents, any Servicer Report or any other information or report delivered by the SPV or the Servicer pursuant hereto, or pursuant to any of the other Transaction Documents which shall have been incomplete, false or incorrect in any respect when made or deemed made;

(b) the failure by the SPV or the Originator (including, in its capacity as the Servicer or any Affiliate of the Originator acting as Servicer) to comply with any Applicable Law with respect to any Pool Receivable or the related Contract, or the nonconformity of any Pool Receivable or the related Contract with any such Applicable Law;

(c) the failure to create or maintain a valid and perfected first priority security interest in favor of the Facility Agent, for the benefit of the Lenders, in the Affected Assets, free and clear of any Adverse Claim (other than Permitted Adverse Claims);

(d) the failure to file, or any delay in filing, financing statements, continuation statements, or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any of the Affected Assets;

(e) any dispute, claim, offset or defense (other than discharge in bankruptcy) of an Obligor to the payment of any Pool Receivable (including a defense based on such Pool Receivable or the related Contract not being the legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of merchandise or services related to such Pool Receivable or the furnishing or failure to furnish such merchandise or services, or from any breach or alleged breach of any provision of the Pool Receivables or the related Contracts restricting assignment of any Pool Receivables;

(f) any failure of the Servicer to perform its duties or obligations in accordance with the provisions hereof;

(g) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with merchandise or services which are the subject of any Pool Receivable;

(h) the financing of any Pool Receivable other than an Eligible Receivable (as of the related Purchase Date) by the proceeds of any Loan;

(i) the failure by the SPV or the Originator (individually or as Servicer) to comply with any term, provision or covenant contained in this Agreement or any of the other Transaction Documents to which it is a party or to perform any of its respective duties or obligations under the Pool Receivables or related Contracts;

(j) the existence of a Borrowing Base Deficit at any time;

(k) the failure of the SPV or the Originator to pay when due any sales, excise or personal property taxes payable in connection with any of the Pool Receivables;

(l) any repayment by any Indemnified Party of any amount previously distributed in prepayment of any Loans of which such Indemnified Party believes in good faith is required to be made;

(m) the commingling by the SPV or the Servicer of Collections of Pool Receivables at any time with any other funds;

(n) any investigation, litigation or proceeding related to this Agreement, any of the other Transaction Documents, the use of proceeds of the Loans by the SPV, the ownership of the SPV of the Asset Interest, or the security interest of the Facility Agent on behalf of the Lenders in any Affected Asset;

(o) failure of any Lock-Box Bank, the Intercreditor Master Agent or the Servicer to remit any Collections held in the Lock-Box Accounts or any related lock-boxes to the Collection Account when required to pursuant to the terms hereof, whether by reason of the exercise of set-off rights or otherwise;

(p) any inability to obtain any judgment in or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the SPV or the Originator to qualify to do business or file any notice of business activity report or any similar report;

(q) any attempt by any Person to void, rescind or set-aside any transfer by the Originator to the SPV of any Pool Receivable and other Affected Asset under statutory provisions or common law or equitable action, including any provision of the Bankruptcy Code or other insolvency law;

(r) any action taken by the SPV, the Originator, or the Servicer (if the Originator or any Affiliate or designee of the Originator) in the enforcement or collection of any Pool Receivable;

(s) the use of the proceeds of any Loan.

SECTION 9.2 Indemnity for Taxes, Reserves and Expenses.

(a) If after the Closing Date, the adoption of any Law or bank regulatory guideline or any amendment or change in the administration, interpretation or application of any existing or future Law or bank regulatory guideline by any Official Body charged with the administration, interpretation or application thereof, or the compliance with any directive of any Official Body (in the case of any bank regulatory guideline, whether or not having the force of Law); provided that notwithstanding anything herein to the contrary (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to have been adopted and gone into effect after the Closing Date regardless of the date enacted, adopted or issued:

(i) shall subject any Indemnified Party (or its applicable lending office) to any Tax, duty or other charge (other than Excluded Taxes) with respect to this Agreement, the other Transaction Documents, maintenance or financing of the Affected Assets, or payments of amounts due hereunder, or shall change the basis of taxation of payments to any Indemnified Party of amounts payable in respect of this Agreement, the other Transaction Documents, the maintenance or financing of the Affected Assets, or payments of amounts due hereunder or its obligation to advance funds hereunder, or otherwise in respect of this Agreement, the other Transaction Documents, the maintenance or financing of the Affected Assets (except for changes in the rate of general corporate, franchise, net income, other income tax or tax based on capital, net worth or comparable basis of measurement imposed on such Indemnified Party by the jurisdiction in which such Indemnified Party’s principal executive office or lending office with which the Loans are effectively connected is located); provided, however, that a Lender or the Administrator, as appropriate, making a demand for indemnity payment shall provide the SPV with a certificate from the relevant taxing authority or from a responsible officer of such Lender or the Administrator stating or otherwise evidencing that such Lender or the Administrator has made payment of such Taxes and will provide a copy of or extract from documentation, if available, furnished by such taxing authority evidencing assertion or payment of such Taxes.

(ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including any such requirement imposed by the Board of Governors of the Federal Reserve System) against assets of, deposits with or for the account of, or credit extended by, any Indemnified Party or shall impose on any Indemnified Party or on the United States market for certificates of deposit or the London interbank market any other condition affecting this Agreement, the other Transaction Documents, maintenance or financing of the Affected Assets, or payments of amounts due hereunder or its obligation to advance funds hereunder, or otherwise in respect of this Agreement, the other Transaction Documents, maintenance or financing of the Affected Assets; or

(iii) imposes upon any Indemnified Party any other condition or expense (including any loss of margin, reasonable attorneys’ fees and expenses, and expenses of litigation or preparation therefor in contesting any of the foregoing) with respect to this Agreement, the other Transaction Documents, the maintenance or financing of the Affected Assets, or payments of amounts due hereunder or its obligation to advance funds hereunder, or otherwise in respect of this Agreement, the other Transaction Documents, the maintenance or financing of the Affected Assets;

and the result of any of the foregoing is: (i) to increase the cost to fund or maintain the Loans hereunder and under other Transaction Documents or to perform its obligations under this Agreement and the other Transaction Documents, or (ii) to reduce the amount of any sum received or receivable by such Indemnified Party with respect to this Agreement and, the other Transaction Documents by an amount deemed by such Indemnified Party to be material, then in either case of (i) or (ii), the SPV shall pay in accordance with Section 2.16(b) to the Facility Agent, for the benefit of such Indemnified Party, such additional amount or amounts as will compensate such Indemnified Party for such increased cost or reduction.

(b) If any Indemnified Party shall have determined that after the date hereof, the adoption of any Applicable Law or bank regulatory guideline regarding capital adequacy or liquidity coverage, or any change therein, or any change in the interpretation or administration thereof by any Official Body, or any request or directive regarding capital adequacy or liquidity coverage (in the case of any bank regulatory guideline, whether or not having the force of law) of any such Official Body (including any changes in GAAP, but only to the extent the Indemnified Party seeks a similar indemnity from its customers generally), has or would have the effect of reducing the rate of return on capital of such Indemnified Party (or its parent) as a consequence of such Indemnified Party’s obligations hereunder or with respect hereto to a level below that which such Indemnified Party (or its parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy and liquidity coverage) by an amount deemed by such Indemnified Party to be material, then from time to time, the SPV shall pay in accordance with Section 2.16(b) to the Facility Agent, for the benefit of such Indemnified Party, such additional amount or amounts as will compensate such Indemnified Party (or its parent) for such reduction.

(c) The Facility Agent shall promptly notify the SPV of any event of which it has knowledge, occurring after the date hereof, which will entitle an Indemnified Party to compensation pursuant to this Section 9.2; provided that no failure to give or any delay in giving such notice shall affect any Indemnified Party’s right to receive such compensation as long as such notice is given to the SPV within 120 days after the such Indemnified Party acquires such knowledge. A notice by the Facility Agent or the applicable Indemnified Party claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Facility Agent or any applicable Indemnified Party may use any reasonable averaging and attributing methods.

(d) The SPV acknowledges that any Indemnified Party may institute measures in anticipation of the adoption of any Applicable Law or bank regulatory guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Official Body, or any request or directive regarding capital adequacy (in the case of any bank regulatory guideline, whether or not having the force of law) (including, without limitation, the imposition of internal charges on such Indemnified Party’s interests or obligations under this Agreement), and may commence allocating charges to or seeking compensation from the SPV under this Section 9.2 in connection with such measures, in advance of the effective date of such adoption of or change in Applicable Law or regulatory guideline, and the SPV agrees to pay such charges or compensation to the Facility Agent, for the benefit of such Indemnified Party, following demand therefor without regard to whether such effective date has occurred. The SPV further acknowledges that any charge or compensation demanded hereunder may take the form of a monthly charge to be assessed by such Indemnified Party.

SECTION 9.3 Taxes.

(a) All payments and distributions made hereunder by the SPV or the Servicer (each, a “payor”) to any Lender or any Agent (each, a “recipient”) shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and any other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority on any recipient (or any assignee of such parties), but excluding franchise taxes, taxes imposed on or measured by the recipient’s net income or gross receipts, taxes based on capital, net worth or comparable basis of measurement and deductions or withholdings of United States Federal income taxes that (i) are incurred by an assignee if the related assignment is made in violation of Section 13.8 or (ii) could have been avoided in whole or in part by the timely filing by any Agent or Lender of one or more United States Internal Revenue Service forms (such excluded items being called “Excluded Taxes” and such remaining items being called “Taxes”). In the event that any withholding or deduction from any payment made by the payor hereunder is required in respect of any Taxes, then such payor shall:

(i) pay directly to the relevant authority the full amount required to be so withheld or deducted;

(ii) promptly forward to the Agents an official receipt or other documentation satisfactory to the Agents evidencing such payment to such authority; and

(iii) pay to the recipient such additional amount or amounts as is necessary to ensure that the net amount actually received by the recipient will equal the full amount such recipient would have received had no such withholding or deduction been required.

(b) if any Taxes are directly asserted against any recipient with respect to any payment received by such recipient hereunder, the recipient may pay such Taxes and the payor will promptly pay such additional amounts (including any penalties, interest or expenses) as shall be necessary in order that the net amount received by the recipient after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such recipient would have received had such Taxes not been asserted.

(c) If the payor fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the recipient the required receipts or other required documentary evidence, the payor shall indemnify the recipient for any incremental Taxes, interest, or penalties that may become payable by any recipient as a result of any such failure. Payor shall not be responsible for any incremental Taxes, interest, or penalties attributable to recipient’s failure to act in a timely manner.

(d) Without limiting anything provided above, each Lender that is not created or organized under the laws of the United States or a political subdivision thereof (each a “Non-U.S. Person”) shall deliver to the SPV (with a copy to the Facility Agent) (i) within 15 days after the date hereof, or, if later, the date on which such Lender becomes a Non-U.S. Person, two (or such other number as may from time to time be prescribed by Applicable Laws or regulations) duly completed copies of IRS Form W-8BEN or W-8ECI (or any successor forms or other certificates or statements which may be required from time to time by the relevant United States taxing authorities or Applicable Laws or regulations), as appropriate, to permit the SPV and the Facility Agent to make payments hereunder for the account of such Non-U.S. Person without deduction or withholding of United States federal income or similar taxes and (ii) upon request of the SPV or the Facility Agent as a result of the obsolescence of or after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this Section 9.3(d), copies (in such numbers as may be from time to time be prescribed by Applicable Laws or regulations) of such additional, amended or successor forms, certificates or statements as may be required under Applicable Laws or regulations to permit the SPV or the Facility Agent to make payments hereunder for the account of such Lender without deduction or withholding of United States federal income or similar taxes.

SECTION 9.4 Mitigation Obligations. If an Indemnified Party requests compensation under Section 9.2, or if the SPV or the Servicer is required to pay any additional amount to the Facility Agent, for the benefit of such Indemnified Party, or any Official Body for the account of the Indemnified Party pursuant to Section 9.3, then the applicable Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the sole judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Sections 9.2 and 9.3, as the case may be, in the future and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The SPV hereby agrees to pay all reasonable costs and expenses incurred by such Lender in connection with any such designation or assignment.

SECTION 9.5 Other Costs and Expenses; Breakage Costs. (a) The SPV agrees, upon receipt of a written invoice, to pay or cause to be paid, and to save the Lenders and the Agents harmless against liability for the payment of, all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and expenses (it being understood that each of the Facility Agent, the Lenders and the Administrators shall be represented by Chapman and Cutler, LLP and the SPV shall only be required to pay the fees and expenses of Chapman and Cutler, LLP, unless there shall exist a conflict of interest that shall prevent Chapman and Cutler, LLP from representing all such parties, in which case the SPV shall be required to pay the reasonable fees and expenses of the attorney representing each of such parties), accountants’ fees and expenses and other third parties’ fees and expenses, any filing fees and expenses incurred by officers or employee of any Lender and/or the Agents) or intangible, documentary or recording taxes incurred by or on behalf of the any Lender or the Agents (i) in connection with the preparation, negotiation, execution and delivery of this Agreement, the other Transaction Documents and any documents or instruments delivered pursuant hereto and thereto and the transactions contemplated hereby or thereby (including the perfection or protection of the Affected Assets) and (ii) from time to time (A) relating to any amendments, waivers or consents under this Agreement and the other Transaction Documents, (B) arising in connection with any Lender’s, or the Agents’ enforcement or preservation of rights (including the perfection and protection of Lender’s security interest in the Affected Assets under this Agreement), or (C) arising in connection with any audit (provided, however, that the obligations of the SPV hereunder shall be limited as set forth in Section 5.1(d)), dispute, disagreement, litigation or preparation for litigation involving this Agreement or any of the other Transaction Documents (all of such amounts, collectively, “Transaction Costs”).

(b) The SPV shall pay the Facility Agent for the account of the Lenders, as applicable, on demand, such amount or amounts as shall compensate the Lenders for any loss (including loss of profit), cost or expense incurred by the Lenders (as reasonably determined by the Facility Agent) as a result of, in each case with respect to Loans accruing or to accrue interest based on the LIBO Rate, (i) any failure on the part of the SPV to borrow a Loan after submitting a Borrowing Request, (ii) any reduction of the principal amount of any Tranche by the SPV without compliance by the SPV with the notice requirements hereunder or (iii) any reduction by the SPV of any Tranche on a date other than the last date of a Rate Period or the date specified by the SPV in a notice of prepayment, redemption or other reduction, such compensation to be (x) limited to an amount equal to the amount of interest and fees that would have accrued during the remainder of the Rate Period relating to such Loan subsequent to the date of such failure to borrow or reduction to (but excluding) the last day of such Rate Period and (y) net of the income, if any, received by the Lender required to make such Loan or which received the proceeds of such reduction from investing the principal related to such Loan that did not occur or such proceeds. The determination by the Facility Agent of the amount of any such loss or expense shall be set forth in a written notice to the SPV in reasonable detail and shall be conclusive, absent manifest error. Nothing in this subsection (b) shall obligate the SPV to pay any costs or expenses which result from any breach by a Lender of its obligations hereunder.

SECTION 9.6 Indemnities by the Servicer. Without limiting any other rights which the Agents or the Lenders or the other Indemnified Parties may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify (without recourse, except as otherwise specifically provided in this Agreement) the SPV and the Indemnified Parties from and against any and all Indemnified Amounts arising out of or resulting from (whether directly or indirectly) (a) the failure of any information contained in any Servicer Report (to the extent provided by the Servicer) to be true and correct, or the failure of any other information provided to any Indemnified Party by, or on behalf of, the Servicer to be true and correct, (b) the failure of any representation, warranty or statement made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement to have been true and correct as of the date made or deemed made, (c) the failure by the Servicer to comply with any Applicable Law with respect to any Pool Receivable or the related Contract, or (d) any failure of the Servicer to perform its duties or obligations in accordance with the provisions hereof; excluding, however, (a) Indemnified Amounts resulting from gross negligence or willful misconduct on the part of such Indemnified Party and (b) Indemnified Amounts to the extent solely due to non-payment by any Obligor of an amount due and payable with respect to a Pool Receivable for credit reasons.

SECTION 9.7 Contest Rights. In the event any claim, action, proceeding or suit is brought against any Indemnified Party with respect to which the SPV would be required to indemnify such Indemnified Party for Taxes under Section 9.1, Section 9.2 or Section 9.3, such Indemnified Party shall promptly give notice or any such claim, action, proceeding or suit to the SPV. The SPV may, at the SPV’s sole cost and expense, resist and defend such action, suit or proceeding in the name of the Indemnified Party (or in the name of the SPV if legally entitled to do so), or cause the same to be resisted or defended by counsel selected by the SPV and reasonably satisfactory to such Indemnified Party.

ARTICLE X

THE AGENTS

SECTION 10.1 Appointment and Authorization of Agents. Each Lender hereby irrevocably appoints, designates and authorizes each Agent to take such action on its behalf under the provisions of this Agreement and each other Transaction Document and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and any other Transaction Document, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, no Agent shall have any duties or responsibilities, except those expressly set forth in this Agreement, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 10.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Each Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

SECTION 10.3 Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any Lender for any recital, statement, representation or warranty made by the SPV, the Originator or the Servicer, or any officer thereof, contained in this Agreement or in any other Transaction Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Transaction Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document, or for any failure of the SPV, the Originator, the Servicer or any other party to any Transaction Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the SPV, the Originator or the Servicer or any of their respective Affiliates.

SECTION 10.4 Reliance by Agents. (a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the SPV, the Originator and the Servicer), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Majority Lenders or, if required hereunder, all Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

(b) For purposes of determining compliance with the conditions specified in Article IV, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by any Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender.

SECTION 10.5 Notice of Termination Event, Potential Termination Event or Servicer Default. No Agent shall be deemed to have knowledge or notice of the occurrence of a Potential

Termination Event, a Termination Event or a Servicer Default, unless such Agent has received written notice from a Lender or the SPV referring to this Agreement, describing such Potential Termination Event, Termination Event or Servicer Default and stating that such notice is a “Notice of Termination Event or Potential Termination Event” or “Notice of Servicer Default,” as applicable. Such Agent will notify the Lenders of its receipt of any such notice. Such Agent shall (subject to Section 10.4) take such action with respect to such Potential Termination Event or Termination Event as may be requested by the Majority Lenders, provided, however, that, unless and until such Agent shall have received any such request, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Termination Event or Termination Event as it shall deem advisable or in the best interest of the Lenders.

SECTION 10.6 Credit Decision; Disclosure of Information by the Agents. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by any Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the SPV, the Servicer, the Originator or any of their respective Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether the Agent-Related Persons have disclosed material information in their possession. Each Lender, including any Lender by assignment, represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the SPV, the Servicer, the Originator or their respective Affiliates, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the SPV hereunder. Each Lender also represents that it shall, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the SPV, the Servicer or the Originator. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by any Agent herein, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the SPV, the Servicer, the Originator or their respective Affiliates which may come into the possession of any of the Agent-Related Persons.

SECTION 10.7 Indemnification of the Agents. Whether or not the transactions contemplated hereby are consummated, each Lender shall severally indemnify upon demand each of its Agent-Related Persons (to the extent not reimbursed by or on behalf of the SPV and without limiting the obligation of the SPV to do so as otherwise provided herein), pro rata, based on the amount of the Loans funded by such Lender, and hold harmless each Agent-Related Person from and against any and all Indemnified Amounts incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Amounts resulting from such Person’s gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Majority

Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.7. Without limitation of the foregoing, each Lender shall severally reimburse its Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney’s fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Transaction Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the SPV as otherwise provided herein. The undertaking in this Section 10.7 shall survive payment on the Final Payout Date and the resignation or replacement of any Agent.

SECTION 10.8 Agent in Individual Capacity. Each Agent (and any successor acting as Agent) and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any of the SPV, the Originator and the Servicer or any of their Subsidiaries or Affiliates as though such Agent was not an Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, each Agent or its Affiliates may receive information regarding the SPV, the Originator, the Servicer or their respective Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that such Agent shall be under no obligation to provide such information to them. Each Agent may, in its individual capacity, makes Loans by assignment from a Lender or otherwise in accordance herewith and in such event such Agent shall have the same rights and powers under this Agreement as any other Lenders and may exercise the same as though it were not an Agent, and the terms “Lender”, shall, unless the context otherwise indicates, include the Agent in its individual capacity.

SECTION 10.9 Resignation of Facility Agent. The Facility Agent may resign as Facility Agent upon thirty (30) days’ notice to the Lenders and the SPV and effective upon appointment of its successor as hereinafter provided. If the Facility Agent resigns under this Agreement, the Majority Lenders shall appoint from among the Administrators a successor agent for the Lenders, which, unless a Termination Event or a Potential Termination Event exists, shall be reasonably satisfactory to the SPV. If no successor agent is appointed prior to the end of such thirty (30) day period, the Facility Agent may appoint, after consulting with the Lenders a successor agent from among the Administrators. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Facility Agent and the term “Facility Agent” shall mean such successor agent and the retiring Facility Agent’s appointment, powers and duties as Facility Agent shall be terminated. After any retiring Facility Agent’s resignation hereunder as Facility Agent, the provisions of this Section 10.9 and Sections 10.3 and 10.7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Facility Agent under this Agreement.

SECTION 10.10 Payments by the Agents. Unless specifically allocated to a Lender pursuant to the terms of this Agreement, all amounts received by any Agent on behalf of the Lenders shall be paid by such Agent to the Lenders (at their respective accounts specified herein or in their respective Assignment and Assumption Agreements), pro rata in accordance with their respective outstanding funded portions of the Loans on the Business Day received by such

Agent, unless such amounts are received after 12:00 noon on such Business Day, in which case such Agent shall use its reasonable efforts to pay such amounts to the Lenders on such Business Day, but, in any event, shall pay such amounts to the Lenders not later than the following Business Day.

ARTICLE XI

THE BACKUP SERVICER

SECTION 11.1 Representations of Backup Servicer. The Backup Servicer makes the following representations and warranties:

(a) The Backup Servicer has been duly organized and is validly existing as a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties shall be currently owned and such business is presently conducted.

(b) The Backup Servicer has the power and authority to execute and deliver this Agreement and any other Transaction Document to which it is a party and to carry out its respective terms, and the execution, delivery, and performance of this Agreement and any other Transaction Document to which it is a party shall have been duly authorized by the Backup Servicer by all necessary corporate action.

(c) This Agreement and any other Transaction Document to which it is a party constitutes a legal, valid, and binding obligation of the Backup Servicer enforceable in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law.

(d) The entering into of this Agreement and the other Transaction Documents to which it is a party and the performance by the Backup Servicer of its obligations under such agreements and the consummation of the transactions herein and therein contemplated will not (i) conflict with the organizational documents of the Backup Servicer or result in a breach of any of the terms or provisions of, or constitute a default under, any agreement, mortgage, deed of trust or other such instrument to which the Backup Servicer is a party or by which it is bound; (ii) result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Backup Servicer pursuant to the terms of any material agreement, mortgage, deed of trust or other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject; or (iii) result in any violation of any statute or any order, rule or regulation of any court or any regulatory authority or other governmental agency or body having jurisdiction over it or any of its properties.

(e) There are no proceedings or investigations pending or, to the Backup Servicer’s best knowledge, threatened before any court, regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over the Backup Servicer or its properties (i) asserting the invalidity of this Agreement or any of the other Transaction Documents to which it is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any of the other Transaction Documents to which it is a party, or (iii) seeking any determination or ruling that might materially and adversely affect the performance by the Backup Servicer of its obligations under, or the validity or enforceability of, this Agreement or any other Transaction Documents to which it is a party.

(f) The Backup Servicer has and shall preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary or desirable to enable it to perform its duties as Backup Servicer and successor Servicer under this Agreement or under any of the other Transaction Documents to which it is a party, except where the failure to so qualify would not have a Material Adverse Effect.

(g) The Backup Servicer has operated its business in accordance with all Applicable Laws and regulations and it is not in violation of any such laws or regulations other than such violations which singly or in the aggregate do not, and, with the passage of time will not, have a material adverse affect on its business or assets, or its ability to perform its obligations under this Agreement.

SECTION 11.2 Merger or Consolidation of, or Assumption of the Obligations of, Backup Servicer. Any Person (a) into which the Backup Servicer may be merged or consolidated, (b) which may result from any merger or consolidation to which the Backup Servicer shall be a party, or (c) which may succeed to the properties and assets of the Backup Servicer substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Backup Servicer hereunder, shall be the successor to the Backup Servicer under this Agreement without further act on the part of any of the parties to this Agreement.

SECTION 11.3 Backup Servicer Resignation and Removal.

(a) The Backup Servicer shall not resign from its obligations and duties under this Agreement or any other Transaction Document to which it is a party except (a) as required in Section 11.2 above, (b) upon determination that the performance of its duties shall no longer be permissible under Applicable Law (any such determination permitting the resignation of the Backup Servicer shall be evidenced by an opinion of counsel to such effect delivered to the Facility Agent), or (c) with the prior written consent of the Facility Agent, but only if, in any such case, a replacement Backup Servicer is found that (i) is experienced in the business of acting as servicer with respect to financial agreements of the type comprising the Pool Receivables and (ii) will provide backup servicing and agree to become the successor Servicer on the same terms as then in effect under this Agreement and the other Transaction Documents.

(b) The Servicer may, with the prior written consent of the Facility Agent, terminate the Backup Servicer for cause.

(c) Upon the Backup Servicer’s resignation or termination pursuant to Section 11.2 or this Section 11.3, notice thereof shall be provided to the Facility Agent and the Lenders, and the Backup Servicer shall comply with the provisions of this Agreement and the other Transaction Documents to which it is a party until the acceptance of a successor Backup Servicer acceptable to the Facility Agent.

SECTION 11.4 Obligations of Backup Servicer.

(a) The Backup Servicer shall serve in a reserve capacity to the Servicer, and shall be willing to assume the duties of the Servicer on direction from the Facility Agent. In its capacity as Backup Servicer, the Backup Servicer shall perform the following duties:

(i) On a monthly basis, receive from the Servicer month-end portfolio file extracted from the Servicers’ servicing system in a mutually agreed upon format containing the Pool Receivables sold to the SPV;

(ii) on a monthly basis, receive from the Servicer, the Servicer Report which includes information for all Receivables purchased by the SPV;

(iii) on a monthly basis, the Backup Servicer shall load the Servicer’s month-end portfolio file onto the Backup Servicer’s data warehouse system; and

(iv) the Backup Servicer shall then reconcile the Outstanding Balance of the Pool Receivables and the amount of Collections from the Servicer Report received from the Servicer to the information on the Backup Servicer’s data warehouse system and reconcile any differences with the Servicer.

(b) Other than as specifically set forth elsewhere in this Agreement or in any other Transaction Document, the Backup Servicer shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer and shall have no liability for any action taken or omitted by the Servicer.

(c) The Backup Servicer shall consult fully with the Servicer as may be necessary from time to time to perform or carry out the Backup Servicer’s obligations hereunder, including the obligation to succeed at any time to the duties and obligations of the Servicer as servicer under Section 7.1.

SECTION 11.5 Backup Servicer Compensation. As compensation for the performance of its obligations as Backup Servicer under this Agreement and the other Transaction Documents to which it is a party, the Backup Servicer shall be entitled to receive the Backup Servicer Fee.

SECTION 11.6 Duties and Responsibilities.

(a) The Backup Servicer shall perform such duties and only such duties as are specifically set forth in this Agreement and the other Transaction Documents to which it is a party, and no implied covenants or obligations shall be read into this Agreement against the Backup Servicer.

(b) In the absence of bad faith or negligence on its part, the Backup Servicer may conclusively rely as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Backup Servicer and conforming to the requirements of this Agreement and the other Transaction Documents to which it is a party; but in the case of any such certificates or opinions, which by any provision hereof are specifically required to be furnished to the Backup Servicer, the Backup Servicer shall be under a duty to examine the same and to determine whether or not they conform to the requirements of this Agreement and the other Transaction Documents to which it is a party. Neither the Backup Servicer nor any of its officers, employees or agents shall be liable to the Servicer, the SPV, the Facility Agent or the Lenders for any action taken or for refraining from the taking of any action in accordance with customary industry standards for servicing leases and loans of the type which comprise the Pool Receivables, or for mistakes or errors in judgment; provided, however, that (i) this provision shall not protect the Backup Servicer from liability to the Servicer, the SPV, the Facility Agent or the Lenders for any losses, claims, liabilities, or damages incurred by such party by reason of willful misconduct or gross negligence of the Backup Servicer in the performance of its duties and obligations hereunder, and (ii) in the event that the Backup Servicer becomes the successor Servicer hereunder, the Backup Servicer’s duties and responsibilities as Servicer will be as set forth elsewhere in this Agreement and it will no longer be subject to the terms of this Section 11.6. Subject to the preceding sentence, in no event will the Backup Servicer be liable to the Servicer, the SPV, the Facility Agent or the Lenders for any losses, claims, liabilities or damages incurred by such party arising out of or relating to the acts or omissions of the Backup Servicer in reliance in good faith on any document which is prepared or furnished to it by Servicer or by such other party. No damages shall be assessed or charged against the Backup Servicer when any delay or breach on its part is caused by the failure of the Servicer, the SPV, the Facility Agent or the Lenders to furnish input or information required of such party, the failure of any utility or communications company to furnish services or for any other reasons beyond the control of the Backup Servicer.

(c) Notwithstanding anything contained in this Agreement to the contrary, the Backup Servicer shall only be required to perform its obligations in the time and manner set forth in this Agreement if, and to the extent, any information which is required to be delivered to the Backup Servicer or any information on which the Backup Servicer is authorized to rely on, is delivered to the Backup Servicer in accordance with provisions of this Agreement or is provided to the Backup Servicer in a format that is reasonably acceptable to the Backup Servicer, as applicable; provided, however, that nothing in this paragraph shall be construed to relieve the Backup Servicer of its obligations under this Agreement if the failure to appropriately deliver or provide any such information to the Backup Servicer is remedied or is otherwise reasonably available to the Backup Servicer without undue cost or time.

(d) The terms of this Section 11.6 shall survive the termination of the Backup Servicer’s obligations hereunder.

ARTICLE XII

THE CUSTODIAN

SECTION 12.1 Custodian and Custodial Agreement.

At all times after the Closing Date, the SPV and the Servicer shall cause a Custodial Agreement to be in effect on terms and conditions reasonably satisfactory to the Facility Agent and shall cause there to be an acting Custodian appointed thereunder (and who has accepted such appointment). Upon the resignation of any Custodian, the SPV and the Servicer shall take all actions requested by the Facility Agent to appoint a successor Custodian who is reasonably satisfactory to the Facility Agent.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.1 Term of Agreement. This Agreement shall terminate on the Final Payout Date; provided, however, that (i) the rights and remedies of the Facility Agent, the Lenders and the Administrators with respect to any representation and warranty made or deemed to be made by the SPV pursuant to this Agreement, (ii) the indemnification provisions of Article X, (iii) the provisions of Section 10.7 and (iv) the agreements set forth in Sections 13.11, 13.12 and 13.13, shall be continuing and shall survive any termination of this Agreement.

SECTION 13.2 Waivers; Amendments. (a) No failure or delay on the part of the Facility Agent, the Lenders, or the Administrators in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by Applicable Law.

(b) Any provision of this Agreement or any other Transaction Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the SPV, the Originator (if a party thereto), the Servicer (if a party thereto) and the Majority Lenders (and, if Article IX or the rights or duties of the Agents are affected thereby, by the Agents); provided that (x) no such amendment or waiver shall, unless signed by a Lender, (i) increase the Commitment of such Lender, (ii) reduce the outstanding principal amount of the Loans or rate of interest to accrue thereon or any fees or other amounts payable hereunder to such Lender, (iii) postpone any date fixed for the payment of any scheduled distribution in respect of any Loan and interest thereon with respect thereto or any fees or other amounts payable to such Lender hereunder or for termination of its Commitment, (iv) release all or substantially all of the property with respect to which a security or ownership interest therein has been granted hereunder to the Facility Agent or the Lenders or (v) extend or permit the extension of the Amortization Date (it being understood that a waiver of a Termination Event shall not constitute an extension or increase in the Commitment of any Lender), and (y) no such amendments shall, unless signed by all the Lenders, (i) change the percentage of the Commitments of the Lenders which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement or (ii) change the definition of the term Majority Lenders and provided, further, that the signature of the SPV shall not be required for the effectiveness of any amendment which modifies the representations, warranties, covenants or responsibilities of the Servicer at any time when the Servicer is not CCG or any Affiliate of CCG or a Successor Servicer is designated by the Facility Agent pursuant to Section 7.1. In the event the Facility Agent requests a Lender’s consent pursuant to the foregoing provisions and the Facility Agent does not receive a consent (either positive or negative) from the such Lender within thirty (30) days of such Lender’s receipt of such request, then such Lender (and its percentage interest hereunder) shall be considered not to have given consent.

SECTION 13.3 Notices; Payment Information. Except as provided below, all communications and notices provided for hereunder shall be in writing (including facsimile or electronic transmission or similar writing) and shall be given to the other party at its address or facsimile number set forth in Schedule 13.3 or at such other address or facsimile number as such party may hereafter specify for the purposes of notice to such party. Each such notice or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in Schedule 13.3 and confirmation is received, (ii) if given by mail, three (3) Business Days following such posting, if postage prepaid, and if sent via U.S. certified or registered mail, (iii) if given by overnight courier, one (1) Business Day after deposit thereof with a national overnight courier service, or (iv) if given by any other means, when received at the address specified in Schedule 13.3, provided that a Borrowing Request shall only be effective upon receipt by the applicable Agent. However, anything in this Section 13.3 to the contrary notwithstanding, the SPV hereby authorizes the Facility Agent and the Lenders to make investments in Eligible Investments and to make Loans and Rate Period selections based on telephonic notices made by any Person which a Lender in good faith believes to be acting on behalf of the SPV. The SPV agrees to deliver promptly to the Lenders a written confirmation of each telephonic notice signed by an authorized officer of SPV. However, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs in any material respect from the action taken by any Lender, the records of such Lender shall govern.

SECTION 13.4 Governing Law; Submission to Jurisdiction; Appointment of Service Agent.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CONFLICTS OF LAW PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW). EACH OF THE SPV AND THE SERVICER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH OF THE SPV AND THE SERVICER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS SECTION 13.4 SHALL AFFECT THE RIGHT OF THE LENDERS TO BRING ANY ACTION OR PROCEEDING AGAINST ANY OF THE SPV OR THE SERVICER OR ANY OF THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS.

(b) EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG ANY OF THEM ARISING OUT OF, CONNECTED WITH, RELATING TO OR INCIDENTAL TO THE RELATIONSHIP BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

SECTION 13.5 Integration. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire Agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

SECTION 13.6 Severability of Provisions. If any one or more of the provisions of this Agreement shall for any reason whatsoever be held invalid, then such provisions shall be deemed severable from the remaining provisions of this Agreement and shall in no way affect the validity or enforceability of such other provisions.

SECTION 13.7 Counterparts; Facsimile Delivery. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery by facsimile of an executed signature page of this Agreement shall be effective as delivery of an executed counterpart hereof.

SECTION 13.8 Successors and Assigns; Binding Effect. (a) This Agreement shall be binding on the parties hereto and their respective successors and assigns; provided, however, that neither the SPV nor the Servicer may assign any of its rights or delegate any of its duties hereunder or under the First Tier Agreement or under any of the other Transaction Documents to which it is a party without the prior written consent of the Agents. Except as provided in clauses (b), (e), or (h) below, no provision of this Agreement shall in any manner restrict the ability of any Lender to assign, participate, grant security interests in, or otherwise transfer its interest in any portion of the Loans.

(b) Any Lender may assign all or any portion of its Commitment and its interest in the Loans and its other rights and obligations hereunder to any Person with the written approval of the SPV (which approval shall not be unreasonably withheld or delayed), each Administrator, on behalf of the related Lender, and the Facility Agent (which approval shall not be unreasonably withheld or delayed); provided, however, such consent of the SPV shall not be required in the case of an assignment to any Administrator or an Affiliate of any Administrator. In connection with any such assignment, the assignor shall deliver to the assignee(s) an Assignment and Assumption Agreement, duly executed, assigning to such assignee a pro rata interest in such assignor’s Commitment and other obligations hereunder and its interest in the Loans and other rights hereunder, and such assignor shall promptly execute and deliver all further instruments and documents, and take all further action, that the assignee may reasonably request, in order to protect, or more fully evidence the assignee’s right, title and interest in and to such interest and to enable the Facility Agent, on behalf of such assignee, to exercise or enforce any rights hereunder and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party. Upon any such assignment, (i) the assignee shall have all of the rights and obligations of the assignor hereunder and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party with respect to such assignor’s Commitment and interest in the Loans for all purposes of this Agreement and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party and (ii) the assignor shall have no further obligations with respect to the portion of its Commitment which has been assigned and shall relinquish its rights with respect to the portion of its interest in the Loans which has been assigned for all purposes of this Agreement and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party. No such assignment shall be effective unless a fully executed copy of the related Assignment and Assumption Agreement shall be delivered to the Facility Agent and the SPV. All costs and expenses of the Facility Agent incurred in connection with any assignment hereunder shall be borne by (A) the Servicer or the SPV, as the case may be, if such assignment is made at the request of the Servicer or the SPV, and (B) in all other circumstances, the assignor.

(c) If any assignee shall petition the SPV for any amounts under Section 9.2 or Section 9.3, then the SPV may designate a replacement financial institution, with the Facility Agent’s consent (which consent shall not be unreasonably withheld or delayed), to which such assignee shall, subject to its receipt of an amount equal to its interest in the Loans, and accrued and unpaid interest thereon and fees in connection therewith, promptly assign all of its rights, obligations and such assignee’s Commitment and interest in the Loans for all purposes of this Agreement and under the other Transaction Documents to which such assignee is or, immediately prior to such assignment, was a party.

(d) By executing and delivering an Assignment and Assumption Agreement, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Assumption Agreement, the assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Transaction Documents or any such other instrument or document; (ii) the assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the SPV, the Originator or the Servicer or the performance or observance by the SPV, the Originator, or the Servicer of any of their respective obligations under this Agreement, the First Tier Agreement, the other Transaction Documents or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, the First Tier Agreement, each other Transaction Document and such other instruments, documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption Agreement and to purchase such interest; (iv) such assignee will, independently and without reliance upon the Facility Agent, or any of its Affiliates, or the assignor and based on such agreements, documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Transaction Documents; (v) such assignee appoints and authorizes the Facility Agent to take such action as agent on its behalf and to exercise such powers under this Agreement, the other Transaction Documents and any other instrument or document furnished pursuant hereto or thereto as are delegated to the Facility Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto and to enforce its respective rights and interests in and under this Agreement, the other Transaction Documents and the Affected Assets and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Transaction Documents are required to be performed by it as the assignee of the assignor.

(f) Upon any assignment pursuant to this Agreement, each assignee warrants, as of the date of such assignment, that it is not subject to any taxes, charges, levies or withholdings with respect to payments under this Agreement that are imposed by means of withholding by any applicable taxing authority (“Withholding Tax”). Each assignee agrees to provide the Facility Agent, from time to time upon the Facility Agent’s request, completed and signed copies of any documents that may be required by an applicable taxing authority to certify such assignee’s exemption from Withholding Tax with respect to payments to be made to such assignee under this Agreement. The SPV’s obligations under Section 7.3 do not apply to any Taxes that arise as a result of a breach of any representation or covenant above.

(g) Any financial institution (an “Additional Lender”) may join this Agreement as a Lender with the prior written consent of the SPV and without the necessity of obtaining the consent of any other Lenders then a party hereto by executing and delivering to the SPV, the Servicer, the Facility Agent, each Administrator and each other Lender a joinder agreement (the “Joinder Agreement”) in the form of Exhibit I hereto. Upon execution and delivery of such agreement in accordance with this subsection, such Additional Lender shall be a “Lender” and its administrator, if any, shall be an “Administrator” for all purposes of this Agreement and the other Transaction Documents.

(h) Notwithstanding any other provision of this Section 13.8, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of capital and yield) under this Agreement to secure obligations of such Lender to a Federal Reserve Bank, without notice to or consent of the SPV or any Agent; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder, as the case may be, or substitute any such pledgee or grantee for such Lender as a party hereto.

SECTION 13.9 Waiver of Confidentiality. Each of the SPV and the Servicer hereby consents to the disclosure of any non-public information with respect to it received by the Facility Agent, any Lender or any Administrator to any other Lender or potential Lender, any Agent or any of such Person’s counsel or accountants in relation to this Agreement or any other Transaction Document, provided that each such Person shall agree to comply with Section 13.10 hereof with respect to such non-public information of the SPV, the Servicer and the Originator, as the case may be.

SECTION 13.10 Confidentiality Agreement. (a) Each of the SPV and the Servicer hereby agrees that it will not disclose the contents of this Agreement or any other Transaction Document or any other proprietary or confidential information of or with respect to any Lender, the Facility Agent or any Administrator to any other Person except (i) its auditors and attorneys, employees or financial advisors and any nationally recognized statistical rating organization, provided such auditors, attorneys, employees, financial advisors or rating agencies are informed of the highly confidential nature of such information or (ii) as otherwise required by Applicable Law or order of a court of competent jurisdiction.

(b) Each of the Facility Agent, the Administrators and the Lenders hereby agrees that it will not disclose the contents of this Agreement or any other Transaction Document or any other proprietary or confidential information of or with respect to Holdco, the SPV, the Servicer and the Originator to any other Person except to: (i) any Person that may become an Agent, or a Lender hereunder, (ii) its auditors and attorneys, employees or financial advisors and any nationally recognized statistical rating organization, provided such auditors, attorneys, employees, financial advisors or rating agencies are informed of the highly confidential nature of such information and have been instructed to keep such information confidential or (iii) as otherwise required by Applicable Law or order of a court of competent jurisdiction.

(c) Notwithstanding (a) or (b) of this Section 13.10 or any other provision herein express or implied to the contrary, each party hereto, (and each employee, representative or other agent of such party), may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transactions contemplated in this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to any of the foregoing persons relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities Laws. For purposes of this paragraph, the terms “tax treatment” and “tax structure” have the meanings specified in Treasury Regulation section 1.6011-4(c).

SECTION 13.11 Reserved.

SECTION 13.12 Reserved.

SECTION 13.13 Reserved.

SECTION 13.14 No Recourse Against Stockholders, Officers, Members or Directors of the SPV, the Originator, the Servicer. Notwithstanding anything to the contrary contained in this Agreement, the obligations of each SPV, the Originator and the Servicer under this Agreement and all other Transaction Documents are solely the corporate or limited liability company obligations of such Person. No recourse under any obligation, covenant or agreement of the SPV, the Originator or the Servicer contained in this Agreement shall be had against any stockholder, employee, member, officer, director or incorporator of such Person or beneficial owner of any such Person, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate or limited liability company’s obligation of the SPV, the Originator and the Servicer, as the case may be, and that no personal liability whatsoever shall attach to or be incurred by the stockholder, employee, member, officer, director or incorporator of such Person or beneficial owner of any of them, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of such Person contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by such Person of any of such obligations, covenants or agreements, either at common law or at equity, or by statute or constitution, every such stockholder, employee, officer, director or incorporator of the SPV, the Originator or the Servicer or beneficial owner of any of them is hereby expressly waived as a condition of and consideration for the execution of this Agreement; provided, however, that this Section 13.14 shall not relieve any such stockholder, employee, member, officer, director or incorporator of the SPV, the Originator or the Servicer, as the case may be, or beneficial owner of any of them of any liability it might otherwise have for its own intentional misrepresentation or willful misconduct.

SECTION 13.15 Amendment and Restatement. This Agreement amends and replaces in its entirety the Original Loan Agreement. Reference to this specific Agreement need not be made in any agreement, document, instrument, letter, certificate, the Original Loan Agreement itself, or any communication issued or made pursuant to or with respect to the Original Loan Agreement, any reference to the Original Loan Agreement being sufficient to refer to the Original Loan Agreement as amended and restated hereby.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

CCG RECEIVABLES III, LLC,
as SPV

By:	/s/ E.R. Gebhart
Name: E.R. Gebhart
Title: CFO and Treasurer

COMMERCIAL CREDIT GROUP INC., as Servicer

By:	/s/ E.R. Gebhart
Name: E.R. Gebhart
Title: SVP and CFO

SUNTRUST BANK, as Lender

By:	/s/ Kyle Shenton
Name: Kyle Shenton
Title: Vice President

SUNTRUST ROBINSON HUMPHREY, INC., as Facility Agent

By:	/s/ Kyle Shenton
Name: Kyle Shenton
Title: Vice President

SUNTRUST ROBINSON HUMPHREY, INC., as Administrator

By:	/s/ Kyle Shenton
Name: Kyle Shenton
Title: Vice President

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

S-1

PORTFOLIO FINANCIAL SERVICING COMPANY,
as Backup Servicer

By:
Name:
Title:

S-2

Schedule I

Commitment Amount

Lender	Commitment

SunTrust Bank	$125,000,000

Schedule I-1

Schedule 3.1(i)

Location of Certain Offices and Records

Commercial Credit Group Inc.

Suite 1450

227 West Trade Street

Charlotte, North Carolina 28202

704-731-0031

Suite 440

2135 City Gate Lane

Naperville, Illinois 60563

630-708-4650

Suite 340

400 Essjay Road

Williamsville, NY 14221

716-935-6600

CCG Receivables III, LLC

Suite 1450A

227 West Trade Street

Charlotte, North Carolina 28202

704-731-0031

Schedule 3.1(i)-1

Schedule 3.1(s)

List of Lock-Box Banks and Lock-Box Accounts, Collection Account Information

Lock-Box Banks and Lock-Box Accounts

Account number 2000026298881 of CCG maintained with Wells Fargo Bank, National Association, having offices located at 1 South Broad Street, Mail Code: PA1227, Philadelphia, Pennsylvania and 401 S. Tryon Street, 10th Floor, TS Legal Risk Mgmt., Mail Code NC0817, Charlotte, North Carolina 28288.

Collection Account

Account number 2000051049076 of the SPV maintained with Wells Fargo Bank, National Association, having offices located at 1 South Broad Street, Mail Code: PA1227, Philadelphia, Pennsylvania and 401 S. Tryon Street, 10th Floor, TS Legal Risk Mgmt., Mail Code NC0817, Charlotte, North Carolina 28288.

Schedule 3.1(s)-1

Schedule 3.1(aa)

PERFECTION REPRESENTATIONS, WARRANTIES AND COVENANTS

In addition to the representations, warranties and covenants contained in the Agreement, to induce the Lenders, the Agents and the Administrators to enter into the Agreement and, in the case of the lenders, to make the Loans hereunder, each of the SPV and the Servicer hereby represents, warrants, and covenants to the Agents, the Administrators and the Lenders as to itself as follows on the date hereof and on each Borrowing Date thereafter:

General

1. The Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Pool Receivables pledged in favor of the Facility Agent (for the benefit of the Secured Parties), which security interest is prior to all other Adverse Claims, excepting other Permitted Adverse Claims and liens for taxes, assessments or similar governmental charges or levies that are not yet due and payable or as to which any applicable grace period shall not have expired, or that are being contested in good faith by proper proceedings and for which adequate reserves have been established, but only so long as foreclosure with respect to such a lien is not imminent and the use and value of the property to which the Adverse Claim attaches is not impaired during the pendency of such proceeding, and is enforceable as such as against creditors of and purchasers from the SPV.

The Pool Receivables constitute “accounts,” “instruments,” “general intangibles,” or “tangible chattel paper” within the meaning of the UCC.

2. The Collection Account and all subaccounts thereof (collectively, the “Deal Accounts”), constitute either a deposit account, a securities account or securities entitlement.

3. The SPV has taken all steps necessary to perfect its security interest against the Obligor in the Equipment securing the Pool Receivables.

4. The SPV has received all consents and approvals required by the terms of the Pool Receivables to the pledge of a security interest in the Pool Receivables hereunder to the Facility Agent (for the benefit of the Secured Parties).

Creation

5. The SPV owns and has good and marketable title to any transferred Pool Receivable free and clear of any Adverse Claim, claim or encumbrance of any Person, excepting other Permitted Adverse Claims and liens for taxes, assessments or similar governmental charges or levies that are not yet due and payable or as to which any applicable grace period shall not have expired, or that are being contested in good faith by proper proceedings and for which adequate reserves have been established, but only so long as foreclosure with respect to such a lien is not imminent and the use and value of the property to which the Adverse Claim attaches is not impaired during the pendency of such proceeding.

Schedule 3.1(aa)-1

Perfection

6. The SPV has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the sale of the Pool Receivables from the Originator to the SPV, and the security interest in the Pool Receivables granted to the Facility Agent (for the benefit of the Secured Parties) hereunder.

7. With respect to the Deal Accounts that constitute deposit accounts, upon formation of any such accounts, the SPV shall take all steps necessary to cause the Facility Agent (for the benefit of the Secured Parties) to become the account holder of the Deal Accounts.

8. There are no Deal Accounts that constitute securities accounts or securities entitlements.

Priority

9. Other than the transfer of the Pool Receivables to the SPV under the First Tier Agreement and the security interest granted to the Facility Agent (for the benefit of the Secured Parties) pursuant to the Agreement or as otherwise permitted under the First Tier Agreement, the SPV has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Pool Receivables or the Deal Accounts. The SPV has not authorized the filing of, nor is aware of any financing statements against the SPV or the Originator that include a description of collateral covering the Pool Receivables or the Deal Accounts other than any financing statement relating to the transfer of Pool Receivables under the First Tier Agreement or the security interest granted to the Facility Agent (for the benefit of the Secured Parties) hereunder or that has been or is being terminated in connection with the execution of the Agreement. The SPV is not aware of any judgment or tax lien filings against the SPV.

10. None of the Deal Accounts that are securities accounts are in the name of any person other than the SPV or the Facility Agent (for the benefit of the Secured Parties). The SPV has not consented to the securities intermediary of any Deal Account to comply with entitlement orders of any person other than the Facility Agent (for the benefit of the Secured Parties).

11. None of the Deal Accounts that are deposit accounts are in the name of any person other than the SPV or the Agent (for the benefit of the Secured Investors). The SPV has not consented to the bank maintaining the Deal Accounts to comply with instructions of any person other than the Facility Agent (for the benefit of the Secured Parties).

12. With respect to Receivables which constitute “tangible chattel paper” or “instruments” within the meaning of the UCC, the Custodian, as agent for the SPV, has in its possession all original copies of the instruments that constitute or evidence the Pool Receivables. The Contracts and instruments that constitute or evidence the Pool Receivables do not have any marks or notation indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Facility Agent (for the benefit of the Secured Parties). All financing statements filed or to be filed against the SPV in favor of the Facility Agent (for the benefit of the Secured Parties) in connection herewith describing the Pool Receivables contain a statement

Schedule 3.1(aa)-2

to the following effect: “A purchase of or security interest in any collateral described in this financing statement which is not permitted under the Agreement will violate the rights of the Facility Agent (for the benefit of the Secured Parties).”

13 Survival of Perfection Representations. Notwithstanding any other provision of the Agreement or any other Transaction Document, the Perfection Representations contained in this Schedule shall be continuing, and remain in full force and effect (notwithstanding any termination of the Commitments of the Lenders) until the occurrence of the Final Payout Date.

Schedule 3.1(aa)-3

Schedule 7.2(c)

Scope of Servicer Audit

[To Be Attached]

Schedule 7.2-1

Schedule 13.3

Notice and Payment Information

1.	Notice Information:

Commercial Credit Group, Inc.

Suite 1450

227 West Trade Street

Charlotte, North Carolina 28202

704-731-0031

Attn: Roger Gebhart-SVP and CFO

CCG Receivables III, LLC

Suite 1450A

227 West Trade Street

Charlotte, North Carolina 28202

704-731-0031

Attn: Roger Gebhart-CFO

SunTrust Robinson Humphrey, Inc.

Asset Securitization Group

3333 Peachtree Road, NE 10th Floor

Mail Code GA-ATL-3950

Atlanta, Georgia 30326

Attention: Michael Peden

Phone: (404) 926-5499

SunTrust Bank

Asset Securitization Group

3333 Peachtree Road, NE 10th Floor

Mail Code GA-ATL-3950

Atlanta, Georgia 30326

Attention: Michael Peden

Phone: (404) 926-5499

2.	Payment Information:

SPV’s Account:

Account number 2000021693805 of CCG maintained with CCG’s Designated Account Bank, or such other deposit account of CCG or the SPV (located within the United States) has been designated as such, in writing, by the SPV to the Facility Agent.

Schedule 13.3-1

“Designated Account Bank” means Wells Fargo Bank, National Association, having its office located at:

1 South Broad Street

MAC: Y1375-052

Philadelphia, PA 19107

401 S. Tryon Street

7th Floor, TS Legal Risk Mgmt.

MAC: D1129-072

Charlotte, NC 28282

Wiring Instructions for Principal Payments, Interest and Fees:

Bank: SunTrust Bank

ABA#: 061000104

Acct #: 8801898605

Acct. Name: SunTrust Robinson Humphrey Operating Account

Attn: James Watkins

Reference: CCG Receivables III, LLC

Schedule 13.3-2

Exhibit A

Form of Assignment and Assumption Agreement

Reference is made to the AMENDED AND RESTATED LOAN AND ADMINISTRATION AGREEMENT dated as of December 31, 2014 (as it may be amended or otherwise modified from time to time, the “Agreement”) among CCG RECEIVABLES III, LLC, a Delaware limited liability company (the “SPV”), COMMERCIAL CREDIT GROUP INC., a Delaware corporation, individually and as initial Servicer, PORTFOLIO FINANCIAL SERVICES COMPANY, as Backup Servicer, SUNTRUST BANK, as Lender, SUNTRUST ROBINSON HUMPHREY, INC., as Administrator, SUNTRUST ROBINSON HUMPHREY, INC., as Facility Agent for the Lenders and THE OTHER LENDERS AND ADMINISTRATORS FROM TIME TO TIME PARTIES THERETO. Capitalized terms used herein but not otherwise defined herein have the meanings set forth in the Agreement.

[                    ] (the “Assignor”) and [                    ] (the “Assignee”) agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, without recourse and without representation and warranty, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to all of the Assignor’s rights and obligations under the Agreement and the other Transaction Documents. Such interest, expressed as a pro rata share of all rights and obligations of the Assignor, shall be equal to the percentage equivalent of a fraction the numerator of which is $[        ] and the denominator of which is the total Commitments of all Lenders. After giving effect to such sale and assignment, the Assignee’s Commitment will be as set forth on the signature page hereto.

2. [In consideration of the payment of $[        ], being [    ]% of the existing outstanding principal amount of the Loans, and of $[        ], being [    ]% of the aggregate unpaid accrued interest thereon, receipt of which payment is hereby acknowledged, the Assignor hereby assigns to the Facility Agent for the account of the Assignee, and the Assignee hereby purchases from the Assignor, a [    ]% interest in and to all of the Assignor’s right, title and interest in and to the outstanding principal amount of the Loans purchased by the Assignee on [            ], 20[    ] under the Agreement.]

3. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Adverse Claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement, any other Transaction Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement or the Receivables, any other Transaction Document or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any of the SPV or the Servicer or the Originator or the performance or observance by any of the SPV, the Servicer or the Originator of any of its obligations under the Agreement, any other Transaction Document, or any instrument or document furnished pursuant thereto.

4. The Assignee (i) confirms that it has received a copy of the Agreement and the First Tier Agreement together with copies of the financial statements referred to in Section 5.1 of

Exh. A-1

the Agreement, to the extent delivered through the date of this Assignment and Assumption Agreement (the “Assignment”), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment; (ii) agrees that it will, independently and without reliance upon the Facility Agent, any of its Affiliates, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement and any other Transaction Document; (iii) appoints and authorizes the Facility Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Agreement and the other Transaction Documents as are delegated to the Facility Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Agreement are required to be performed by it as a Lender; and (v) specifies as its address for notices and its account for payments the office and account set forth beneath its name on the signature pages hereof.

5. The effective date for this Assignment shall be the later of (i) the date on which the Facility Agent receives this Assignment executed by the parties hereto and receives the consent of the [applicable] Administrator, on behalf of the Lender, and (ii) the date of this Assignment (the “Effective Date”). Following the execution of this Assignment and the consent of the [applicable] Administrator, on behalf of the Lender, this Assignment will be delivered to the Facility Agent for acceptance and recording.

6. Upon such acceptance and recording, as of the Effective Date, (i) the Assignee shall be a party to the Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Agreement.

7. Upon such acceptance and recording, from and after the Effective Date, the Facility Agent shall make all payments under the Agreement in respect of the interest assigned hereby (including, without limitation, all payments in respect of such interest in outstanding principal of the Loans and all accrued and unpaid interest thereon and fees to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Agreement for periods prior to the Effective Date directly between themselves.

8. The Assignee shall not be required to fund hereunder an aggregate amount at any time outstanding in excess of $[        ].

9. The Assignor agrees to pay the Assignee its pro rata share of fees in an amount equal to the product of (a) [        ] per annum and (b) the [Commitment] during the period after the Effective Date for which such fees are owing and paid by the SPV pursuant to the Agreement.

10. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CONFLICTS OF LAW PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Exh. A-2

11. This agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire Agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

12. If any one or more of the covenants, agreements, provisions or terms of this agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, or terms of this agreement and shall in no way affect the validity or enforceability of the other provisions of this agreement.

13. This agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery by facsimile of an executed signature page of this agreement shall be effective as delivery of an executed counterpart hereof.

14. This agreement shall be binding on the parties hereto and their respective successors and assigns.

Exh. A-3

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

[ASSIGNOR]

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

Exh. A-4

Consented to this day of 201

[ ], as Administrator for [name of the Lender]

By:
Name:
Title:

Consented to this day of 201

SUNTRUST ROBINSON HUMPHREY, INC. as the Facility Agent

By:
Name:
Title:

Consented to this day of 201

CCG RECEIVABLES III, LLC

By:
Name:
Title:

Exh. A-5

Exhibit B

Form of Contract[s]

Exh. B-1

Exhibit C

Credit and Collection Policies and Practices

Exh. C-1

Exhibit D

Form of Borrowing Request

CCG RECEIVABLES III, LLC, a Delaware limited liability company (the “SPV”), pursuant to Section 2.2(a) of the AMENDED AND RESTATED LOAN AND ADMINISTRATION AGREEMENT dated as of December 31, 2014 (as it may be amended or otherwise modified from time to time, the “Agreement”) among COMMERCIAL CREDIT GROUP INC., a Delaware corporation, individually and as initial Servicer, PORTFOLIO FINANCIAL SERVICING COMPANY, a Delaware corporation, as Backup Servicer, SUNTRUST BANK, as Lender, SUNTRUST ROBINSON HUMPHREY, INC., as Administrator, SUNTRUST ROBINSON HUMPHREY, INC., as the Facility Agent for the Lenders, and THE OTHER LENDERS AND ADMINISTRATORS FROM TIME TO TIME PARTIES HERETO hereby requests that the [Lender] make a Loan to the SPV pursuant to the following instructions:

Borrowing Date:
Principal Amount of Loan requested:
Beginning aggregate outstanding principal amount of the Loans
Ending aggregate outstanding principal amount of the Loans
Account to be credited:

Please credit the above-mentioned account on the Borrowing Date. Capitalized terms used herein and not otherwise defined herein have the meaning assigned to them in the Agreement.

The SPV hereby certifies as of the date hereof that the conditions precedent to such Loan set forth in Section 4.2 of the Agreement have been satisfied, and that all of the representations and warranties made in Section 3.1 of the Agreement are true and correct on and as of the Borrowing Date, both before and after giving effect to the Loan. After giving effect to the proposed Loan, there will no Borrowing Base Deficit as calculated pursuant to the [Servicer Report] [Borrowing Base Certificate] delivered to the Facility Agent on             , 201  .

CCG Receivables III, LLC

Dated:	By:
Name:
Title:

Exh. D-1

Exhibit E

[Reserved]

Exh. E-1

Exhibit F

Form of Servicer Report

Exh. F-1

Exhibit G

CCG RECEIVABLES III, LLC

FORM OF BORROWING BASE CERTIFICATE

DATE:             , 201

The undersigned does hereby certify as of the date hereof and pursuant to the Amended and Restated Loan and Administration Agreement dated December 31, 2014 (the “Loan Agreement”) among CCG Receivables III, LLC, as the SPV, Commercial Credit Group Inc. (“CCG”) as Servicer, SunTrust Bank, as the Lender, and SunTrust Robinson Humphrey, Inc. as the Facility Agent, the SPV hereby represents, warrants and certifies to the Lenders and the Facility Agent that (a) the information set forth in this Borrowing Base Certificate is correct as of the date hereof, (b) the representations and warranties made in Section 3.1 of the Loan Agreement are true and correct on and as of the date hereof and (c) as of the date of this Borrowing Base Certificate, there exists no Potential Termination Event or Termination Event.

Except as otherwise provided in this Borrowing Base Certificate, all defined terms in the Loan Agreement have the same meanings in this Borrowing Base Certificate.

Borrowing Base Calculation:

	Outstanding Balance of Eligible Receivables as of most recent Month End Date:	$

+	Outstanding Balance of Eligible Receivables added since the most recent Month End Date but prior to the date hereof:	$

+	Outstanding Balance of Eligible Receivables added on the date hereof:	$

-	Excess Concentration Amount as of the date hereof:	$

=	Net Pool Balance as of the date hereof:	$

-	Required Reserve as of the date hereof:	$

-	Custodial Failure Amount as of the date hereof:

=	Borrowing Base as of the date hereof:	$

	Loans outstanding as of the date hereof:	$

+	Amount of Loans requested on the Borrowing Date:	$

=	Loans outstanding after the Borrowing Date:	$

Borrowing Base Compliance as of the date of this Certificate?

Exh. G-1

Exhibit G

IN WITNESS WHEREOF, the undersigned has duly executed this Report.

COMMERCIAL CREDIT GROUP INC.

By:
Title:
Date:

Exh. G-2

Exhibit H

[Reserved]

Exhibit I

FORM OF LENDER JOINDER AGREEMENT

JOINDER AGREEMENT (this “Agreement”), dated as of             , 201   by and between CCG RECEIVABLES III, LLC, a Delaware limited liability company (the “SPV”), and                      (the “Additional Lender”).

W I T N E S S E T H:

WHEREAS, the SPV, Commercial Credit Group Inc., SunTrust Bank (“SunTrust”) and SunTrust Robinson Humphrey, Inc., as Administrator for SunTrust and the Facility Agent, and the other Lenders and Administrators party thereto, have heretofore entered into an Amended and Restated Loan and Administration Agreement dated as of December 31, 2014 (as the same may from time to time be amended, modified or supplemented, the “Loan Agreement”);

WHEREAS, the Additional Lender desires to join the Loan Agreement as a Lender thereto; and

WHEREAS, pursuant to Section 13.8(g) of the Loan Agreement, the execution and delivery of this Joinder Agreement is a condition precedent to the Additional Lender becoming a party to, and a Lender under, the Loan Agreement;

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Loan Agreement.

Section 2. Joinder in the Loan Agreement. The Additional Lender hereby joins the Loan Agreement as a Lender and accepts and agrees to be bound by all of the terms and conditions applicable to a Lender thereof, and the SPV hereby consents to such joinder of the Loan Agreement by the Additional Lender. The Additional Lender confirms the appointment and authorization, pursuant to Section 10.1 of the Loan Agreement, of the Facility Agent.

Section 3. “Lender” and “Administrator” under the Transaction Documents. The Additional Lender shall henceforth be deemed a “Lender” and its administrator, if any, shall be deemed an “Administrator” for all purposes of the Loan Agreement and the other Transaction Documents to the same extent as existing Lenders are deemed “Lenders” and existing Administrators are deemed “Administrators” under such agreements and documents.

Section 4. Obligations of the SPV. The obligations of the SPV to the Additional Lender shall be secured by the Affected Assets pursuant to the terms of the Loan Agreement with all other obligations of the SPV to all other Lenders and the Facility Agent in accordance with the terms of the Loan Agreement and the other Transaction Documents.

Section 5. Commitment. The amount of the Additional Lender’s Commitment is [                     Dollars ($        )].

Exh. I-1

Section 6. Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary or convenient, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

Section 7. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without reference to its principles of conflict of laws.

Section 8. Notices. The address of the Additional Lender for purposes of Section 13.3 of the Loan Agreement is                                                                                   unless changed in accordance with the terms thereof.

[Remainder of page intentionally left blank; signatures to follow]

Exh. I-2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

[ADDITIONAL LENDER]

By:
Name:
Title:

CCG RECEIVABLES III, LLC, as SPV

By:
Name:
Title:

Exh. I-3

Exhibit J

FORM OF NOTICE OF LOAN REDUCTION

CCG RECEIVABLES III, LLC (the “SPV”), pursuant to Section 2.8(a) of the AMENDED AND RESTATED LOAN AND ADMINISTRATION AGREEMENT dated as of December 31, 2014 (as it may be amended or otherwise modified from time to time, the “Agreement”) among CCG RECEIVABLES III, LLC, a Delaware limited liability company, COMMERCIAL CREDIT GROUP INC., a Delaware corporation, individually and as initial Servicer, SUNTRUST BANK, as Lender, SUNTRUST ROBINSON HUMPHREY, INC., as Administrator, SUNTRUST ROBINSON HUMPHREY, INC., as the Facility Agent for the Lenders, and THE OTHER LENDERS AND ADMINISTRATORS FROM TIME TO TIME PARTIES HERETO hereby provides written notice to the Facility Agent that the SPV will be making a voluntary prepayment of a Loan to the SPV as follows:

Date of Prepayment:
Principal Amount of Loan being prepaid:
Beginning aggregate outstanding principal amount of the Loans
Ending aggregate outstanding principal amount of the Loans
Account to be credited:

The above-mentioned account will be credited on the Date of Prepayment. Capitalized terms used herein and not otherwise defined herein have the meaning assigned to them in the Agreement.

CCG Receivables III, LLC

Dated:	By:
Name:
Title:

Exh. J-1